Exhibit 2.1

IN THE UNITED STATES BANKRUPTCY COURT

SOUTHERN DISTRICT OF TEXAS

HOUSTON DIVISION

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In re:	§	Chapter 11
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ULTRA PETROLEUM CORP., et al.,[1]	§	Case No. 20-32631 (MI)
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Debtors.	§	(Jointly Administered)
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	§	Re: Docket Nos. 18, 704

ORDER APPROVING THE DEBTORS’ DISCLOSURE STATEMENT

AND CONFIRMING THE SECOND AMENDED JOINT CHAPTER 11 PLAN OF

REORGANIZATION OF ULTRA PETROLEUM AND ITS DEBTOR AFFILIATES

The above-captioned debtors (collectively, the “Debtors”) having:

a.

distributed, on or about May 14, 2020 (the “Petition Date”) (i) the Joint Chapter 11 Plan of Reorganization of Ultra Petroleum and Its Debtor Affiliates [Docket No. 20] (as modified, amended, or supplemented from time to time, the “Plan”) attached hereto as Exhibit A, (ii) the Disclosure Statement for the Joint Chapter 11 Plan of Reorganization of Ultra Petroleum and Its Debtor Affiliates [Docket No. 18] (the “Disclosure Statement”),[2] and (iii) ballots for voting on the Plan to holders of Claims in Class 3 (First Lien RBL Claims), Class 4 (First Lien Term Loan Claims), Class 5 (Second Lien Notes Claims), and Class 6 (General Unsecured Claims), in accordance with the terms of title 11 of the United States Code, 11 U.S.C. §§ 101-1532 (the “Bankruptcy Code”), the Federal Rules of Bankruptcy Procedure (the “Bankruptcy Rules”), the Bankruptcy Local Rules of the United States Bankruptcy Court for the Southern District of Texas (the “Bankruptcy Local Rules”);

b.	commenced, on the Petition Date, these Chapter 11 Cases by filing voluntary petitions for relief under chapter 11 of the Bankruptcy Code;

1

The Debtors in these chapter 11 cases and the last four digits of each Debtor’s federal tax identification number (if any) are the following: Ultra Petroleum Corp. (3838); Keystone Gas Gathering, LLC (N/A); Ultra Resources, Inc. (0643); Ultra Wyoming, LLC (6117); Ultra Wyoming LGS, LLC (0378); UP Energy Corporation (4296); UPL Pinedale, LLC (7214); and UPL Three Rivers Holdings, LLC (7158). The Debtors’ service address is 116 Inverness Drive East, Suite 400, Englewood, Colorado 80112.

2

Capitalized terms used but not otherwise defined herein have the meanings ascribed to them in the Plan, the Disclosure Statement, or the Bankruptcy Code (as defined herein), as applicable. The rules of interpretation set forth in Article I.B of the Plan apply.

c.	Filed,[3] on or immediately after the Petition Date:

(i)	the Plan and the Disclosure Statement;

(ii)

the Debtors’ Emergency Motion for Entry of an Order (I) Scheduling A Combined Disclosure Statement Approval and Plan Confirmation Hearing, (II) Conditionally Approving the Disclosure Statement, (III) Approving the Confirmation Timeline, Solicitation and Voting Procedures, Solicitation Package, Notices, and the Rights Offering Procedures and Related Materials, and (IV) Waving the Requirement to Hold the Creditors’ Meeting and File SOFAs and Schedules [Docket No. 29] (the “Scheduling Motion”);

(iii)	the Declaration of Brad Johnson in Support of Chapter 11 Petitions and First Day Motions [Docket No. 14] (the “First Day Declaration”), detailing the facts and circumstances of these Chapter 11 Cases;

(iv)	the Affidavit of Service of Solicitation Materials [Docket No. 150] (together with all the exhibits thereto, the “Solicitation Materials Affidavit”);

d.

served, on or about May 15, 2020, the Notice of Non-Voting Status to Holders or Potential Holders of Interests (Other Than Intercompany Interests) and Opt Out Form [Docket No. 150, Exhibit G] (the “Interests Notice of Non-Voting Status”) on all holders or potential holders of Interests in non-voting classes which informed recipients of (i) their status as holders or potential holders of Claims or Interests in non-voting classes, (ii) provided the full text of the release, exculpation, and injunction provisions set forth in the Plan, (iii) included a form by which holders could elect to opt out of the Third-Party Release by checking a prominently featured and clearly labeled box, and (iv) enclosed a postage prepaid, return-addressed envelope in which holders could return their opt out elections to the Solicitation Agent;

e.

served, on or about May 18, 2020, the Notice of Non-Voting Status to Holders or Potential Holders of Claims and Opt Out Form [Docket No. 150, Exhibit F] (the “Notice of Non-Voting Status and Opportunity to Opt Out”) on all holders or potential holders of Claims or Interests in non-voting classes which informed recipients of (i) their status as holders or potential holders of Claims or Interests in non-voting classes, (ii) provided the full text of the release, exculpation, and injunction provisions set forth in the Plan, (iii) included a form by which holders could elect to opt out of the Third-Party Release by checking a prominently featured and clearly labeled box, and (iv) enclosed a postage prepaid, return-addressed envelope in which holders could return their opt out elections to the Solicitation Agent;

3	Unless otherwise indicated, use of the term “Filed” herein refers also to the service of the applicable document filed on the docket in these Chapter 11 Cases, as applicable.

f.	published, on May 19, 2020, and May 20, 2020, the Notices in The New York Times and USA Today, respectively, as evidenced by the Affidavits of Publication [Docket Nos. 131 and 138, respectively];

g.

served, on or about May 22, 2020, the Notice of Combined Hearing to Approve the Disclosure Statement and Confirm the Plan on all known parties in interest, which informed recipients of (i) the commencement of these Chapter 11 Cases on May 14, 2020, (ii) the Court scheduled a combined hearing to consider approval of the Disclosure Statement and confirmation of the Plan on June 17, 2020, (the “Combined Hearing”), (iii) key dates and information regarding approval of the Disclosure Statement and confirmation of the Plan and the Objection Deadline, (iv) the methods by which parties may request copies of the Plan, Disclosure Statement, and Restructuring Support Agreement, and (v) the full text of the release, exculpation, and injunction provisions set forth in the Plan;

h.

served, on or about July 10, 2020, the Notice of Rescheduled Combined Hearing to Approve the Disclosure Statement and Confirm the Plan and Related Matters (the “Confirmation Notice,” and, together with the Interests Notice of Non-Voting Status, Notice of Non-Voting Status and Opportunity to Opt-Out, and each of the notices as included as exhibits to the Solicitation Materials Affidavit, the “Notices”) on all known parties in interest, which informed recipients of (i) the rescheduled Combined Hearing to August 10, 2020, (iii) key dates and information regarding approval of the Disclosure Statement and confirmation of the Plan and the Objection Deadline, (iv) the methods by which parties may request copies of the Plan, Disclosure Statement, and Restructuring Support Agreement, and (v) the full text of the release, exculpation, and injunction provisions set forth in the Plan;

i.	filed, on August 4, 2020, the Notice of Filing Plan Supplement [Docket No. 547] (the “First Plan Supplement”);

j.	filed, on August 4, 2020, the Amended Joint Chapter 11 Plan of Reorganization of Ultra Petroleum and its Debtor Affiliates [Docket No. 548];

k.

filed, on August 7, 2020, the Declaration of Alex Orchowski of Prime Clerk LLC Regarding Solicitation of Votes and Tabulation of Ballots Cast on the Joint Chapter 11 Plan of Reorganization of Ultra Petroleum and Its Debtor Affiliates [Docket No. 605], which accounts for ballots received up to the Voting Deadline (the “Voting Report”);

l.

filed, on August 7, 2020, the Memorandum of Law in (I) Support of an Order Approving the Debtors’ Disclosure Statement, the Sale of the Technology Business, and Confirming the Joint Chapter 11 Plan of Reorganization of Ultra Petroleum and Its Debtor Affiliates and Omnibus Reply to Objections Thereto [Docket No. 607] (the “Confirmation Brief”);

m.

filed, on August 7, 2020, the Declaration of Brad Johnson in Support of Confirmation of the Debtors’ Joint Chapter 11 Plan of Reorganization of Ultra Petroleum and its Debtor Affiliates [Docket No. 608] (the “Johnson Declaration”);

n.

filed, on August 7, 2020, the Notice of Filing Amended Plan Supplement [Docket No. 609] (the “Amended Plan Supplement” and, together with the First Plan Supplement, the “Plan Supplement,” and which, for purposes of the Plan and this Confirmation Order, is included in the definition of “Plan”);

o.	filed, on August 7, 2020, the Notice of Filing Backstop Commitment Agreement [Docket No. 610] (the “Backstop Notice”);

p.

filed, on August 19, 2020, the Second Amended Joint Chapter 11 Plan of Reorganization of Ultra Petroleum and its Debtor Affiliates [Docket No. 704] (as modified, amended, or supplemented from time to time, including, without limitation, by the Plan Supplement, the “Plan”); and

q.	operated their businesses and managed their properties during these Chapter 11 Cases as debtors in possession pursuant to sections 1107(a) and 1108 of the Bankruptcy Code.

The Court having:

a.

entered, on May 15, 2020, the Order (I) Scheduling a Combined Disclosure Statement Approval and Plan Confirmation Hearing, (II) Conditionally Approving the Disclosure Statement, (III) Approving the Confirmation Timeline, Solicitation and Voting Procedures, Solicitation Package, Notices, and the Rights Offering Procedures and Related Materials, and (IV) Waiving the Requirement to Hold the Creditors’ Meeting and Files SOFAS and Schedules [Docket No. 62] (the “Scheduling Order”);

b.

entered, on June 11, 2020, the Stipulation and Agreed Order (I) Extending the Voting Deadline, (II) Adjourning the Plan Confirmation and Disclosure Statement Hearing and (III) Extending the Official Committee of Unsecured Creditors’ Deadline for Objecting to Approval of the Plan and Disclosure Statement [Docket No. 249];

c.

set August 10, 2020, at 9:00 a.m. (prevailing Central Time), as the date and time for the Combined Hearing, pursuant to sections 1125, 1126, 1128, and 1129 of the Bankruptcy Code and Bankruptcy Rules 3017 and 3018, as set forth in the Scheduling Order;

d.

reviewed the Plan, the Disclosure Statement, the Scheduling Motion, the Plan Supplement, the Confirmation Brief, the Voting Report, the Notices, the Solicitation Materials Affidavit, and all Filed pleadings, exhibits, statements, and comments regarding approval of the Disclosure Statement and confirmation of the Plan, including all objections, statements, and reservations of rights;

e.	considered the sale transactions incorporated and described in the Plan;

f.	held the Combined Hearing;

g.	heard the statements and arguments made by counsel in respect of approval of the Disclosure Statement and Confirmation;

h.	considered all oral representations, testimony, documents, filings, and other evidence regarding approval of the Disclosure Statement and Confirmation; and

i.	taken judicial notice of all pleadings and other documents Filed, all orders entered, and all evidence and arguments presented in these Chapter 11 Cases.

NOW, THEREFORE, it appearing to the Court that notice of the Combined Hearing and the opportunity for any party in interest to object to approval of the Disclosure Statement and Confirmation having been adequate and appropriate as to all parties affected or to be affected by the Plan and the transactions contemplated thereby, and the legal and factual bases set forth in the documents Filed in support of approval of the Disclosure Statement and Confirmation and other evidence presented at the Combined Hearing establish just cause for the relief granted herein; and after due deliberation thereon and good cause appearing therefor, the Court makes and issues the following findings of fact and conclusions of law, and orders:

FINDINGS OF FACT AND CONCLUSIONS OF LAW

IT IS DETERMINED, FOUND, ADJUDGED, DECREED, AND ORDERED THAT:

A. Findings and Conclusions.

1. The findings and conclusions set forth herein and in the record of the Combined Hearing constitute the Court’s findings of fact and conclusions of law under Rule 52 of the Federal Rules of Civil Procedure, as made applicable herein by Bankruptcy Rules 7052 and 9014. To the extent any of the following conclusions of law constitute findings of fact, or vice versa, they are adopted as such.

B. Jurisdiction, Venue, and Core Proceeding.

2. This Court has jurisdiction over this proceeding and the parties and property affected hereby pursuant to 28 U.S.C. § 1334. Consideration of whether the Disclosure Statement and the Plan comply with the applicable provisions of the Bankruptcy Code constitutes a core proceeding as defined in 28 U.S.C. § 157(b)(2). This Court may enter a final order consistent with Article III of the United States Constitution. Venue is proper in this district pursuant to sections 1408 and 1409 of title 28 of the United States Code.

C. Eligibility for Relief.

3. The Debtors were and are entities eligible for relief under section 109 of the Bankruptcy Code.

D. Commencement and Joint Administration of these Chapter 11 Cases.

4. On the Petition Date, each of the Debtors commenced a voluntary case under chapter 11 of the Bankruptcy Code. In accordance with the Order Directing Joint Administration of Chapter 11 Cases [Docket No. 36], these Chapter 11 Cases have been consolidated for procedural purposes only and are being jointly administered pursuant to Bankruptcy Rule 1015. Since the Petition Date, the Debtors have operated their businesses and managed their properties as debtors in possession pursuant to sections 1107(a) and 1108 of the Bankruptcy Code. No trustee or examiner has been appointed in these Chapter 11 Cases. On May 29, 2020, a statutory committee of unsecured creditors (the “Unsecured Creditors Committee”) was appointed pursuant to section 1102 of the Bankruptcy Code in these Chapter 11 Cases [Docket No. 174].

E. Modifications to the Plan.

5. Pursuant to section 1127 of the Bankruptcy Code, any modifications to the Plan described or set forth in this Confirmation Order constitute technical or clarifying changes, changes with respect to particular Claims by agreement with holders of such Claims, or modifications that do not otherwise materially and adversely affect or change the treatment of any other Claim or Interest under the Plan. These modifications are consistent with the disclosures previously made pursuant to the Disclosure Statement and notice of these modifications was adequate and appropriate under the facts and circumstances of these Chapter 11 Cases. In accordance with Bankruptcy Rule 3019, these modifications do not require additional disclosure under section 1125 of the Bankruptcy Code or the resolicitation of votes under section 1126 of the Bankruptcy Code, and they do not require that holders of Claims or Interests be afforded an opportunity to change previously cast acceptances or rejections of the Plan. Accordingly, the Plan is properly before this Court and all votes cast with respect to the Plan prior to such modification shall be binding and shall apply with respect to the Plan.

F. Burden of Proof—Confirmation of the Plan.

6. The Debtors, as proponents of the Plan, have met their burden of proving the applicable elements of sections 1129(a) and 1129(b) of the Bankruptcy Code by a preponderance of the evidence, which is the applicable evidentiary standard for Confirmation. In addition, and to the extent applicable, the Plan is confirmable under the clear and convincing evidentiary standard.

G. Notice.

7. As evidenced by the Solicitation Materials Affidavit and the Voting Report, the Debtors provided due, adequate, and sufficient notice of the commencement of these Chapter 11 Cases, the Disclosure Statement, the Plan, the Combined Hearing, and the opportunity to opt out of the Third-Party Release, together with all deadlines for voting to accept or reject the Plan as well as objecting to the Disclosure Statement and the Plan to all noteholders of record, the full creditor matrix, the Core/2002 list, and all equity holders of record. Further, the Confirmation Notice was published in The New York Times and the USA Today on May 19, 2020 and May 20, 2020, respectively, in compliance with Bankruptcy Rule 2002(I). Such notice was adequate and sufficient under the facts and circumstances of these Chapter 11 Cases in compliance with the Bankruptcy Code, the Bankruptcy Rules, the Bankruptcy Local Rules, and the Scheduling Order. No other or further notice is or shall be required.

H. Disclosure Statement.

8. The Disclosure Statement contains (a) sufficient information of a kind necessary to satisfy the disclosure requirements of all applicable nonbankruptcy laws, rules, and regulations, including the Securities Act, and (b) “adequate information” (as such term is defined in section 1125(a) of the Bankruptcy Code and used in section 1126(b)(2) of the Bankruptcy Code) with respect to the Debtors, the Plan, and the transactions contemplated therein. The filing of the Disclosure Statement with the clerk of the Court satisfied Bankruptcy Rule 3016(b).

I. Ballots.

9. The Classes of Claims and Interests entitled under the Plan to vote to accept or reject the Plan (the “Voting Classes”) are set forth below:

Class	Designation
Class 3	First Lien RBL Claims
Class 4	First Lien Term Loan Claims
Class 5	Second Lien Notes Claims
Class 6	General Unsecured Claims

10. The form of ballots attached to the Solicitation Materials Affidavit as Exhibit B, Exhibit C, and Exhibit D (the “Ballots”) that the Debtors used to solicit votes to accept or reject the Plan from holders in the Voting Classes adequately addressed the particular needs of these Chapter 11 Cases and were appropriate for holders in the Voting Classes to vote to accept or reject the Plan.

J. Solicitation.

11. As described in the Voting Report, the solicitation of votes on the Plan complied with the solicitation procedures set forth in Article IX of the Disclosure Statement (the “Solicitation Procedures”), was appropriate and satisfactory based upon the circumstances of these Chapter 11 Cases, and was in compliance with the provisions of the Bankruptcy Code, the Bankruptcy Rules, the Bankruptcy Local Rules, and any other applicable rules, laws, and regulations, including the registration requirements under the Securities Act.

12. As described in the Voting Report and the Solicitation Materials Affidavit, as applicable, prior to the commencement of these Chapter 11 Cases, the Plan, the Debtors’ cover letter in support of the Plan, the Disclosure Statement, the Notices, and the appropriate Ballots (collectively, the “Solicitation Packages”) were transmitted and served, including to all holders in the Voting Classes, in compliance with the Bankruptcy Code, including sections 1125 and 1126 thereof, the Bankruptcy Rules, including Bankruptcy Rules 3017 and 3018, the Bankruptcy Local Rules, the Scheduling Order, and any applicable nonbankruptcy law. Transmission and service of the Solicitation Packages was timely, adequate, and sufficient under the facts and circumstances of these Chapter 11 Cases. No further notice is required.

13. As set forth in the Voting Report, the Solicitation Packages were distributed to holders in the Voting Classes that held a Claim or Interest as of May 14, 2020 (the “Voting Record Date”). The establishment and notice of the Voting Record Date were reasonable and sufficient.

14. The period during which the Debtors solicited acceptances or rejections to the Plan was a reasonable and sufficient period of time for each holder in the Voting Classes to make an informed decision to accept or reject the Plan.

15. Under section 1126(f) of the Bankruptcy Code, holders of Claims in Class 1 (Other Secured Claims), Class 2 (Other Priority Claims), and Class 7 (Ongoing Trade Claims)

(collectively, the “Unimpaired Classes”) are Unimpaired and conclusively presumed to have accepted the Plan. The Debtors were not required to solicit votes from the holders of Claims and Interests in Class 10 (Interests in Ultra Petroleum), Class 11 (Interests in UP Energy), Class 12 (Section 510(b) Claims), and Class 13 (Non-Debtor Interests) (collectively, the “Deemed Rejecting Classes”), which were Impaired and deemed to reject the Plan. Holders of Claims and Interests in Class 8 (Intercompany Claims) and Class 9 (Intercompany Interests) (the “Presumed Accepting/Deemed Rejecting Classes” and, together with the Unimpaired Classes and the Deemed Rejecting Classes, the “Non-Voting Classes”) are Unimpaired and conclusively presumed to have accepted the Plan (to the extent reinstated) or are Impaired and deemed to reject the Plan (to the extent cancelled), and, in either event, are not entitled to vote to accept or reject the Plan.

16. Nevertheless, the Debtors served the Notices on the entire creditor matrix and all equity holders of record, as applicable. The Notices adequately summarized the material terms of the Plan, including classification and treatment of claims and the release, exculpation, and injunction provisions of the Plan. Further, because the Opt Out Form was included in the Ballots, the Notice of Non-Voting Status and Opportunity to Opt Out, and the Interests Notice of Non-Voting Status, every known stakeholder, including unimpaired creditors and equity holders, was provided with the means by which they can opt out of the Third-Party Release, including pre-addressed prepaid return envelopes. The Debtors served the Notices on the full creditor matrix and all equity holders of record.

K. Voting.

17. As evidenced by the Voting Report, votes to accept or reject the Plan have been solicited and tabulated fairly, in good faith, and in compliance with the Bankruptcy Code, the Bankruptcy Rules, the Bankruptcy Local Rules, the Disclosure Statement, and any applicable nonbankruptcy law, rule, or regulation.

L. Plan Supplement.

18. The Plan Supplement complies with the Bankruptcy Code and the terms of the Plan, and the filing and notice of such documents are good and proper in accordance with the Bankruptcy Code, the Bankruptcy Rules, and the Bankruptcy Local Rules, and all other applicable rules, laws, and requirements, and no other or further notice is required. All documents included in the Plan Supplement are integral to, part of, and incorporated by reference into the Plan. Subject to the terms of the Plan, and only consistent therewith, the Debtors reserve the right to alter, amend, update, or modify the Plan Supplement before the Effective Date, subject to the terms of the Restructuring Support Agreement. The Notice Parties and holders of Claims and Interests were provided due, adequate, and sufficient notice of the Plan Supplement.

M. Rights Offering.

19. On the Effective Date, the Debtors shall consummate the Rights Offering, through which each Rights Offering Participant, subject to the terms and conditions set forth in the Plan and the Rights Offering Procedures, shall have the opportunity to purchase Rights Offering Securities at the Per Share Purchase Price. The Per Share Purchase Price shall be payable in cash. On the date that is the deadline for exercising Subscription Rights, Rights Offering Participants (other than the Backstop Parties) were required to fund into an escrow account the aggregate Per Share Purchase Price for Subscription Rights exercised by such Rights Offering Participants. The Backstop Parties will not be required to fund their respective commitments under the Backstop Purchase Agreement or the aggregate Per Share Purchase Price for Subscription Rights exercised by them in connection with the Rights Offering until the date that is three (3) Business Days prior to the anticipated Effective Date (but in no event shall such date be less than five (5) Business Days after the date on which the Backstop Funding Notice (as defined in the Backstop Purchase Agreement) is delivered to the Backstop Parties).

20. The Rights Offering Securities (including the Commitment Premium) will dilute the New Interests issued on account of the First Lien Distribution, but will not dilute the New Interests issued on account of the Second Lien Notes Distribution (other than for any dilution on account of the exercise of the warrants that are issued in connection with the Exit Term Loans if the Exit Term Loans are made) or the Management Incentive Plan. There were no over-subscription privilege in the Rights Offering, such that any Rights Offering Securities that were not subscribed for and purchased by a Rights Offering Participant will not be offered to other Rights Offering Participants, but rather will be purchased by the Backstop Parties pursuant to their respective commitments under the Backstop Purchase Agreement. The Subscription Rights received by each Rights Offering Participant shall not be transferable, except as set forth in the Rights Offering Procedures. The Rights Offering shall be conducted and implemented in accordance with the Rights Offering Procedures.

21. For the avoidance of doubt, the percentage ownership attributable to the Rights Offering Securities (subject to dilution by the Management Incentive Plan) will be equal to the aggregate cash purchase price of the Rights Offering Securities divided by the Assumed Equity Value, and the percentage ownership attributable to the Commitment Premium will be equal to 7.5% of the maximum Rights Offering Amount minus the amount of Commitment Premium in the form of additional Exit Term Loans divided by the Assumed Equity Value.

22. The Rights Offering shall be backstopped by the Backstop Parties in accordance with the terms and subject to the conditions of the Backstop Purchase Agreement. Subject to, and in accordance with the Backstop Purchase Agreement, as consideration for the commitments of the Backstop Parties under the Backstop Purchase Agreement, the Backstop Parties shall receive the Commitment Premium, which shall be deemed fully earned as of the date of the Restructuring

Support Agreement. The commitments of the Backstop Parties under the Backstop Purchase Agreement will be several, not joint, obligations of the Backstop Parties, such that no Backstop Party shall be liable or otherwise responsible for the commitments of any other Backstop Party under the Backstop Purchase Agreement. Any Backstop Party’s rights, obligations or interests under the Backstop Purchase Agreement may be freely assigned, delegated or transferred, in whole or in part, by such Backstop Party to (a) any other Backstop Party, (b) any Affiliate (as defined in the Restructuring Support Agreement) of a Backstop Party, or (c) any other Person that is approved in writing by the Requisite Backstop Parties prior to such assignment, delegation or transfer. On the Effective Date, the proceeds of the Rights Offering shall be used, among other things: (i) to repay in full in cash all Allowed DIP Claims, (ii) to pay the Exit RBL Lender Cash Election Amount to each holder of an Allowed First Lien RBL Claim that makes an Exit RBL Lender Cash Election, and (iii) for investment opportunities that are approved by the Debtors and the Requisite Backstop Parties.

N. Certain Securities Law Matters.

23. The offering, issuance, and distribution of the New Interests, as contemplated by Article IV.C of the Plan, shall be exempt from, among other things, the registration and prospectus delivery requirements under the Securities Act or any similar federal, state, or local laws in reliance upon section 1145 of the Bankruptcy Code to the maximum extent permitted and applicable and, to the extent that reliance on such section is either not permitted or not applicable, the exemption set forth in section 4(a)(2) of the Securities Act. All shares of New Interests issued pursuant to the exemption from registration set forth in section 4(a)(2) of the Securities Act or Regulation D promulgated thereunder will be considered “restricted securities” and may not be transferred except pursuant to an effective registration statement under the Securities Act or an available exemption therefrom to the extent that the New Interests are issued to “accredited investors” as that term is defined in Rule 501 of Regulation D promulgated under the Securities Act.

24. Persons who acquire the New Interests pursuant to the exemption from registration set forth in section 4(a)(2) of the Securities Act or Regulation D promulgated thereunder will hold “restricted securities.” Resales of such restricted securities would not be exempted by section 1145 of the Bankruptcy Code from registration under the Securities Act or other applicable law. Holders of restricted securities would, however, be permitted to resell New Interests without registration if they are able to comply with the applicable provisions of Rule 144 or Rule 144A under the Securities Act (if available) or any other registration exemption under the Securities Act, or if such securities are registered with the Securities and Exchange Commission.

25. All shares of New Interests issued to holders of Allowed First Lien Claims and Allowed Second Lien Notes Claims on account of their Claims will be issued without registration under the Securities Act or any similar federal, state, or local law in reliance on Section 1145(a) of the Bankruptcy Code, to the extent available. All shares of New Interests issued pursuant to the Backstop Purchase Agreement or in the Rights Offering, including shares of New Interests that constitute the Commitment Premium will be issued without registration under the Securities Act or any similar federal, state, or local law in reliance on section 4(a)(2), of the Securities Act.

26. Should the Debtors or the Reorganized Debtors, as applicable, elect on or after the Effective Date to reflect any ownership of the New Interests (to the extent they are deemed to be securities) to be issued under the Plan through the facilities of DTC, the Debtors or the Reorganized Debtors, as applicable, need not provide any further evidence other than the Plan or the Confirmation Order with respect to the treatment of the New Interests (to the extent they are deemed to be securities) to be issued under the Plan under applicable securities laws. DTC shall be required to accept and conclusively rely upon the Plan and this Confirmation Order in lieu of a legal opinion regarding whether the New Interests (to the extent they are deemed to be securities) to be issued under the Plan are exempt from registration and/or eligible for DTC book-entry delivery, settlement, and depository services. Notwithstanding anything to the contrary in the Plan, no entity (including, for the avoidance of doubt, DTC, but not including (x) the Exit RBL Facility Agent and the Exit RBL Facility Lenders in connection with the Exit RBL Facility, (y) the Exit Term Loan Agent and each lender under the Exit Term Loan Facility Documents in connection with the Exit Term Loan Facility and (z) purchasers or investors in connection with the Rights Offering) may require a legal opinion regarding the validity of any transaction contemplated by the Plan, including, for the avoidance of doubt, whether the New Interests (to the extent they are deemed to be securities) to be issued under the Plan are exempt from registration and/or eligible for DTC book-entry delivery, settlement, and depository services.

O. Compliance with Bankruptcy Code Requirements—Section 1129(a)(1).

27. The Plan complies with all applicable provisions of the Bankruptcy Code as required by section 1129(a)(1) of the Bankruptcy Code. In addition, the Plan is dated and identifies the Entities submitting it, thereby satisfying Bankruptcy Rule 3016(a).

(i)	Proper Classification—Sections 1122 and 1123.

28. The Plan satisfies the requirements of sections 1122(a) and 1123(a)(1) of the Bankruptcy Code. Article III of the Plan provides for the separate classification of Claims and Interests into 13 Classes. Valid business, factual, and legal reasons exist for the separate classification of such Classes of Claims and Interests. The classifications reflect no improper purpose and do not unfairly discriminate between, or among, holders of Claims or Interests. Each Class of Claims and Interests contains only Claims or Interests that are substantially similar to the other Claims or Interests within that Class.

(ii)	Specified Unimpaired Classes—Section 1123(a)(2).

29. The Plan satisfies the requirements of section 1123(a)(2) of the Bankruptcy Code. Article III of the Plan specifies that Claims, as applicable, in the following Classes are Unimpaired under the Plan within the meaning of section 1124 of the Bankruptcy Code:

Class	Claims and Interests
1	Other Secured Claims
2	Other Priority Claims
7	Ongoing Trade Claims

30. For the avoidance of doubt, holders of Intercompany Claims, Intercompany Interests, Interests in Ultra Petroleum, Interests in UP Energy, Section 510(b) Claims, and Non-Debtor Interests are Unimpaired and conclusively presumed to have accepted the Plan, or are Impaired and deemed to reject the Plan, and, in either event, are not entitled to vote to accept or reject the Plan. Additionally, Article II of the Plan specifies that Allowed Administrative Claims, Professional Claims, and Priority Tax Claims will be paid in full in accordance with the terms of the Plan, although these Claims are not classified under the Plan as contemplated by section 1123(a)(1) of the Bankruptcy Code.

(iii)	Specified Treatment of Impaired Classes—Section 1123(a)(3).

31. The Plan satisfies the requirements of section 1123(a)(3) of the Bankruptcy Code. Article III of the Plan specifies that Claims and Interests, as applicable, in the following Classes (the “Impaired Classes”) are Impaired under the Plan within the meaning of section 1124 of the Bankruptcy Code, and describes the treatment of such Classes:

Class	Claims and Interests
3	First Lien RBL Claims
4	First Lien Term Loan Claims
5	Second Lien Notes Claims
6	General Unsecured Claims
8	Intercompany Claims
9	Intercompany Interests
10	Interests in Ultra Petroleum
11	Interests in UP Energy
12	Section 510(b) Claims
13	Non-Debtor Interests

(iv)	No Discrimination—Section 1123(a)(4).

32. The Plan satisfies the requirements of section 1123(a)(4) of the Bankruptcy Code. The Plan provides for the same treatment by the Debtors for each Claim or Interest in each respective Class unless the holder of a particular Claim or Interest has agreed in writing to a less favorable treatment of such Claim or Interest.

(v)	Adequate Means for Plan Implementation—Section 1123(a)(5).

33. The Plan satisfies the requirements of section 1123(a)(5) of the Bankruptcy Code. The provisions in Article IV and elsewhere in the Plan, and in the exhibits and attachments to the Plan and the Disclosure Statement, provide, in detail, adequate and proper means for the Plan’s implementation, including regarding: (a) the general settlement of Claims and Interests; (b) authorization for the Debtors and/or Reorganized Debtors to take all actions necessary to effectuate the Plan, including those actions necessary to effect the Restructuring Transactions, including, without limitation, any restructuring transaction steps set forth in the Plan Supplement, as the same may be modified or amended from time to time prior to the Effective Date; (c) the adoption, authorization, and entry of the New Organizational Documents; (d) the reservation of equity for future distribution in accordance with the terms and conditions of the Management

Incentive Plan; (e) the vesting of assets in the Reorganized Debtors; (f) except as otherwise provided in the Plan and Confirmation Order, the cancellation of existing securities and agreements; (g) the authorization, approval, and entry of the Exit Financing Documents; (h) the authorization, approval, and entry of the Backstop Purchase Agreement, including the issuance of New Interests, including the Commitment Premium, pursuant thereto; (i) the Rights Offering and the issuance of the Rights Offering Securities; (j) the authorization, approval, and entry of corporate actions under the Plan; (k) the appointment of the New Board; (l) the granting of new, and the continuation of existing, Liens and security interests to secure the Exit Financing; and (l) the effectuation and implementation of documents and further transactions.

(vi)	Voting Power of Equity Securities—Section 1123(a)(6).

34. The Plan satisfies the requirements of section 1123(a)(6) of the Bankruptcy Code. In accordance with Article IV.M of the Plan, on or immediately prior to the Effective Date, the New Organizational Documents shall be automatically adopted by the applicable Reorganized Debtors. The New Organizational Documents will prohibit the issuance of non-voting equity Securities.

(vii)	Directors and Officers—Section 1123(a)(7).

35. The Plan satisfies the requirements of section 1123(a)(7) of the Bankruptcy Code. The manner of selection of any officer, director, or trustee (or any successor of any officer, director, or trustee) of Reorganized UP Energy will be determined in accordance with the New Organizational Documents, which is consistent with the interests of creditors and equity holders and with public policy.

(viii)	Impairment / Unimpairment of Classes—Section 1123(b)(1).

36. The Plan is consistent with section 1123(b)(1) of the Bankruptcy Code. Article III of the Plan impairs or leaves Unimpaired each Class of Claims and Interests.

(ix)	Assumption—Section 1123(b)(2).

37. The Plan is consistent with section 1123(b)(2) of the Bankruptcy Code. Article V of the Plan provides that all Executory Contracts or Unexpired Leases, except as otherwise provided in the Plan, will be deemed assumed and assigned to the applicable Reorganized Debtor in accordance with the provisions and requirements of sections 365 and 1123 of the Bankruptcy Code, other than those that are: (a) identified on the Schedule of Rejected Executory Contracts and Unexpired Leases; (b) previously expired or terminated pursuant to their own terms; (c) have been previously assumed or rejected by a Final Order; (d) are the subject of a motion to reject that is pending on the Effective Date; or (e) have an ordered or requested effective date of rejection that is after the Effective Date.

(x)	Settlement, Releases, Exculpation, Injunction, and Preservation of Claims and Causes of Action—Section 1123(b)(3).

38. In accordance with section 1123(b)(3)(A) of the Bankruptcy Code and Bankruptcy Rule 9019, and in consideration for the classification, distributions, releases, and other benefits provided under the Plan, upon the Effective Date, the provisions of the Plan shall constitute a good-faith compromise and settlement of all Claims, Interests, Causes of Action, and controversies released, settled, compromised, discharged, satisfied, or otherwise resolved pursuant to the Plan. In addition, the compromises and settlements embodied in the Plan and the negotiated support in the Restructuring Support Agreement preserve value by enabling the Debtors to avoid extended, value-eroding litigation that could delay the Debtors’ emergence from chapter 11 and the parties to the Restructuring Support Agreement have provided significant value to the Debtors and their Estates, and the compromises and settlements in the Plan are fair, equitable, reasonable, and in the best interests of the Debtors and their Estates.

39. Article VIII.B of the Plan describes certain releases granted by the Debtors (the “Debtor Release”). The Debtors have satisfied the business judgment standard with respect to the propriety of the Debtor Release. Such release is a necessary and integral element of the Plan, and is fair, equitable, reasonable, and in the best interests of the Debtors, the Estates, and holders of Claims and Interests. The Debtor Release is: (a) in exchange for the good and valuable consideration provided by the Released Parties; (b) a good-faith settlement and compromise of the Claims released by the Debtor Release; (c) fair, equitable, and reasonable; (d) given and made after due notice and opportunity for hearing; and (e) a bar to any of the Debtors, the Reorganized Debtors, or the Debtors’ Estates asserting any Claim or Cause of Action released pursuant to the Debtor Release. Further, the Debtors’ board of directors analyzed and considered all potential claims and causes of action held by the Debtors and determined that granting the Debtor Release was appropriate and necessary under the circumstances.

40. The Debtor Release appropriately offers protection to parties that participated in the Debtors’ restructuring process. Each of the Released Parties made significant concessions and contributions to these Chapter 11 Cases. The Debtor Release for the Debtors’ current and former directors and officers is appropriate because the Debtors’ directors and officers share an identity of interest with the Debtors, supported the Plan and these Chapter 11 Cases, actively participated in meetings and negotiations during these Chapter 11 Cases, and have provided other valuable consideration to the Debtors to facilitate the Debtors’ reorganization. The Debtor Release for the parties to the Restructuring Support Agreement (which has broad support of parties across the Debtors’ capital structure) is appropriate because such parties supported the Plan, have agreed to equitize their Claims to deleverage the Debtors’ prepetition capital structure, have agreed to extend financing under the Exit Financing and have provided additional liquidity (including by providing debtor-in-possession financing under the DIP Credit Agreement) thereby providing valuable consideration to the Debtors to facilitate the Debtors’ reorganization.

41. The scope of the Debtor Release is appropriately tailored under the facts and circumstances of the Chapter 11 Cases. The Debtor Release is appropriate in light of, among other things, the value provided by the Released Parties to the Debtors’ Estates and the critical nature of the Debtor Release to the Plan.

42. Article VIII.C of the Plan describes certain releases granted by the Releasing Parties (the “Third-Party Release”). The Third-Party Release is an integral part of the Plan. Like the Debtor Release, the Third-Party Release facilitated participation in the Restructuring Support Agreement, the Plan, and the chapter 11 process generally. The Third-Party Release was a critical and integral component of the Restructuring Support Agreement and the creditors’ agreement to support the Plan thereby preventing significant and time-consuming litigation regarding the parties’ respective rights and interests. The Third-Party Release was a core negotiation point in connection with the Restructuring Support Agreement and instrumental in developing a Plan that maximized value for all of the Debtors’ stakeholders. As such, the Third-Party Release appropriately offers certain protections to parties who constructively participated in the Debtors’ restructuring process by, among other things, supporting the Plan.

43. The Third-Party Release is consensual as to all parties in interest, including all Releasing Parties, and such parties in interest were provided notice of the chapter 11 proceedings, the Plan, the deadline to object to confirmation of the Plan, and received the Confirmation Notice, the Notice of Non-Voting Status and Opportunity to Opt Out, or the Interests Notice of Non-Voting Status and were properly informed that the holders of Claims against or Interests in the Debtors that did not check the “Opt Out” box on the applicable Ballot or Opt Out Form returned in advance of the Voting Deadline would be deemed to have expressly, unconditionally, generally, individually, and collectively consented to the release and discharge of all Claims and Causes of Action against the Debtors and the Released Parties. Additionally, the release provisions of the Plan were conspicuous, emphasized with boldface type in the Plan, the Disclosure Statement, the Ballots, and each of the Notices. Further, holders in the Non-Voting Classes also received a pre-addressed prepaid return envelope to facilitate the submission of any opt out election.

44. The Third-Party Release provides finality for the Debtors, the Reorganized Debtors, and the Released Parties regarding the parties’ respective obligations under the Plan and with respect to the Reorganized Debtors. The Confirmation Notice sent to holders of Claims and Interests and published in The New York Times (national edition) and USA Today on May 19, 2020 and May 20, 2020, respectively, and the Ballots sent to all holders of Claims and Interests entitled to vote on the Plan, in each case, unambiguously stated that the Plan contains the Third-Party Release. Such release is a necessary and integral element of the Plan, and are fair, equitable, reasonable, consensual, and in the best interests of the Debtors, the Estates, and all holders of Claims and Interests. Also, the Third-Party Release is: (a) specific in language and scope; (b) given in exchange for a substantial contribution and for the good and valuable consideration provided by the Released Parties that is important to the success of the Plan; (c) a condition to the good faith settlement and compromise of the claims released by the Third-Party Release; (d) in the best interests of the Debtors and all holders of Claims and Interests; (e) given and made after due notice and opportunity for hearing; and (f) a bar to any of the Releasing Parties asserting any claim or Cause of Action released pursuant to the Third-Party Release.

45. The exculpation, described in Article VIII.D of the Plan (the “Exculpation”), is appropriate under applicable law because it was proposed in good faith, was formulated following extensive good-faith, arm’s-length negotiations with key constituents, and is appropriately limited in scope. Without limiting anything in the Exculpation, each Exculpated Party has participated in these Chapter 11 Cases in good faith and is appropriately released and exculpated from any Cause of Action, or liability for any prepetition or postpetition act taken or omitted to be taken in connection with, relating to, or arising out of the Debtors’ restructuring efforts, the Restructuring Support Agreement and related prepetition transactions (including the First Lien RBL Credit Documents, the First Lien Term Loan Credit Agreement, the Second Lien Notes Indenture, and the Unsecured Notes Indentures), the Disclosure Statement, the Plan, the Plan Supplement, or any Restructuring Transaction, contract instrument, release or other agreement or document (including, for the avoidance of doubt, the Plan Supplement), the DIP Facility, the Exit Financing, the Backstop Purchase Agreement, the Rights Offering or any Restructuring Transaction, contract, instrument, release or other agreement or document created or entered into before or during the Chapter 11 Cases, the filing of the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of the Plan, including the issuance or distribution of Securities pursuant to the Plan, or the distribution of property under the Plan or any other related agreement, or upon any other related act or omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date, except for claims related to any act or omission that is determined in a Final Order by a court of competent jurisdiction to have constituted actual fraud, willful misconduct, or gross negligence, but in all respects such Entities shall be entitled to reasonably rely upon the advice of counsel with respect to their duties and responsibilities pursuant to the Plan. The Exculpation, including its carve-out for actual fraud, gross negligence, or willful misconduct, is consistent with established practice in this jurisdiction and others.

46. The injunction provision set forth in Article VIII.E of the Plan is necessary to implement, preserve, and enforce the Debtors’ discharge, the Debtor Release, the Third-Party Release, and the Exculpation, and is narrowly tailored to achieve this purpose.

47. Pursuant to Article IV.S of the Plan and in accordance with section 1123(b)(3)(B) of the Bankruptcy Code, but subject to Article VIII of the Plan, each Reorganized Debtor, as applicable, shall retain and may enforce all Causes of Action of the Debtors, whether arising before or after the Petition Date, including any actions specifically enumerated in the Schedule of Retained Causes of Action, any rights, remedies, or claims arising from or enumerated in the Ultra I Agreed Distribution Order or otherwise related to the Makewhole Litigation, and the Reorganized Debtors’ rights to commence, prosecute, or settle such Causes of Action shall be preserved, notwithstanding the occurrence of the Effective Date, other than the Causes of Action released by the Debtors pursuant to the releases and exculpations contained in the Plan, including Article VIII thereof, which shall be deemed released and waived by the Debtors and the Reorganized Debtors as of the Effective Date. The provisions regarding the preservation of Causes of Action in the Plan, including the Plan Supplement, are appropriate, fair, equitable, and reasonable, and are in the best interests of the Debtors, the Estates, and holders of Claims and Interests.

48. The release and discharge of mortgages, deeds of trust, Liens, pledges, or other security interests against any property of the Estates described in Article VIII.G of the Plan (the “Lien Release”) (subject in each case to the continuance of Liens to secure the Exit RBL Facility as provided in Article IV.D of the Plan and the provisions of this Confirmation Order) is necessary to implement the Plan. The provisions of the Lien Release are appropriate, fair, equitable, and reasonable and are in the best interests of the Debtors, the Estates, and holders of Claims and Interests.

(xi)	Additional Plan Provisions—Section 1123(b)(6).

49. The other discretionary provisions of the Plan are appropriate and consistent with the applicable provisions of the Bankruptcy Code, thereby satisfying section 1123(b)(6) of the Bankruptcy Code.

(xii)	Cure of Defaults—Section 1123(d).

The Plan complies with section 1123(d) of the Bankruptcy Code. Article V.C of the Plan provides for the satisfaction of Cure Claims associated with each Executory Contract and Unexpired Lease to be assumed in accordance with section 365(b)(1) of the Bankruptcy Code. The Debtors or the Reorganized Debtors, as applicable, shall pay the Cure amounts, if any, in the ordinary course of the Debtors’ business, on the Effective Date or as soon as reasonably practicable thereafter, or on such other terms as the parties to such Executory Contracts or Unexpired Leases may agree. If there is any dispute regarding any Cure, the ability of the Reorganized Debtors or any assignee to provide “adequate assurance of future performance” within the meaning of section 365 of the Bankruptcy Code, or any other matter pertaining to assumption, then payment of the applicable Cure amount shall occur as soon as reasonably practicable after entry of a Final Order resolving such dispute, approving such assumption (and, if applicable, assignment), or as may be agreed upon by the Debtors or the Reorganized Debtors, as applicable, and the counterparty to the Executory Contract or Unexpired Lease. The Reorganized Debtors also may settle any Cure with the consent of the Required Parties (it being understood that the Required Parties’ consent may not be reasonably withheld) and without any further notice, action, order, or approval of the Bankruptcy Court. The assumption of any Executory Contract or Unexpired Lease pursuant to the Plan or otherwise shall result in the full release and satisfaction of any nonmonetary defaults arising from or triggered by the filing of these Chapter 11 Cases, including defaults of provisions restricting the change in control or ownership interest composition or any bankruptcy-related defaults, arising at any time on or prior to the effective date of assumption. As such, the Plan provides that the Debtors will cure, or provide adequate assurance that the Debtors will promptly cure, defaults with respect to assumed Executory Contracts and Unexpired Leases in accordance with section 365(b)(1) of the Bankruptcy Code.

P. Debtor Compliance with the Bankruptcy Code—Section 1129(a)(2).

50. The Debtors have complied with the applicable provisions of the Bankruptcy Code and, thus, satisfied the requirements of section 1129(a)(2) of the Bankruptcy Code. Specifically, each Debtor: (a) is an eligible debtor under section 109, and a proper proponent of the Plan under section 1121(a), of the Bankruptcy Code; (b) has complied with applicable provisions of the Bankruptcy Code, except as otherwise provided or permitted by orders of the Court; and (c) complied with the applicable provisions of the Bankruptcy Code, including sections 1125 and 1126, the Bankruptcy Rules, the Bankruptcy Local Rules, any applicable nonbankruptcy law, rule and regulation, the Scheduling Order, and all other applicable law, in transmitting the Solicitation Packages, and related documents and notices, and in soliciting and tabulating the votes on the Plan.

Q. Plan Proposed in Good Faith—Section 1129(a)(3).

51. The Plan satisfies the requirements of section 1129(a)(3) of the Bankruptcy Code. The Debtors have proposed the Plan in good faith and not by any means forbidden by law. In so determining, the Court has examined the totality of the circumstances surrounding the filing of these Chapter 11 Cases, the Plan, the Restructuring Support Agreement, the process leading to Confirmation, including the overwhelming support of holders of Claims and Interests for the Plan, and the transactions to be implemented pursuant thereto. These Chapter 11 Cases were Filed, and the Plan was proposed, with the legitimate purpose of allowing the Debtors to implement the Restructuring Transactions, reorganize, and emerge from bankruptcy with a capital and organizational structure that will allow them to conduct their businesses and satisfy their obligations with sufficient liquidity and capital resources.

52. The Plan is the product of good faith, arm’s-length negotiations by and among the Debtors and the Consenting Creditor Parties, among others. The Plan itself and the process leading to its formulation provides independent evidence of the Debtors’ and such other parties’ good faith, serves the public interest, and assures fair treatment of holders of Claims and Interests. Consistent with the overriding purpose of chapter 11, the Debtors filed the Chapter 11 Cases with the belief that the Debtors were in need of reorganization, and the Plan was negotiated and proposed with the intention of accomplishing a successful reorganization and maximizing stakeholder value and for no ulterior purpose.

R. Payment for Services or Costs and Expenses—Section 1129(a)(4).

53. The Plan satisfies and is in compliance with section 1129(a)(4) of the Bankruptcy Code. The procedures set forth in the Plan for the Court’s review and ultimate determination of the fees and expenses to be paid by the Debtors in connection with these Chapter 11 Cases, or in connection with the Plan and incident to these Chapter 11 Cases.

S. Directors, Officers, and Insiders—Section 1129(a)(5).

54. The Debtors have satisfied the requirements of section 1129(a)(5) of the Bankruptcy Code. The identities of or process for appointment of the Reorganized Debtors’ directors and officers proposed to serve after the Effective Date were disclosed (to the extent known) in the Plan Supplement.

T. No Rate Changes—Section 1129(a)(6).

55. Section 1129(a)(6) of the Bankruptcy Code is not applicable to these Chapter 11 Cases. The Plan proposes no rate change subject to the jurisdiction of any governmental regulatory commission.

U. Best Interest of Creditors—Section 1129(a)(7).

56. The Plan satisfies the requirements of section 1129(a)(7) of the Bankruptcy Code. The liquidation analysis attached as Exhibit E to the Disclosure Statement and the other evidence related thereto in support of the Plan that was proffered, prior to, or in connection with the Combined Hearing: (a) are reasonable, persuasive, credible, and accurate as of the dates such analysis or evidence was prepared, presented, or proffered; (b) utilize reasonable and appropriate methodologies and assumptions; (c) have not been controverted by other evidence; and (d) establish that holders of Allowed Claims and Interests in each Class will recover at least as much under the Plan on account of such Claim or Interest, as of the Effective Date, as such holder would receive if the Debtors were liquidated, on the Effective Date, under chapter 7 of the Bankruptcy Code.

V. Acceptance by Certain Classes—Section 1129(a)(8).

57. The Plan does not satisfy the requirements of section 1129(a)(8) of the Bankruptcy Code. Classes 1, 2, and 7 constitute Unimpaired Classes, each of which is conclusively presumed to have accepted the Plan in accordance with section 1126(f) of the Bankruptcy Code. Classes 3, 4, and 5 have voted to accept the Plan. Class 6 voted to reject the Plan. Holders of Claims and Interests in Classes 8 and 9 are Unimpaired and conclusively presumed to have accepted the Plan (to the extent reinstated) or are Impaired and deemed to reject the Plan (to the extent cancelled), and, in either event, are not entitled to vote to accept or reject the Plan. Holders of Interests in Classes 10, 11, 12, and 13 receive no recovery on account of their Interests pursuant to the Plan and are deemed to have rejected the Plan. Notwithstanding the foregoing, the Plan is confirmable because it satisfies sections 1129(a)(10) and 1129(b) of the Bankruptcy Code.

W. Treatment of Claims Entitled to Priority Under Section 507(a) of the Bankruptcy Code—Section 1129(a)(9).

58. The treatment of Allowed Administrative Claims, Professional Claims, and Priority Tax Claims under Article II of the Plan, and of Other Priority Claims under Article III of the Plan, satisfies the requirements of, and complies in all respects with, section 1129(a)(9) of the Bankruptcy Code.

X. Acceptance by At Least One Impaired Class—Section 1129(a)(10).

59. The Plan satisfies the requirements of section 1129(a)(10) of the Bankruptcy Code. As evidenced by the Voting Report, classes 3, 4, and 5, each of which is impaired, voted to accept the Plan by the requisite numbers and amounts of Claims and Interests, determined without including any acceptance of the Plan by any insider (as that term is defined in section 101(31) of the Bankruptcy Code), as specified under the Bankruptcy Code.

Y. Feasibility—Section 1129(a)(11).

60. The Plan satisfies the requirements of section 1129(a)(11) of the Bankruptcy Code. The financial projections attached to the Disclosure Statement and the other evidence supporting Confirmation of the Plan proffered by the Debtors at, or prior to, the Combined Hearing (a) are reasonable, persuasive, credible, and accurate as of the dates such analysis or evidence was prepared, presented, or proffered; (b) utilize reasonable and appropriate methodologies and assumptions; (c) have not been controverted by other evidence; (d) establish that the Plan is feasible and Confirmation of the Plan is not likely to be followed by the liquidation, or the need for further financial reorganization of the Reorganized Debtors or any successor to the Reorganized Debtors under the Plan, except as provided in the Plan; and (e) establish that the Reorganized Debtors will have sufficient funds available to meet their obligations under the Plan.

Z. Payment of Fees—Section 1129(a)(12).

61. The Plan satisfies the requirements of section 1129(a)(12) of the Bankruptcy Code. Article XII.D of the Plan provides for the payment of all fees payable by the Debtors under 28 U.S.C. § 1930(a).

AA. Continuation of Employee Benefits—Section 1129(a)(13).

62. The Plan satisfies the requirements of section 1129(a)(13) of the Bankruptcy Code. Except as otherwise specified in the Plan, Article IV.R of the Plan provides that all employee wages, compensation, and benefit programs in place with the Debtors and not rejected as of the Effective Date shall be assumed by the Reorganized Debtors and shall remain in place as of the Effective Date, and the Reorganized Debtors will continue to honor such agreements, arrangements, programs, and plans, including any retiree benefits; provided, however, that any such program that directly or indirectly gives rise to any Interest or any right to receive or to be eligible to receive any Interest shall not be assumed and assigned to the Reorganized Debtors. From and after the Effective Date, all retiree benefits, as defined in section 1114 of the Bankruptcy Code, if any, shall continue to be paid in accordance with applicable law.

BB. Non-Applicability of Certain Sections—Sections 1129(a)(14), (15), and (16).

63. Sections 1129(a)(14), 1129(a)(15), and 1129(a)(16) of the Bankruptcy Code do not apply to these Chapter 11 Cases. The Debtors owe no domestic support obligations, are not individuals, and are not nonprofit corporations.

CC. “Cram Down” Requirements—Section 1129(b).

64. The Plan satisfies the requirements of section 1129(b) of the Bankruptcy Code. Notwithstanding the fact that the Deemed Rejecting Classes have been deemed to reject the Plan, the Plan may be confirmed pursuant to section 1129(b)(1) of the Bankruptcy Code. First, all of the requirements of section 1129(a) of the Bankruptcy Code other than section 1129(a)(8) have been met. Second, the Plan is fair and equitable with respect to the Deemed Rejecting Classes. The Plan has been proposed in good faith, is reasonable and meets the requirements that (a) no holder of any Claim or Interest that is junior to each such Class will receive or retain any property under the Plan on account of such junior Claim or Interest and (b) no holder of a Claim in a Class senior to such Class is receiving more than 100% on account of its Claim. Accordingly, the Plan is fair and equitable to all holders of Claims and Interests in the Deemed Rejecting Classes. Third, the Plan does not discriminate unfairly with respect to the Deemed Rejecting Classes because similarly situated creditors and interest holders will receive substantially similar treatment on account of their Claims and Interests irrespective of Class. The Plan may therefore be confirmed despite the fact that not all Impaired Classes have voted to accept the Plan.

DD. Only One Plan—Section 1129(c).

65. The Plan satisfies the requirements of section 1129(c) of the Bankruptcy Code. The Plan is the only chapter 11 plan Filed in each of these Chapter 11 Cases.

EE. Principal Purpose of the Plan—Section 1129(d).

66. No Governmental Unit has requested that the Court refuse to confirm the Plan on the grounds that the principal purpose of the Plan is the avoidance of taxes or the avoidance of the application of section 5 of the Securities Act. As evidenced by its terms, the principal purpose of the Plan is not such avoidance. Accordingly, the requirements of section 1129(d) of the Bankruptcy Code have been satisfied.

FF. Good Faith Solicitation—Section 1125(e).

67. The Debtors and other the parties to the Restructuring Support Agreement—the Consenting RBL Lenders, the Consenting Term Lenders, and the Consenting Noteholders, and with respect to each of the foregoing parties, each of such party’s current and former predecessors, successors, affiliates (regardless of whether such interests are held directly or indirectly), and any and all affiliates, directors, officers, members, managers, shareholders, partners, employees, attorneys, and advisors of each of the foregoing, as applicable—have acted in “good faith” within the meaning of section 1125(e) of the Bankruptcy Code and in compliance with the applicable provisions of the Bankruptcy Code and Bankruptcy Rules in connection with all of their respective activities relating to support and consummation of the Plan, including the execution, delivery, and performance of the Restructuring Support Agreement, the extension of financing under the Exit Financing, the issuance of the New Interests, and solicitation of acceptances of the Plan, and are entitled to the protections afforded by section 1125(e) of the Bankruptcy Code.

GG. Satisfaction of Confirmation Requirements.

68. Based on the foregoing, the Plan satisfies the requirements for Confirmation set forth in section 1129 of the Bankruptcy Code.

HH. Likelihood of Satisfaction of Conditions Precedent to the Effective Date.

69. Each of the conditions precedent to the Effective Date, as set forth in Article IX.A of the Plan, has been or is reasonably likely to be satisfied or waived in accordance with Article IX.B of the Plan.

II. Implementation.

70. All documents necessary to implement the Plan and all other relevant and necessary documents (including the Restructuring Support Agreement, the Exit Financing Documents, the New Organizational Documents, and the Backstop Purchase Agreement,) have been negotiated in good faith and at arm’s-length and shall, upon completion of documentation and execution, be valid, binding, and enforceable agreements and shall not be in conflict with any federal or state law.

JJ. Disclosure of Facts.

71. The Debtors have disclosed all material facts regarding the Plan, including with respect to consummation of the Exit Financing, the New Organizational Documents, the Backstop Purchase Agreement, and the fact that each applicable Debtor will emerge from its Chapter 11 Case as a validly existing corporation, limited liability company, partnership, or other form, as applicable, with separate assets, liabilities, and obligations.

KK. Good Faith.

72. The Debtors and their respective directors, officers, management, counsel, advisors, and other agents have proposed the Plan in good faith, with the legitimate and honest purpose of maximizing the value of the Debtors’ Estates for the benefit of their stakeholders. The Plan accomplishes this goal. Accordingly, the Debtors or the Reorganized Debtors, as appropriate, and their respective officers, directors, and advisors have been, are, and will continue to act in good faith if they proceed to: (a) consummate the Plan and the agreements, settlements, transactions, and transfers contemplated thereby; and (b) take the actions authorized and directed by this Confirmation Order and the Plan to reorganize the Debtors’ businesses and effectuate the Exit Financing, the New Organizational Documents, the Backstop Purchase Agreement, and the other Restructuring Transactions.

LL. Essential Element of the Plan.

73. The Exit Financing Documents, the New Organizational Documents, and the Backstop Purchase Agreement are essential elements of the Plan, are necessary for Confirmation and Consummation of the Plan, and are critical to the overall success and feasibility of the Plan. The Debtors have exercised sound business judgment in deciding to pursue and enter into the Exit Financing Documents, the New Organizational Documents, and the Backstop Purchase Agreement and have provided adequate notice thereof. The Exit Financing was negotiated in good faith and at arm’s-length among the Debtors and the Exit Agents and Exit Parties, and any credit extended and loans made to the Reorganized Debtors by the Exit Parties and any fees and expenses paid thereunder are deemed to have been extended, issued, and made in good faith. The Debtors have provided sufficient and adequate notice of the material terms of the Exit Financing Documents, the New Organizational Documents, and the Backstop Purchase Agreement to all parties in interest in these Chapter 11 Cases. The execution, delivery, or performance by the Debtors or the Reorganized Debtors, as applicable, of any of the Exit Financing Documents, the New Organizational Documents, the Backstop Purchase Agreement, and any agreements related thereto and compliance by the Debtors or the Reorganized Debtors, as applicable, with the terms thereof is authorized by, and will not conflict with, the terms of the Plan or this Confirmation Order.

MM. Certain NPI Matters.

74. The Debtors are party to an agreement pursuant to which Novi Oil Company (“Novi”) assigned certain mineral leases within a defined area of the Pinedale Basin to Ultra’s predecessors and others in interest in exchange for a 5% net profits interest in the contributed leases and other leases in the Pinedale Basin (the “NPI”) (as defined in the “Net Profits Contract”). The leases subject to the NPI turned profitable for the first time in the mid-2000s. The Debtors own working interests in the leases subject to the NPI4 along with other working interest owners (as to Debtors’ ownership share, the “Pinedale Assets”). Currently, Debtors make any required NPI payment on behalf of all of the working interest parties whose leasehold interests are burdened by the Net Profits Contract, subject to a right of proportionate reimbursement from those parties, as defined by a contract between them (the “Supplemental Accounting Agreement”). On June 29, 2018, another working interest owner in leases burdened by the NPI, Vanguard Operating,

[4]	The Debtors and NPI owners reserve all rights with respect to which leases are subject to the NPI.

LLC (“Vanguard”), initiated an adversary proceeding currently pending before this Court against Doyle and Margaret H. Hartman (the “Hartmans”) and the other successors-in-interest to Novi (collectively, the “NPI Owners”). See In re Vanguard Natural Resources, LLC, et al. v. Michael L. Klein, et al., No. 18-03178 (S.D. Tex. 2018) (the “Vanguard NPI Proceeding”). In that proceeding, which was brought as part of Vanguard’s first bankruptcy, Vanguard seeks a declaration from this Court that the NPI Owners’ claims for future payment of the NPI were discharged on the effective date of Vanguard’s confirmed plan. Among other things, Vanguard argues that the language of its plan, the confirmation order, and section 1141 of the Bankruptcy Code provide a broad discharge of Vanguard’s pre-effective date obligations, including the discharge of future obligations to pay the NPI.

ORDER

IT IS ORDERED, ADJUDGED, DECREED, AND DETERMINED THAT:

1. Disclosure Statement. The Disclosure Statement is approved in all respects.

2. Ballots. The forms of Ballots attached to the Scheduling Order as Schedule 5A (Form Ballot), Schedule 5B (Form Master Ballot), and Schedule 5C (Form Beneficial Holder Ballot) are approved.

3. Solicitation Procedures. The Solicitation Procedures utilized by the Debtors for distribution of the Solicitation Packages, as set forth in the Scheduling Motion, the Confirmation Brief, and the Voting Report, in soliciting acceptances and rejections of the Plan satisfy the requirements of the Bankruptcy Code and the Bankruptcy Rules and are approved. The procedures used for tabulations of votes to accept or reject the Plan as set forth in the Voting Report and as provided by the Ballots are approved.

4. Notices. The publication and service of the Notices is deemed to be sufficient and appropriate under the circumstances. The form of the Confirmation Notice attached as Schedule 2 to the Scheduling Order,5 the Non-Voting Status and Opt-Out Forms, substantially in the form attached as Schedule 3 to the Scheduling Order, and service thereof comply with the requirements of the Bankruptcy Code and the Bankruptcy Rules are approved.

5. Voting Record Date. May 14, 2020, as the Voting Record Date, June 11, 2020, as the Voting Deadline for Classes other than Class 6, and July 31, 2020, as the Voting Deadline for Class 6, are hereby established and approved with respect to the solicitation of votes to accept, and voting on, the Plan.

6. Tabulation Procedures. The procedures used for tabulations of votes to accept or reject the Plan as set forth in the Scheduling Motion, the Voting Report, and the Ballots are approved.

7. Confirmation of the Plan. The Plan is approved in its entirety and CONFIRMED under section 1129 of the Bankruptcy Code. The terms of the Plan, including the Plan Supplement, are incorporated by reference into and are an integral part of this Confirmation Order.

8. Objections Overruled. All objections and all reservations of rights pertaining to approval of the Disclosure Statement and Confirmation of the Plan that have not been withdrawn, waived, or settled are hereby OVERRULED and DENIED on the merits.

9. Deemed Acceptance of Plan. In accordance with section 1127 of the Bankruptcy Code and Bankruptcy Rule 3019, all holders of Claims and Interests who voted to accept the Plan or who are conclusively presumed to accept the Plan are deemed to have accepted the Plan.

10. No Action Required. Under the provisions of the Delaware General Corporation Law, including section 303 thereof, and the comparable provisions of the Delaware Limited

[5]

As amended pursuant to Stipulation and Agreed Order (I) Extending the Voting Deadline, (II) Adjourning the Plan Confirmation and Disclosure Statement Hearing and (III) Extending the Official Committee of Unsecured Creditors’ Deadline for Objecting to Approval of the Plan and Disclosure Statement [Docket No. 249].

Liability Company Act and the Yukon Code of Ordinances, section 1142(b) of the Bankruptcy Code, and any other comparable provisions under applicable law, no action of the respective directors, equity holders, managers, or members of the Debtors is required to authorize the Debtors to enter into, execute, deliver, File, adopt, amend, restate, consummate, or effectuate, as the case may be, the Plan, the Restructuring Transactions, and any contract, assignment, certificate, instrument, or other document to be executed, delivered, adopted, or amended in connection with the implementation of the Plan, including the Exit Financing Documents, the New Organizational Documents, the Backstop Purchase Agreement, and the appointment and election of the members of the New Board and the officers, directors, and/or managers of each of the Reorganized Debtors.

11. Binding Effect. Subject to Article IX.A of the Plan and notwithstanding Bankruptcy Rules 3020(e), 6004(h), or 7062 or otherwise, upon the occurrence of the Effective Date, the terms of the Plan (including, for the avoidance of doubt, the documents and instruments contained in the Plan Supplement) shall be immediately effective and enforceable and deemed binding upon the Debtors, the Reorganized Debtors, any and all holders of Claims or Interests (irrespective of whether holders of such Claims or Interests have, or are deemed to have accepted the Plan), all Entities that are parties to or are subject to the settlements, compromises, releases, discharges, and injunctions described in the Plan, each Entity acquiring property under the Plan, and any and all non-Debtor parties to Executory Contracts and Unexpired Leases with the Debtors.

12. Incorporation by Reference. The terms and provisions of the Plan and the exhibits thereto are incorporated by reference and are an integral part of this Order. The terms of the Plan, the Plan Supplement, all exhibits thereto, and all other relevant and necessary documents shall, on and after the Effective Date, be binding in all respects upon, and shall inure to the benefit of, the Debtors, their Estates and their creditors, and their respective successors and assigns, non-debtor affiliates, any affected third parties, all holders of equity interests in the Debtors, all holders of any Claims, whether known or unknown, against the Debtors, including, but not limited to all contract counterparties, borrowers, leaseholders, governmental units, and any trustees, examiners, administrators, responsible officers, estate representatives, or similar entities for the Debtors, if any, subsequently appointed in any of the Chapter 11 Cases or upon a conversion to chapter 7 under the Bankruptcy Code of any of the Chapter 11 Cases, and each of their respective affiliates, successors, and assigns.

13. Vesting of Assets in the Reorganized Debtors. All assets and all liabilities of the Debtors shall be transferred to and assumed by the Reorganized Debtors in accordance with the Plan. Except as otherwise provided in the Plan, or any agreement, instrument, or other document incorporated in, or entered into in connection with or pursuant to, the Plan or Plan Supplement, on the Effective Date, all property in each Estate, all Causes of Action, and any property acquired by any of the Debtors under the Plan shall vest in each respective Reorganized Debtor, free and clear of all Liens, Claims, charges, or other encumbrances. On and after the Effective Date, except as otherwise provided in the Plan, each Reorganized Debtor may operate its business and may use, acquire, or dispose of property and compromise or settle any Claims, Interests, or Causes of Action without supervision or approval by the Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules. After the Effective Date, a certified copy of this Confirmation Order may be filed with the appropriate clerk or recorded with the recorder of any federal, state, province, county, or local authority, whether foreign or domestic, to act to effectuate the transfer of all property in each Estate to the Reorganized Debtors, vesting the Reorganized Debtors with all right, title, and interest of the Debtors to the property in each Estate, free and clear of all Liens, Claims, Interests, and other encumbrances of record.

14. Notwithstanding anything in this Order to the contrary, the rights and claims of the NPI Owners regarding the Pinedale NPI assets and Ultra’s obligations under the 1954 Net Profits Contract and the Supplemental Accounting Agreement will be determined in the adversary proceeding Michael L. Klein, et al., v. Ultra Resources et al., No. 20-03361-ADV (MI) (Bankr.S.D. Tex.).

15. Effectiveness of All Actions. All actions contemplated by the Plan, including all actions in connection with the Exit Financing Documents, the New Organizational Documents, the Backstop Purchase Agreement, are hereby effective and authorized to be taken on, prior to, or after the Effective Date, as applicable, under this Confirmation Order, without further application to, or order of the Court, or further action by the respective officers, directors, managers, members, or equity holders of the Debtors or the Reorganized Debtors and with the effect that such actions had been deemed taken by unanimous action of such officers, directors, managers, members, or equity holders.

16. Restructuring Transactions. The Debtors or Reorganized Debtors, as applicable, are hereby authorized, immediately upon entry of this Confirmation Order, to enter into and effectuate the Restructuring Transactions, including the entry into and consummation of the transactions contemplated by the Restructuring Support Agreement, the Exit Financing Documents, the New Organizational Documents, the Backstop Purchase Agreement, and/or the Plan, as the same may be modified in accordance with the Restructuring Support Agreement from time to time prior to the Effective Date (including, without limitation, any restructuring transaction steps set forth in any exhibits to the Plan Supplement), and may take any actions as may be necessary or appropriate to effect a corporate restructuring of their respective businesses or a corporate restructuring of the overall corporate structure of the Reorganized Debtors, as and to the extent provided in the Plan. Any transfers of assets, Claims, or equity interests effected or any obligations incurred through the Restructuring Transactions are hereby approved and shall not constitute fraudulent conveyances or fraudulent transfers or otherwise be subject to avoidance. Except as otherwise provided in the Plan, each Reorganized Debtor, as applicable, shall continue to exist after the Effective Date as a separate corporate entity, limited liability company, partnership, or other form, as the case may be, with all the powers of a corporation, limited liability company, partnership, or other form, as the case may be, under the applicable law in the jurisdiction in which such applicable Debtor is incorporated or formed.

17. Upon entry of this Confirmation Order and until the Effective Date, there shall be no trading in First Lien Term Loan Claims or Second Lien Notes Claims. Any trades in contravention thereof shall be deemed null and void ab initio. As soon as practicable after entry of this Confirmation Order, all transfers of the Second Lien Notes held on the books of DTC shall be chilled; provided, however, that the Second Lien Notes Indenture Trustee may cause DTC to process tenders of the Second Lien Notes in accordance with the rules and procedures of DTC. After the expiration of one year from the Effective Date, the distributions made on the Effective Date to holders of any Second Lien Notes that were not at any point tendered in accordance with the rules and procedures of DTC shall be forfeited and shall revert to the Reorganized Debtors pursuant to Article VI.B.8 hereof. At such time, any such Second Lien Notes shall be canceled, released, and extinguished. The Confirmation Order shall authorize the chilling of the Second Lien Notes by DTC, and the cancellation, release and extinguishment of the Second Lien Notes that have not been timely tendered.

18. The New Board is authorized, but not directed, to adopt the Specified Board Resolution. If the New Board adopts the Specified Board Resolution, then (a) all of the stockholders of Reorganized UP Energy shall be deemed to have approved, consented to and voted for and in favor of the Specified Board Resolution and the conversion of Reorganized UP Energy into a Delaware limited liability company contemplated thereby, (b) the conversion of Reorganized UP Energy into a Delaware limited liability company contemplated by the Specified Board Resolution shall be deemed to have been duly authorized and approved for all purposes under applicable law, (c) Reorganized UP Energy shall be authorized and directed to execute, acknowledge, deliver, record and/or file all such agreements, certificates, instruments or other documents, and to take all such further steps and actions, to consummate and make such conversion effective, and (d) Reorganized UP Energy will elect to be treated, effective immediately, as a corporation for U.S. federal income tax purposes.

19. Each holder of a Claim that is entitled to receive New Interests in exchange for such Claim pursuant to the Plan (or any such holder’s designee to receive New Interests) shall be deemed to be stockholders of Reorganized UP Energy as of the Effective Date; provided, however, that it shall be an express condition to the right of a holder of an Allowed First Lien Claim or an Allowed Second Lien Notes Claim (or any such designee) to receive any dividends or other distributions on account of New Interests that such holder (or any such designee) execute and deliver to Reorganized UP Energy a counterpart of the New Stockholders Agreement (or, if the New Board adopts the Specified Board Resolution and such holder or designee has not executed and delivered a counterpart of the New Stockholders Agreement prior to the conversion of Reorganized UP Energy into a Delaware limited liability company becoming effective, a counterpart of the limited liability company agreement of Reorganized UP Energy as so converted to a Delaware limited liability company) and a completed Investor Questionnaire (or any similar investor questionnaire authorized and approved by the New Board), and, unless waived by the

New Board in its sole and absolute discretion, any holder (or any such designee) that fails to execute and deliver a signature page to the New Stockholders Agreement (or a counterpart of such limited liability company agreement) and an Investor Questionnaire (or any such similar investor questionnaire) shall not be entitled to receive any dividends or other distributions on account of such holder’s (or any such designee’s) New Interests until such documents are executed and delivered to Reorganized UP Energy. Anything in the Plan or this Confirmation Order to the contrary notwithstanding, effective as of the Effective Date, any claimant entitled to receive New Interests under the Plan (including pursuant to the Rights Offering and under the Backstop Purchase Agreement) (or any such claimant’s designee to receive New Interests) shall be deemed to be a party to, bound by and subject to the New Stockholders Agreement and all of the terms and provisions contained therein, including any consents, approvals, waivers, agreements, powers of attorney and proxies provided by the stockholders pursuant to the New Stockholders Agreement (including the consents, approvals, waivers, agreements, powers of attorney and proxies in connection with a Specified Board Resolution and the agreement to be a party to, bound by and subject to the limited liability company agreement of Reorganized UP Energy as so converted to a Delaware limited liability company), and shall be deemed to have executed and delivered the New Stockholders Agreement, all without any further action on the part of, or notice to, any Person. For the avoidance of doubt, any claimant entitled to receive New Interests under the Plan (including pursuant to the Rights Offering and under the Backstop Purchase Agreement) (or any such claimant’s designee to receive New Interests) shall be deemed (i) signatories to the New Stockholders Agreement without further action required on their part (solely in their capacity as stockholders of Reorganized UP Energy), as the New Stockholders Agreement may be amended or modified from time to time following the Effective Date in accordance with its terms and to be parties thereto without further action or signature, and, (ii) if the New Board adopts the Specified Board Resolution, (A) to have approved, consented to and voted for and in favor of the Specified Board Resolution and the conversion of Reorganized UP Energy into a Delaware limited liability company contemplated thereby, and (B) simultaneously with the conversion of Reorganized UP Energy into a Delaware limited liability company contemplated by the Specified Board Resolution, to be a party to, bound by and subject to the limited liability company agreement of Reorganized UP Energy as so converted to a Delaware limited liability company, and to have executed and delivered such limited liability company agreement. The New Stockholders Agreement shall be effective as of the Effective Date and, as of such date, shall be deemed to be valid, binding, and enforceable in accordance with its terms, and each holder of New Interests shall be bound thereby (including any obligation set forth therein to waive or refrain from exercising any appraisal, dissenters’ or similar rights) even if such holder has not actually executed and delivered a counterpart thereof.

20. Cancellation of Notes, Instruments, Certificates and Other Documents. On the Effective Date, except to the extent otherwise provided in the Plan: (a) the obligations of the Debtors (i) under each organizational document (including certificates of designation, bylaws, or certificates or articles of incorporation), certificate, share, note, bond, indenture, purchase right, option, warrant, call, put, award, commitment, registration rights, preemptive right, right of first refusal, right of first offer, co-sale right, investor rights, or other instrument or document, directly or indirectly, evidencing or creating any indebtedness or obligation of or ownership interest in the Debtors or giving rise to any Claim or Interest shall be automatically extinguished, cancelled and of no further force or effect and the Debtors and the Reorganized Debtors shall not have any continuing obligations thereunder, and (ii) under each agreement evidencing or creating any right to receive or to be eligible to receive any Interest (including any right of an employee under any agreement to participate in any incentive or compensation plan that provides for the issuance or grant of any Interests or to receive or to be eligible to receive any Interests) shall be automatically extinguished, cancelled and of no further force and effect and the Debtors and the Reorganized Debtors shall not have any continuing obligations thereunder; and (b) the obligations of the Debtors pursuant, relating, or pertaining to any instrument, certificate, agreement or document described in clause (a) above evidencing or creating any indebtedness or obligation of the Debtors shall be released and discharged.

21. Notwithstanding anything to the contrary herein, but subject to any applicable provisions of the Plan, to the extent cancelled pursuant to this paragraph, any such indenture, agreement, note, or other instrument or document that governs the rights of the holder of a Claim or Interest shall continue in effect solely for purposes of (i) enabling the holder of such Claim or Interest to seek allowance, and receive distributions on account of such Claim or Interest under the Plan as provided herein; (ii) allowing holders of Claims to retain their respective rights and obligations vis-à-vis other holders of Claims pursuant to any applicable loan documents; (iii) allowing the Unsecured Notes Trustee and the Second Lien Notes Indenture Trustee to enforce their respective rights, claims, and interests vis-à-vis any party other than the Debtors; (iv) allowing the Unsecured Notes Trustee and the Second Lien Notes Indenture Trustee to make the distributions in accordance with the Plan (if any), as applicable; (v) preserving any rights of the Unsecured Notes Trustee and the Second Lien Notes Indenture Trustee to payment of fees, expenses, and indemnification obligations as against any money or property distributable to the holders of Unsecured Notes Claims and Second Lien Notes Claims, respectively; (vi) allowing each of the Unsecured Notes Trustee and the Second Lien Notes Indenture Trustee to enforce any obligations owed to it under the Plan; (vii) allowing the Unsecured Notes Trustee and the Second Lien Notes Indenture Trustee to exercise rights and obligations relating to the interests of the holders under the Unsecured Notes Indentures and the Second Lien Notes Indenture, respectively; (viii) allowing the Unsecured Notes Trustee and the Second Lien Notes Indenture Trustee to appear in the Chapter 11 Cases or in any proceeding in the Bankruptcy Court or any other court; and (ix) permitting the Unsecured Notes Trustee and the Second Lien Notes Indenture Trustee to perform any functions that are necessary to effectuate the foregoing; provided, further, that the preceding proviso shall not affect the discharge of Claims or Interests pursuant to the Bankruptcy Code, the Confirmation Order, or the Plan or result in any expense or liability to the Reorganized Debtors, except to the extent set forth in or provided for under the Plan; provided, further, that notwithstanding Confirmation or the occurrence of the Effective Date, except to the extent otherwise provided in the Plan, any agreement described in clause (1)(b) above shall, if assumed and assigned to the Reorganized Debtors, otherwise remain in full force and effect and the Reorganized Debtors shall be bound to all other provisions thereunder; provided, further, that nothing in this section shall effect a cancellation of any New Interests, Intercompany Interests, or Intercompany Claims. Notwithstanding anything to the contrary in the Plan (including this section) or the Confirmation Order, any indemnity or reimbursement obligations of any non-Debtor Entity under the First Lien RBL Credit Documents shall survive after the Effective Date pursuant to the terms of the First Lien RBL Credit Documents. For the avoidance of any doubt, each of the Second Lien Notes Indenture Trustee and the Unsecured Notes Trustee shall be entitled to assert its Charging Lien arising under and in accordance with the Second Lien Notes Indenture and the Unsecured Notes Indentures, respectively, and any ancillary document, instrument, or agreement to obtain payment of the Second Lien Notes Indenture Trustee Fees and Expenses and the Unsecured Notes Trustee Fees and Expenses, respectively.

22. Distributions. The procedures governing distributions contained in Article VI of the Plan shall be, and hereby are, approved in their entirety.

23. Preservation of Rights of Action. Unless any Causes of Action against an Entity are expressly waived, relinquished, exculpated, released, compromised, or settled in the Plan or by a Final Order, in accordance with section 1123(b) of the Bankruptcy Code, the Reorganized Debtors retain and may enforce all rights to commence and pursue, as appropriate, any and all Causes of Action, whether arising before or after the Petition Date, including but not limited to any actions specifically enumerated in the Plan Supplement, as set forth in the Plan. The Reorganized Debtors’ rights to commence, prosecute, or settle such Causes of Action shall be preserved notwithstanding the occurrence of the Effective Date. For the avoidance of doubt, the Debtors’ failure to list any Causes of Action in the Disclosure Statement, the Plan, the Plan Supplement, or otherwise in no way limits the rights of the Reorganized Debtors as set forth above. No Entity may rely on the absence of a specific reference in the Plan, the Plan Supplement, or the Disclosure Statement to any Cause of Action against it as indication that the Debtors or Reorganized Debtors, as applicable, will not pursue any and all available Causes of Action against it. Unless otherwise agreed upon in writing by the parties to the applicable Cause of Action, all objections to the Schedule of Retained Causes of Action must be Filed with the Court on or before thirty (30) days after the Effective Date. Any such objection that is not timely Filed shall be disallowed and forever barred, estopped, and enjoined from assertion against any Reorganized Debtor, without the need for any objection or responsive pleading by the Reorganized Debtors or any other party in interest or any further notice to or action, order, or approval of the Court. The

Reorganized Debtors may settle any such objection without any further notice to or action, order, or approval of the Court. If there is any dispute regarding the inclusion of any Cause of Action on the Schedule of Retained Causes of Action that remains unresolved by the Debtors or Reorganized Debtors, as applicable, and the objecting party for thirty (30) days, such objection shall be resolved by the Court. Unless any Causes of Action of the Debtors against an Entity are expressly waived, relinquished, exculpated, released, compromised, or settled in the Plan or a Final Order, the Reorganized Debtors expressly reserve all Causes of Action, for later adjudication, and, therefore, no preclusion doctrine, including the doctrines of res judicata, collateral estoppel, issue preclusion, claim preclusion, estoppel (judicial, equitable, or otherwise), or laches, shall apply to such Causes of Action. The Reorganized Debtors reserve and shall retain such Causes of Action of the Debtors notwithstanding the rejection or repudiation of any Executory Contract or Unexpired Lease during the Chapter 11 Cases or pursuant to the Plan. In accordance with section 1123(b)(3) of the Bankruptcy Code, any Causes of Action that a Debtor may hold against any Entity shall vest in the Reorganized Debtors, except as otherwise expressly provided in the Plan. The applicable Reorganized Debtors, through their authorized agents or representatives, shall retain and may exclusively enforce any and all such Causes of Action. The Reorganized Debtors shall have the exclusive right, authority, and discretion to determine and to initiate, file, prosecute, enforce, abandon, settle, compromise, release, withdraw, or litigate to judgment any such Causes of Action and to decline to do any of the foregoing without the consent or approval of any third party or further notice to or action, order, or approval of the Court.

24. Subordination. Pursuant to section 510 of the Bankruptcy Code, the Reorganized Debtors reserve the right to re-classify any Allowed Claim or Allowed Interest in accordance with any contractual, legal, or equitable subordination relating thereto; provided that the Debtors shall not be permitted to reclassify the Claims of the Prepetition Secured Parties (as defined in the DIP Financing Orders).

25. Release of Liens. Except as otherwise provided in the Plan, or in any contract, instrument, release, or other agreement or document created pursuant to the Plan, including the Exit Financing Documents, on the Effective Date and concurrently with the applicable distributions made pursuant to the Plan and, in the case of a Secured Claim, satisfaction in full of the portion of the Secured Claim that is Allowed as of the Effective Date, except for Other Secured Claims that the Debtors elect to Reinstate in accordance with the Plan, all mortgages, deeds of trust, Liens, pledges, or other security interests against any property of the Estates shall be fully released and discharged, and all of the right, title, and interest of any holder of such mortgages, deeds of trust, Liens, pledges, or other security interests shall revert to the Reorganized Debtors and their successors and assigns, in each case, without any further approval or order of the Bankruptcy Court and without any action or Filing being required to be made. Any holder of such Secured Claim (and the applicable agents for such holder) shall be authorized and directed, at the sole cost and expense of the Reorganized Debtors, to release any collateral or other property of any Debtor (including any cash collateral and possessory collateral) held by such holder (and the applicable agents for such holder), and to take such actions as may be reasonably requested by the Reorganized Debtors to evidence the release of such Liens and/or security interests, including the execution, delivery, and filing or recording of such releases. The presentation or filing of this Confirmation Order to or with any federal, state, provincial, or local agency, records office, or department shall constitute good and sufficient evidence of, but shall not be required to effect, the termination of such Liens.

26. To the extent that any holder of a Secured Claim that has been satisfied or discharged in full pursuant to the Plan, or any agent for such holder, has filed or recorded publicly any Liens and/or security interests to secure such holder’s Secured Claim, then as soon as practicable on or after the Effective Date, such holder (or the agent for such holder) shall take any and all steps requested by the Debtors, the Exit Agents, or the Reorganized Debtors that are necessary or desirable to record or effectuate the cancellation and/or extinguishment of such Liens and/or security interests, including the making of any applicable filings or recordings (in each case at the sole cost and expense of the Reorganized Debtors), and the Reorganized Debtors shall be entitled to make any such filings or recordings on such holder’s behalf.

27. Exit Financing. On the Effective Date, the Reorganized Debtors shall enter into the Exit Financing Documents, including, without limitation, any documents required in connection with the creation or perfection of Liens in connection therewith, in accordance with the Exit Financing Documents. This Confirmation Order shall be deemed approval of the Exit Financing, all transactions contemplated thereby, and all actions to be taken, undertakings to be made, and obligations to be incurred by the Reorganized Debtors in connection therewith, including the payment of all fees, indemnities, and expenses provided for therein, authorization of Reorganized Debtors to be party thereto to enter into and execute the Exit Financing Documents, and authorization for the Reorganized Debtors to create or perfect the Liens in connection therewith. The Exit Agents are authorized to file, with the appropriate authorities, financing statements, amendments thereto, or assignments thereof and other documents, including mortgages or amendments or assignments thereof in order to evidence the first priority Liens (in respect of the Exit RBL Facility) and second priority Liens (in respect of the Exit Term Loan Facility), pledges, mortgages, and security interests granted in connection with the Exit Financing.

28. On the Effective Date, the Exit RBL Facility Secured Parties shall be granted valid, binding and enforceable first priority Liens on the collateral specified in, and to the extent required by, the Exit Financing Documents. On the Effective Date, the Exit Term Loan Parties shall be granted valid, binding and enforceable second priority Liens on the collateral specified in, and to the extent required by, the Exit Financing Documents, subject to any applicable subordination or intercreditor agreement between the Exit Term Loan Parties and the Exit RBL Facility Secured Parties. To the extent granted, the guarantees, mortgages, pledges, Liens and other security interests granted pursuant to the Exit Financing Documents are granted in good faith as an inducement to the Exit Parties to extend credit thereunder, shall be valid and enforceable, and shall be deemed not to constitute a fraudulent conveyance or fraudulent transfer, shall not otherwise be subject to avoidance, and the priorities of any such Liens and security interests shall be as set forth in the Exit Financing Documents.

29. New Organizational Documents. The terms of the New Organizational Documents attached to the Plan Supplement as Exhibit A are approved in all respects. To the extent any New Organizational Document is not attached to the Plan Supplement as of the entry of this Confirmation Order, such New Organizational Document shall be filed with the Bankruptcy Court prior to the Effective Date, and such New Organizational Document is approved to the extent it is consistent with this Confirmation Order, the Plan, the Plan Supplement, and the Restructuring Support Agreement (including any applicable consent rights therein). The obligations of the applicable Reorganized Debtors related thereto, will, upon execution, constitute legal, valid, binding, and authorized obligations of each of the Debtors or Reorganized Debtors, as applicable, enforceable in accordance with their terms and not in contravention of any state or federal law. On the Effective Date, without any further action by the Court or the directors, officers, or equity holders of any of the Reorganized Debtors, each Reorganized Debtor, as applicable, will be and is authorized to enter into the New Organizational Documents and all related documents, to which such Reorganized Debtor is contemplated to be a party on the Effective Date. In addition, on the Effective Date, without any further action by the Court or the directors, officers or equity holders of any of the Reorganized Debtors, each applicable Reorganized Debtor will be and is authorized to: (a) execute, deliver, file, and record any other contracts, assignments, certificates, instruments, agreements, guaranties, or other documents executed or delivered in connection with the New Organizational Documents; (b) issue the New Interests; (c) perform all of its obligations under the New Organizational Documents; and (d) take all such other actions as any of the responsible officers of such Reorganized Debtor may determine are necessary, appropriate or desirable in connection with the consummation of the transactions contemplated by the New Organizational Documents. Notwithstanding anything to the contrary in this Confirmation Order or Article XI of the Plan, after the Effective Date, any disputes arising under the New Organizational Documents will be governed by the jurisdictional provisions therein.

30. Compromise of Controversies. In consideration for the distributions and other benefits, including releases, provided under the Plan, the provisions of the Plan constitute a good faith compromise and settlement of all Claims, Interests, and controversies resolved under the Plan and the entry of this Confirmation Order constitutes approval of such compromise and settlement under Bankruptcy Rule 9019.

31. Treatment of Executory Contracts and Unexpired Leases. Pursuant to sections 365 and 1123(b)(2) of the Bankruptcy Code, upon the occurrence of the Effective Date, the Plan provides for the assumption or rejection of certain Executory Contracts and Unexpired Leases. The Debtors’ determinations regarding the assumption or rejection of Executory Contracts and Unexpired Leases are based on and within the sound business judgment of the Debtors, are necessary to the implementation of the Plan and are in the best interests of the Debtors, their Estates, holders of Claims or Interests, and other parties in interest in these Chapter 11 Cases.

32. Assumption of Contracts and Leases. On the Effective Date, except as otherwise provided in the Plan, all Executory Contracts or Unexpired Leases will be deemed assumed and assigned to the Reorganized Debtors in accordance with the provisions and requirements of sections 365 and 1123 of the Bankruptcy Code, other than those that: (1) are identified on the Schedule of Rejected Executory Contracts and Unexpired Leases; (2) previously expired or terminated pursuant to their own terms; (3) have been previously assumed or rejected by a Final Order; (4) are the subject of a motion to reject that is pending on the Effective Date; or (5) have an ordered or requested effective date of rejection that is after the Effective Date. The payment of Cures, if any, shall be paid in accordance with Article V.C of the Plan. Each assumed Executory Contract or Unexpired Lease shall include all modifications, amendments, supplements, restatements, or other agreements related thereto, and all rights related thereto, if any, including all easements, licenses, permits, rights, privileges, immunities, options, rights of first refusal, and any other interests. Modifications, amendments, supplements, and restatements to prepetition Executory Contracts and Unexpired Leases that have been executed by the Debtors during the Chapter 11 Cases shall not be deemed to alter the prepetition executory or unexpired nature of the Executory Contract or Unexpired Lease or the validity, priority, or amount of any Claims that may arise in connection therewith. Notwithstanding anything to the contrary in the Plan or this Confirmation Order, all obligations under assumed Executory Contracts shall be performed by the Reorganized Debtors whether such obligation arises prior to or after the Effective Date.

33. Unless otherwise provided in this Confirmation Order or the Plan, assumption of any Executory Contract or Unexpired Lease pursuant to the Plan shall result in the full release and satisfaction of all nonmonetary defaults and Cure amounts, including defaults of provisions restricting the change in control or ownership interest composition or other bankruptcy-related defaults, arising under any assumed Executory Contract or Unexpired Lease at any time prior to the effective date of assumption. Any monetary defaults shall be reconciled and paid in the ordinary course of the Debtors’ or the Reorganized Debtors’ business, as applicable.

34. The period to assume or reject an Unexpired Lease for nonresidential real property under which a Debtor is the lessee will be deemed to be extended to the earlier of the Effective Date or December 10, 2020, pursuant to section 365(d)(4) of the Bankruptcy Code, without such Debtor being required to file a motion with this Court.

35. Indemnification. As of the Effective Date, the New Organizational Documents of each Reorganized Debtor shall, consistent with applicable law, provide for the reinstatement of all Indemnification Provisions in place as of the Effective Date for the directors, officers, managers, employees, attorneys, other professionals, and agents of the Debtors, as applicable; provided, however, the assumption of the obligations under the Indemnification Provisions shall not be deemed an assumption by the Debtors of any contract, agreement, resolution, instrument or document in which such Indemnification Provisions are contained, memorialized, agreed to, embodied or created (or any of the terms or provisions thereof) if such contract, agreement, resolution, instrument or document requires the Debtors or the Reorganized Debtors to make any payments or provide any arrangements (including any severance payments) to any current or former director or officer of any of the Debtors other than indemnification payments, reimbursement, and advancement expenses and other similar payments, in each case only pursuant to the Indemnification Provisions.

36. Directors’ and Officers’ Liability Insurance. Notwithstanding anything in this Confirmation Order to the contrary, the Reorganized Debtors are hereby approved to assume all of the Debtors’ unexpired D&O Liability Insurance Policies pursuant to section 365(a) of the Bankruptcy Code effective as of the Effective Date. Notwithstanding anything to the contrary contained in this Confirmation Order, any indemnity obligations assumed by the foregoing assumption of the D&O Liability Insurance Policies shall not be discharged, impaired, or otherwise modified, and each such indemnity obligation shall be deemed and treated as an Executory Contract that has been assumed by the Debtors under the Plan, as to which no Proof of Claim need be filed. Notwithstanding anything to the contrary in the Plan or this Confirmation Order, the insurers on the D&O Liability Insurance Policies are authorized to continue to make payments or otherwise satisfy any prepetition or postpetition claims arising under the D&O Liability Insurance Policies in the ordinary course of business.

37. After the Effective Date, none of the Reorganized Debtors shall terminate or otherwise reduce the coverage under any D&O Liability Insurance Policies (including any “tail policy”) in effect as of the Effective Date, with respect to conduct occurring prior thereto, and all members, managers, directors, and officers of the Debtors who served in such capacity at any time prior to the Effective Date of the Plan and who are covered by any such policy shall be entitled to the full benefits of any such policy for the full term of such policy regardless of whether such members, managers, directors, and/or officers remain in such positions after the Effective Date of the Plan.

38. Authorization to Consummate. The Debtors are authorized to consummate the Plan after the entry of this Confirmation Order subject to satisfaction or waiver (by the Required Parties) of the conditions precedent to Consummation set forth in Article IX of the Plan.

39. Professional Compensation. All requests for payment of Professional Fee Claims for services rendered and reimbursement of expenses incurred prior to the Confirmation Date must be Filed no later than the Administrative Claims Bar Date. The Court shall determine the Allowed amounts of such Professional Fee Claims after notice and a hearing in accordance with the procedures established by the Bankruptcy Code and the Court. The Reorganized Debtors shall pay Professional Fee Claims in Cash in the amount the Court Allows, including from the Professional Fee Escrow Account, which the Debtors will establish prior to the Effective Date and maintain in trust for the Professionals and fund with Cash on the Effective Date. No funds in the Professional Fee Escrow Account shall be property of the Estates. Any funds remaining in the Professional Fee Escrow Account after all Allowed Professional Fee Claims have been paid shall be turned over to the Reorganized Debtors. From and after the Effective Date, any requirement that Professionals comply with sections 327 through 331 and 1103 of the Bankruptcy Code in seeking retention or compensation for services rendered after such date shall terminate, and the Debtors or the Reorganized Debtors may employ and pay any Professional in the ordinary course of business without any further notice to or action, order, or approval of the Court.

40. Release, Exculpation, Discharge, and Injunction Provisions. The following release, exculpation, discharge, and injunction provisions set forth in Article VIII of the Plan are approved and authorized in their entirety, and such provisions are effective and binding on all parties and Entities to the extent provided therein.

a.	Discharge of Claims and Termination of Interests.

41. Pursuant to section 1141(d) of the Bankruptcy Code, and except as otherwise specifically provided in the Plan or in any contract, instrument, or other agreement or document created or entered into pursuant to the Plan, the distributions, rights, and treatment that are provided in the Plan shall be in complete satisfaction, discharge, and release, effective as of the Effective Date, of Claims (including any Intercompany Claims resolved or compromised after the Effective Date by the Reorganized Debtors), Interests, and Causes of Action of any nature whatsoever, whether liquidated or unliquidated, fixed or contingent, matured or unmatured, including any interest accrued on Claims or Interests from and after the Petition Date, whether known or unknown, against, liabilities of, Liens on, obligations of, rights against, and interests in, the Debtors or any of their assets or properties, regardless of whether any property shall have been distributed or retained pursuant to the Plan on account of such Claims and Interests, including demands, liabilities, and Causes of Action that arose before the Effective Date, any liability (including withdrawal liability) to the extent such Claims or Interests relate to services performed by employees of the Debtors prior to the Effective Date and that arise from a termination of employment, any contingent or non-contingent liability on account of representations or warranties issued on or before the Effective Date, any Makewhole Professional Fee Claims, and all debts of the kind specified in sections 502(g), 502(h), or 502(i) of the Bankruptcy Code, in each case whether or not: (1) a Proof of Claim based upon such debt or right is Filed or deemed Filed pursuant to section 501 of the Bankruptcy Code; (2) a Claim or Interest based upon such debt, right, or interest is Allowed pursuant to section 502 of the Bankruptcy Code; or (3) the holder of such a Claim or Interest has accepted the Plan. This Confirmation Order shall be a judicial determination of the discharge of all Claims (other than the Reinstated Claims) and Interests (other than the Intercompany Interests that are Reinstated) subject to the occurrence of the Effective Date.

b.	Release of Liens.

42. Except as otherwise provided in the Exit Financing Documents (including in connection with any express written amendment of any mortgage, deed of trust, Lien, pledge or other security interest under the Exit Financing Documents), the Plan, this Confirmation Order, or in any contract, instrument, release, or other agreement or document created pursuant to the Plan, on the Effective Date and concurrently with the applicable distributions made pursuant to the Plan and, in the case of a Secured Claim, satisfaction in full of the portion of the Secured Claim that is Allowed as of the Effective Date, except for Other Secured Claims that the Debtors elect to Reinstate in accordance with the Plan, all mortgages, deeds of trust, Liens, pledges, or other security interests against any property of the Estates shall be fully released and discharged, and all of the right, title, and interest of any holder of such mortgages, deeds of trust, Liens, pledges, or other security interests shall revert to the Reorganized Debtors and their successors and assigns, in each case, without any further approval or order of the Bankruptcy Court and without any action or Filing being required to be made. Any holder of such Secured Claim (and the applicable agents for such holder) shall be authorized and directed, at the sole cost and expense of the Reorganized Debtors, to release any collateral or other property of any Debtor (including any cash collateral and possessory collateral) held by such holder (and the applicable agents for such holder), and to take such actions as may be reasonably requested by the Reorganized Debtors to evidence the release of such Liens and/or security interests, including the execution, delivery, and filing or recording of such releases. The presentation or filing of this Confirmation Order to or with any federal, state, provincial, or local agency, records office, or department shall constitute good and sufficient evidence of, but shall not be required to effect, the termination of such Liens.

43. To the extent that any holder of a Secured Claim that has been satisfied or discharged in full pursuant to the Plan, or any agent for such holder, has filed or recorded publicly any Liens and/or security interests to secure such holder’s Secured Claim, then as soon as practicable on or after the Effective Date, such holder (or the agent for such holder) shall take any and all steps requested by the Debtors, the Exit Agents or the Reorganized Debtors that are necessary or desirable to record or effectuate the cancellation and/or extinguishment of such Liens and/or security interests, including the making of any applicable filings or recordings (in each case at the sole cost and expense of the Reorganized Debtors), and the Reorganized Debtors shall be entitled to make any such filings or recordings on such holder’s behalf.

c.	Releases by the Debtors.

44. Notwithstanding anything contained in the Plan to the contrary, pursuant to section 1123(b) of the Bankruptcy Code, in exchange for good and valuable consideration, the adequacy of which is hereby confirmed, on and after the Effective Date, each Released Party is, and is deemed hereby to be, fully, conclusively, absolutely, unconditionally, irrevocably, and forever released and discharged by the Debtors, the Reorganized Debtors, and their Estates, and any person seeking to exercise the rights of the Debtors or their Estates, including any successors to the Debtors or any Estates representatives appointed or selected pursuant to section 1123(b)(3) of the Bankruptcy Code, in each case on behalf of themselves and their respective successors, assigns, and representatives, and any and all other Entities who may purport to assert any Cause of Action, directly or derivatively, by, through, for, or because of the foregoing Entities, from any and all Claims and Causes of

Action, whether known or unknown, including any derivative claims, asserted or assertable on behalf of the Debtors, whether known or unknown, foreseen or unforeseen, matured or unmatured, existing or hereafter arising, contingent or non-contingent, in law, equity, contract, tort or otherwise, that the Debtors, the Reorganized Debtors, or their Estates, including any successors to the Debtors or any Estates representative appointed or selected pursuant to section 1123(b) of the Bankruptcy Code, would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of the holder of any Claim or Interest in, a Debtor or other Entity, or that any Holder of any Claim against, or Interest in, a Debtor or other Entity could have asserted on behalf of the Debtors, based on or relating to, or in any manner arising from, in whole or in part, the Debtors (including the capital structure management, ownership or operation thereof), the business or contractual arrangement between the Debtors and any Released Party, any Securities issued by the Debtors and the ownership thereof, the assertion or enforcement of rights and remedies against the Debtors, the Debtors’ in- or out-of-court restructuring efforts, any Avoidance Actions (but excluding Avoidance Actions brought as counterclaims or defenses to Claims asserted against the Debtors), intercompany transactions between or among a Debtor and another Debtor, the First Lien RBL Credit Documents, the First Lien Term Loan Credit Agreement, the Second Lien Notes Indenture, the Unsecured Notes Indentures, the formulation, preparation, dissemination, negotiation, or Filing of the Restructuring Support Agreement, the Disclosure Statement, the Plan (including, for the avoidance of doubt, the Plan Supplement), the DIP Facility, the Exit Financing, the Backstop Purchase Agreement, the Rights Offering or any Restructuring Transaction, contract, instrument, release, or other agreement or document (including any legal opinion requested by any Entity regarding any transaction, contract, instrument, document or other agreement contemplated by the Plan or the reliance by any Released Party on the Plan or this Confirmation Order in lieu of such legal opinion) created or entered into in connection with the Restructuring Support Agreement, the Disclosure Statement, the DIP Credit Agreement, the Exit Financing Documents, the Backstop Purchase Agreement, the Rights Offering, the Plan, or the Plan Supplement, before or during the Chapter 11 Cases, the Chapter 11 Cases, the filing of the Chapter 11 Cases, the pursuit of Confirmation, the administration and implementation of the Plan, including the issuance or distribution of Securities pursuant to the Plan, or the distribution of property under the Plan, or upon any related act or omission, transaction, agreement, event, or other occurrence related or relating to any of the foregoing taking place on or before the Effective Date related or relating to the foregoing including all relief obtained by the Debtors in the Chapter 11 Cases. Notwithstanding anything to the contrary in the foregoing, the releases set forth above do not release (i) post Effective Date obligations of any party or Entity under the Plan, this Confirmation Order, any Restructuring Transaction, or any other document, instrument, or agreement (including those set forth in the Plan Supplement) executed to implement the Plan, including the Exit Financing Documents, or any Claim or obligation arising under the Plan, or (ii) the rights of any holder of Allowed Claims to receive distributions under the Plan.

45. Entry of this Confirmation Order shall constitute the Bankruptcy Court’s approval, pursuant to Bankruptcy Rule 9019, of the foregoing Debtor Release, which includes by reference each of the related provisions and definitions contained in the Plan, and further, shall constitute the Bankruptcy Court’s finding that the Debtor Release is: (a) in exchange for the good and valuable consideration provided by the Released Parties, including, without limitation, the Released Parties’ contributions to facilitating the Restructuring Transactions and implementing the Plan; (b) a good faith settlement and compromise of the Claims released by the Debtor Release; (c) in the best interests of the Debtors and all holders of Claims and Interests; (d) fair, equitable, and reasonable; (e) given and made after due notice and opportunity for hearing; and (f) a bar to any of the Debtors, the Reorganized Debtors, or the Debtors’ Estates asserting any Claim or Cause of Action released pursuant to the Debtor Release.

d.	Releases by the Releasing Parties.

46. Except as otherwise expressly set forth in the Plan or this Confirmation Order, on and after the Effective Date, in exchange for good and valuable consideration, the adequacy of which is hereby confirmed, each Released Party is, and is deemed hereby to be, fully, conclusively, absolutely, unconditionally, irrevocably and forever, released and discharged by each Releasing Party, in each case on behalf of themselves and their respective successors, assigns, and representatives, and any and all other Entities who may purport to assert any Cause of Action, directly or derivatively, by, through, for, or because of the foregoing Entities, from any and all Claims and Causes of Action, whether known or unknown, foreseen or unforeseen, matured or unmatured, existing or hereafter arising, contingent or non-contingent, in law, equity, contract, tort, or otherwise, including any derivative claims asserted on behalf of the Debtors, that such Entity would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of the holder of any Claim against, or Interest in, a Debtor or other Entity, or that any holder of any Claim against, or Interest in, a Debtor or other Entity could have asserted on behalf of the Debtors, based on or relating to, or in any manner arising from, in whole or in part, the Debtors (including the capital structure, management, ownership, or operation thereof), the business or contractual arrangement between the Debtors and any Releasing Party, any Securities issued by the Debtors and the ownership thereof, the assertion or enforcement of rights and remedies against the Debtors, the Debtors’ in- or out-of-court restructuring efforts, any Avoidance Actions (but excluding Avoidance Actions brought as counterclaims or defenses to Claims asserted against the Debtors), intercompany transactions between or among a Debtor and another Debtor, the First Lien RBL Credit Documents, the First Lien Term Loan Credit Agreement, the Second Lien Notes Indenture, the Unsecured Notes Indentures, the Chapter 11 Cases, the formulation, preparation, dissemination, negotiation, or Filing of the Restructuring Support Agreement, the Disclosure Statement, the DIP Facility, the Exit Financing, the Backstop Purchase Agreement, the Rights Offering or the Plan (including, for the avoidance of doubt, the Plan Supplement), or any Restructuring Transaction, contract, instrument, release, or other agreement or document created or entered into in connection with the Restructuring Support Agreement (including, for the avoidance of doubt, the Plan Supplement), the DIP Facility, the Exit Financing, the Backstop Purchase Agreement, the Rights Offering or any Restructuring Transaction, contract, instrument, release, or other agreement or document (including any legal opinion requested by any Entity regarding any transaction, contract, instrument, document or other agreement contemplated by the Plan or the reliance by any Released Party on the Plan or this Confirmation Order in lieu of such legal opinion), the Disclosure Statement, the DIP Credit Agreement, the Exit Financing Documents, the Backstop Purchase Agreement, the Rights Offering, the Plan, or the Plan Supplement, before or during the Chapter 11 Cases, the Chapter 11 Cases, the filing of the Chapter 11 Cases, the Disclosure Statement, or the Plan, the solicitation of votes with respect to the Plan, the pursuit of Confirmation, the administration and implementation of the Plan, including the issuance or distribution of Securities pursuant to the Plan or the distribution of property under the Plan or any other related agreement, or any related act or omission, transaction, agreement, event, or other occurrence related or relating to any of the foregoing taking place on or before the Effective Date, including all relief obtained by the Debtors in the Chapter 11 Cases. Notwithstanding anything to the contrary in the foregoing, the releases set forth above do not release (i) any party of any obligations related to customary banking products, banking services or other financial accommodations (except as may be expressly amended or modified by the Plan), (ii) any post Effective Date obligations of any party or Entity under the Plan, this Confirmation Order, any Restructuring Transaction, or any document, instrument, or any agreement (including those set forth in the Plan Supplement) executed to implement (or in connection with the implementation of) the Plan, including the Exit Financing Documents, or any Claim or obligation arising under the Plan, or (iii) the rights of holders of Allowed Claims to receive distributions under the Plan.

47. Entry of this Confirmation Order shall constitute the Bankruptcy Court’s approval, pursuant to Bankruptcy Rule 9019, of the foregoing third-party release, which includes by reference each of the related provisions and definitions contained in the Plan, and, further, shall constitute the Bankruptcy Court’s finding that the foregoing third-party release is: (a) consensual; (b) essential to the Confirmation of the Plan; (c) given in exchange for a substantial contribution and for the good and valuable consideration provided by the Released Parties that is important to the success of the Plan; (d) a good faith settlement and compromise of the Claims released by the foregoing third-party release; (e) in the best interests of the Debtors and their Estates; (f) fair, equitable, and reasonable; (g) given and made after due notice and opportunity for hearing; and (h) a bar to any of the Releasing Parties asserting any claim or Cause of Action released pursuant to the foregoing third-party release.

e.	Exculpation.

48. Except as otherwise specifically provided in the Plan or this Confirmation Order, no Exculpated Party shall have or incur liability for, and each Exculpated Party is hereby released and exculpated from, any Cause of Action for any claim related to any act or omission in connection with, relating to, or arising out of, the Chapter 11 Cases, the formulation, preparation, dissemination, negotiation, or Filing of the Restructuring Support Agreement and related prepetition transactions (including the First Lien RBL Credit Documents, the First Lien Term Loan Credit Agreement, the Second Lien Notes Indenture, and the Unsecured Notes Indentures), the Disclosure Statement, the Plan, the Plan Supplement, or any Restructuring Transaction, contract, instrument, release or other agreement or document (including, for the avoidance of doubt, the Plan Supplement), the DIP Facility, the Exit Financing, the Backstop Purchase Agreement, the Rights Offering or any Restructuring Transaction, contract, instrument, release, or other agreement or document created or entered into before or during the Chapter 11 Cases (including any legal opinion requested by any Entity regarding any transaction, contract, instrument, document or other agreement contemplated by the Plan or the reliance by any Released Party on the Plan or this Confirmation Order in lieu of such legal opinion), any preference, fraudulent transfer, or other avoidance claim arising pursuant to chapter 5 of the Bankruptcy Code or other applicable law, the filing of the Chapter 11 Cases, the pursuit of Confirmation, the administration and implementation of the Plan, including the issuance or distribution of Securities pursuant to the Plan, or the distribution of property under the Plan or any other related agreement, or upon any other related act or omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date, except for Claims related to any act or omission that is determined in a Final Order by a court of competent jurisdiction to have constituted actual fraud, willful misconduct, or gross negligence, but in all respects such Entities shall be entitled to reasonably rely upon the advice of counsel with respect to their duties and responsibilities pursuant to the Plan.

49. The Exculpated Parties and other parties set forth above have, and upon confirmation of the Plan shall be deemed to have, participated in good faith and in compliance with the applicable laws with regard to the solicitation of votes and distribution of consideration pursuant to the Plan and, therefore, are not, and on account of such distributions shall not be, liable at any time for the violation of any applicable law, rule, or regulation governing the solicitation of acceptances or rejections of the Plan or such distributions made pursuant to the Plan.

f.	Injunction.

50. Except as otherwise expressly provided in the Plan or this Confirmation Order or for obligations or distributions issued or required to be paid pursuant to the Plan or this Confirmation Order, all Entities who have held, hold, or may hold the Released Claims are permanently enjoined, from and after the Effective Date, from taking any of the following actions against, as applicable, the Debtors, the Reorganized Debtors, the Exculpated Parties, or the Released Parties: (1) commencing or continuing in any manner any action or other proceeding of any kind on account of or in connection with or with respect to any Released Claims; (2) enforcing, attaching, collecting, or recovering by any manner or means any judgment, award, decree, or order against such Entities on account of or in connection with or with respect to any Released Claims; (3) creating, perfecting, or enforcing any lien or encumbrance of any kind against such Entities or the property of such Entities on account of or in connection with or with respect to any Released Claims; (4) asserting any right of setoff, subrogation, or recoupment of any kind against any obligation due from such Entities or against the property or the Estates of such Entities on account of or in connection with or with respect to any Released Claims unless such holder has filed a motion requesting the right to perform such setoff on or before the Effective Date, and notwithstanding an indication of a Claim or Interest or otherwise that such holder asserts, has, or intends to preserve any right of setoff pursuant to applicable law or otherwise; and (5) commencing or continuing in any manner any action or other proceeding of any kind on account of or in connection with or with respect to any Released Claims released or settled pursuant to the Plan.

51. Upon entry of this Confirmation Order, all holders of Claims and Interests and their respective current and former employees, agents, officers, directors, principals, and direct and indirect Affiliates shall be enjoined from taking any actions to interfere with the implementation or Consummation of the Plan. Except as otherwise set forth in this Confirmation Order, each holder of an Allowed Claim or Allowed Interest, as applicable, by accepting, or being eligible to accept, distributions under or Reinstatement of such Claim or Interest, as applicable, pursuant to the Plan, shall be deemed to have consented to the injunction provisions set forth in Article VIII.E of the Plan.

52. Compliance with Tax Requirements. Each holder of an Allowed Claim or Interest that is to receive a distribution under the Plan shall have the sole and exclusive responsibility for the satisfaction and payment of any tax obligations imposed by any Governmental Unit, including income, withholding, and other tax obligations, on account of such distribution. In connection with the Plan, to the extent applicable, the Debtors, Reorganized Debtors, Disbursing Agent, and any applicable withholding agent shall comply with all tax withholding and reporting requirements imposed on them by any Governmental Unit, and all distributions made pursuant to the Plan shall be subject to such withholding and reporting requirements. Notwithstanding any provision in the Plan to the contrary, the Debtors, Reorganized Debtors, the Disbursing Agent, and any applicable withholding agent, as applicable, are authorized to take all actions necessary or appropriate to comply with applicable withholding and reporting requirements, including liquidating a portion of the distribution to be made under the Plan to generate sufficient funds to pay applicable withholding taxes, withholding distributions pending receipt of information necessary to facilitate such distributions, or establishing any other mechanisms they believe are reasonable and appropriate. The Debtors and Reorganized Debtors reserve the right to allocate all distributions made under the Plan in compliance with all applicable wage garnishments, alimony, child support, and similar spousal awards, Liens, and encumbrances. Except as otherwise provided in the Plan, the aggregate consideration paid to holders with respect to their Allowed Claims shall be treated pursuant to the Plan as allocated first to the principal amount of such Allowed Claims (as determined for federal income tax purposes) and then, to the extent the consideration exceeds the principal amount of such Allowed Claims, to the unpaid interest, if any, accrued through the Effective Date with respect to such Allowed Claims.

53. Exemption from Transfer Taxes. To the fullest extent permitted by section 1146(a) of the Bankruptcy Code, any transfers (whether from a Debtor to a Reorganized Debtor or to any other Person) of property under the Plan or pursuant to: (1) the issuance, distribution, transfer, or exchange of any debt, Security, or other interest in the Debtors or the Reorganized Debtors, including the New Interests and Exit Financing; (2) the Restructuring

Transactions; (3) the creation, modification, consolidation, termination, refinancing, and/or recording of any mortgage, deed of trust, or other security interest, or the securing of additional indebtedness by such or other means; (4) the making, assignment, or recording of any lease or sublease; (5) the grant of collateral as security for the Reorganized Debtors’ obligations under and in connection with the Exit Financing; or (6) the making, delivery, or recording of any deed or other instrument of transfer under, in furtherance of, or in connection with, the Plan, including any deeds, bills of sale, assignments, or other instrument of transfer executed in connection with any transaction arising out of, contemplated by, or in any way related to the Plan, in any such case shall not be subject to any document recording tax, stamp tax, conveyance fee, intangibles or similar tax, mortgage tax, real estate transfer tax, personal property transfer tax, sales or use tax, mortgage recording tax, Uniform Commercial Code filing or recording fee, regulatory filing or recording fee, or other similar tax or governmental assessment, and upon entry of this Confirmation Order, the appropriate federal, state or local governmental officials or agents shall forego the collection of any such tax or governmental assessment and accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax, recordation fee, or governmental assessment. All filing or recording officers (or any other Person with authority over any of the foregoing), wherever located and by whomever appointed, shall comply with the requirements of section 1146(a) of the Bankruptcy Code, shall forego the collection of any such tax or governmental assessment, and shall accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax or governmental assessment.

54. Dissolution of Ultra Petroleum. On or immediately after the Effective Date and in accordance with Article III of the Plan, the Debtors shall effectuate the cancellation of (i) all amounts owing by Ultra Resources to Ultra Petroleum, and (ii) all equity interests in UP Energy and (iii) any other liabilities or obligations of Ultra Petroleum. In connection therewith, on the Effective Date all other assets of Ultra Petroleum shall be deemed contributed to Reorganized UP Energy (excluding all files, documents, instruments and records relating to formation, qualifications to conduct business as a foreign company, arrangements with registered agents relating to foreign qualifications, taxpayer and other identification numbers, seals, minute books, securities transfer books, securities ledgers, securities certificates and other documents relating to the ownership, organization or existence of Ultra Petroleum, and any other assets identified by the Requisite Backstop Parties either before or after the Effective Date). Concurrently therewith, the Reorganized Debtors, on behalf of the holders of Interests in Ultra Petroleum, shall be directed by the Bankruptcy Court to file an application for dissolution under the Business Corporations Act (Yukon), which application shall be deemed as filed by the holders of Interests in Ultra Petroleum. Ultra Petroleum shall thereafter be dissolved in accordance with applicable Yukon law. For the avoidance of doubt, by taking the foregoing actions, the Reorganized Debtors shall not be acquiring any economic interest in any shares of Ultra Petroleum.

55. Provisions Regarding Governmental Units. Nothing in this Confirmation Order or the Plan discharges, releases, precludes, or enjoins: (i) any liability to any governmental unit as defined in 11 U.S.C. § 101(27) (“Governmental Unit”) that is not a “claim” as defined in 11 U.S.C. § 101(5) (“Claim”); (ii) any Claim of a Governmental Unit arising on or after the Confirmation Date: (iii) any police or regulatory liability to a Governmental Unit that any entity would be subject to as the owner or operator of property after the Confirmation Date; or (iv) any liability to a Governmental Unit on the part of any Person other than the Debtors or Reorganized Debtors. Nor shall anything in this Confirmation Order or the Plan enjoin or otherwise bar a Governmental Unit from asserting or enforcing, outside this Court, any liability described in the preceding sentence. Notwithstanding any provision of the Plan, this Confirmation Order, or any implementing or supplementing Plan Supplement, the United States’ setoff rights under federal law as recognized in section 553 of the Bankruptcy Code, and recoupment rights, are preserved and unaffected. Nothing in the Confirmation Order or Plan shall authorize the Debtors, Plan Administrator, or Liquidating Trust to abandon any real property or wells. Nothing in this Confirmation Order divests any tribunal of any jurisdiction it may have under police or regulatory law to interpret this Confirmation Order or the Plan or to adjudicate any defense asserted under this Confirmation Order or the Plan. Nor shall anything in the Plan or Plan Supplement affects the rights of the United States (including any agencies or subagencies thereof) to (1) be construed as a compromise or settlement of any claim, interest or Cause of Action of the United States; or (2) affect the entitlement of the United States to the payment of interest on its Allowed Claims. Moreover, nothing in the Plan or Plan Supplement shall affect the treatment of any interest in contracts, leases, covenants, operating rights agreements, rights-of-use and easement, and rights-of-way or other interests or agreements with the federal government or involving federal land or minerals. Moreover, nothing in the Plan or Plan Supplement shall affect the treatment of any interest in contracts, leases, covenants, operating rights agreements, rights-of-use and easement, and rights-of-way or other interests or agreements (a) with the federal government; (b) involving (i) federal land or minerals or (ii) lands or minerals held in trust for federally-recognized Indian tribes or Indian individuals (collectively, “Indian Landowners”); or (c) held by such Indian Landowners in fee with federal restriction on alienation (collectively, the “Federal Leases”).

56. For the avoidance of doubt and without limiting the foregoing, any assignment and/or transfer of any interests in the Federal Leases will be ineffective absent the consent of the United States. Nothing in the Plan or Plan Supplement shall be interpreted to set cure amounts or require the United States to novate, approve or consent to the sale, assignment and/or transfer of any interests in the Federal Leases except pursuant to existing regulatory requirements and applicable law.

57. Moreover, nothing in the Plan or Plan Supplement shall be interpreted to release the Debtors from any reclamation, plugging and abandonment, or other operational requirement under applicable Federal law; to address or otherwise affect any decommissioning obligations and financial assurance requirements under the Federal Leases, as determined by the United States, that must be met by the Debtors or their successors and assigns on the Federal Leases going forward; or to impair audit rights. In addition, notwithstanding any provision to the contrary in the Plan, this Confirmation Order, or Plan Supplement, nothing shall nullify the United States’ right to assert, against the Debtors and their estates, any (i) decommissioning liability and/or (ii) claim or Cause of Action that is nondischargeable under applicable law, including but not limited to a claim or Cause of Action arising from the Debtors’ interest in any Federal Lease not assumed by the Debtors. Notwithstanding any provision to the contrary in the Plan or Plan Supplement the United States will retain and have the right to audit and/or perform any compliance review and, if appropriate, collect from the Debtors and/or their successor(s) and assign(s) in full any additional monies owed by the Debtors with respect to any assumed Federal Leases without those rights being adversely affected by these bankruptcy proceedings. Such rights shall be preserved in full as if this bankruptcy had not occurred. The Debtors and their successors and assigns, will retain all defenses and/or rights, other than defenses and/or rights arising from these bankruptcy proceedings, to challenge any such determination: provided, however, that any such challenge, including any challenge associated with these bankruptcy cases, must be raised in the United States’ administrative review process leading to a final agency determination by the Department of the Interior. The audit and/or compliance review period shall remain open for the full statute of limitations period established by the Federal Oil and Gas Royalty Simplification and Fairness Act of 1996, 30 U.S.C. § 1702, et seq.

58. Provisions Regarding the Securities and Exchange Commission. Notwithstanding any provision herein to the contrary, no provision of the Plan, or any order confirming the Plan, (i) releases any non-Debtor Person or Entity (including any Released Party) from any Claim or Cause of Action of the United States Securities and Exchange Commission (the “SEC”); or (ii) enjoins, limits, impairs, or delays the SEC from commencing or continuing any Claims, Causes of Action, proceedings, or investigations against any non-Debtor Person or Entity (including any Released Party) in any forum.

59. Provisions Regarding Makewhole Parties. Certain Makewhole Creditors and other parties in the pending Makewhole Litigation (collectively, the “Makewhole Parties”) received that certain Notice of Non-Voting Status and Opportunity to Opt Out. The Notice of Non-Voting Status and Opportunity to Opt Out was received by the Makewhole Parties in error and shall have no effect on any matter, including for the avoidance of doubt, the Makewhole Litigation.

60. Provisions Regarding Williams Field Services Company, LLC. Nothing in this Confirmation Order, and no provision of the Plan, Plan Supplement or otherwise, shall prejudice or operate as a bar or adjudication of any rights, claims, defenses, objections or remedies that the Debtors, the Reorganized Debtors and/or Williams Field Services Company, LLC (“Williams”) have, may have, assert or may assert in relation to the Williams Dedication (as defined below), including, but not limited to, in any adversary proceeding brought by any party pursuant to Federal Rules of Bankruptcy Procedure 7001(2) and (9) to determine the validity, priority and extent of the Williams Dedication in property of the Debtors or Reorganized Debtors. Further, nothing in 11 U.S.C. §§ 363, 365 or 1123 of the Bankruptcy Code, as referenced in the Confirmation Order, Plan, Plan Supplement or otherwise, shall in any respect prejudice, impair, alter, or enhance the Williams Dedication in and to any of the Debtors or Reorganized Debtors property and assets or the Debtors, the Reorganized Debtors and/or Williams rights, claims, defenses, objections, and remedies thereto. All rights, claims, defenses, objections and remedies of the Debtors, Reorganized Debtors and Williams in relation to validity, priority and extent of the Williams Dedication are reserved.

61. Williams provides natural gas processing, dehydrating, treating and related services to Ultra Resources Inc., as Shipper, pursuant to a Gas Processing, Dehydrating and Treating Agreement effective as of January 1, 2017, and any amendments thereto (the “Williams GPA”). The parties have recently negotiated an amendment to the Williams GPA. The Williams GPA includes a dedication in favor of Williams of the underlying oil, gas and mineral leases and other legal rights located on acreage owned by Debtors in Sublette County, Wyoming that Williams processes, dehydrates and treats under the Williams GPA (the “Williams Dedication”). The Debtors and Reorganized Debtors agree that the Williams GPA will be assumed in this bankruptcy case and the Debtors and Reorganized Debtors waive any right to reject the Williams GPA.

62. Provisions Regarding U.S. Specialty Insurance Company. Notwithstanding any other provisions of the Plan, this Confirmation Order, or any other order of the Court, on the Effective Date, all rights and obligations of U.S. Specialty Insurance Company (“USSIC”) and Liberty Mutual Insurance Company (“Liberty”) related to the (i) bonds of any kind issued by USSIC or Liberty and maintained in the ordinary course of business, (ii) payment and indemnity agreements between the Debtors and USSIC and/or Liberty, setting forth USSIC’s and/or Liberty’s rights against the Debtors, and the Debtors’ obligations to pay and indemnify USSIC and/or Liberty from any loss, cost, or expense that USSIC and/or Liberty may incur, in each case, on account of the issuance of any bonds on behalf of the Debtors, (iii) USSIC’s and/or Liberty’s collateral agreements governing collateral in connection with the Debtors’ bonds, including as applicable control agreements, trust agreements, deposit accounts, letters of credit and proceeds therefrom and/or (iv) ordinary course premium payments to USSIC and/or Liberty for the Debtors’ bonds (collectively, the “Bond Program,” and the Debtors’ obligations arising therefrom, the “Bond Obligations”) shall be reaffirmed and ratified by the applicable Reorganized Debtors and continue in full force and effect according to their terms and applicable nonbankruptcy law and are not discharged, impaired, released or precluded by the Plan. On the Effective Date, all liens, security interests and claims, arising under or granted pursuant to USSIC and/or Liberty in connection with the Bond Program shall not be impaired, discharged, or released by any provision of the Plan, or this Confirmation Order. Nothing in the Plan or this paragraph shall affect in any way USSIC’s or Liberty’s rights against any non-debtor, or any non-debtor’s rights against USSIC and/or Liberty under the Bond Program or with regard to the Bond Obligations. Notwithstanding anything to the contrary in this Confirmation Order, the Plan, or otherwise, the Debtors, USSIC, and Liberty reserve all rights and defenses with respect to any right, claim, interest, obligation and all documents related to the Bond Obligations. For the avoidance of any doubt, and only to the extent applicable, the all agreements related to the Bond Obligations are assumed by the Debtors and the Reorganized Debtors pursuant to section 365 of the Bankruptcy Code upon the Effective Date.

63. Provisions Regarding NPI Allocation Proceeding: On April 3, 2020, the United States District Court for the Southern District of Texas entered an order granting summary judgment motions of the Southern California Public Power Authority and Turlock Irrigation District (collectively, “SCPPA”) and Grizzly Operating, LLC (“Grizzly”), and denying the summary judgment motion of the Debtors (and certain other parties), in connection with a withdrawn adversary proceeding related to Ultra’s 2016 chapter 11 cases. See SCPPA v. Ultra Resources, Inc., 19-00090 (S.D. Tex. 2019) (the “NPI Allocation Proceeding”) (subsequently vacating the finality of the summary judgment order and reopening the case to allow for damage calculations consistent with the ruling). On June 5, 2020, the Debtors, SCPPA, and Grizzly filed a joint status report indicating their intent to find a consensual resolution of the NPI Allocation Proceeding damages calculation phase and, to the extent agreement is not reached, to proceed to final judgment in the NPI Allocation Proceeding or, with respect to Grizzly, to proceed to final claims resolution in connection with its bankruptcy proceeding at In re Grizzly Operating, LLC, 19-31796 (Bankr. S.D. Tex. 2019) (the “Grizzly Bankruptcy”). For the avoidance of doubt, the Debtors shall assume the Supplemental Accounting Agreement and SCPPA shall be entitled to all its respective rights under the Bankruptcy Code thereto. Moreover, nothing in this Order shall act as a stay of, or injunction against, the parties proceeding in and concluding the NPI Allocation Proceeding. All rights and defenses of the parties in connection with or related to the NPI Allocation Proceeding, including any setoff, recoupment, or appellate rights, are expressly reserved for all purposes, and shall not be affected by entry of this Order.

64. Provisions Regarding the Gasconade Agreed Judgment. On October 23, 2019, the Court entered the Agreed Upon Final Judgment [Docket No. 139] in the adversary proceeding captioned Gasconade Oil Co., Riggs Oil & Gas Corp., and the Roy H. Dubitzky Trust Dated June 28,

1996, Mary G. Dubitzky and Jane A. Dubitzky, Co-Trustees v. Ultra Res., Inc., and UPL Pinedale, LLC, Adv. Pro. No. 17-03019 (MI) (Bankr. S.D. Tex. 2017) in the Ultra I bankruptcy proceeding (the “Agreed Judgment”). Notwithstanding anything to the contrary in the Plan or this Confirmation Order, this Confirmation Order shall have no effect on the Agreed Judgment.

65. Provisions Regarding CGG. Notwithstanding anything in the Plan, any Plan Supplement, or this Confirmation Order to the contrary, all Executory Contracts, including, but not limited to, the Master Geophysical Data-Use License and all supplements, amendments, schedules and attachments thereto (collectively, the “CGG Agreement”) between Ultra Resources, Inc. (“Ultra Resources”), on the one hand, and CGG Land (U.S.) Inc. f/k/a Veritas Land Surveys, a division of Veritas DGC Land, Inc. (“CGG”), on the other hand, shall be and hereby are assumed pursuant to section 365 of the Bankruptcy Code as of the date of entry of this Confirmation Order, and the Reorganized Ultra Resources shall be bound by the CGG Agreement from and after the Effective Date, all provisions of which shall remain intact in their entirety, and shall not be diminished or enhanced in anyway, including, but not limited to, the provisions of the CGG Agreement concerning transfer of the license, change of ownership and control of the licensee, confidentiality, and the destruction of data. The Transfer Fee (as defined in the CGG Agreement) shall not constitute a Cure Claim or otherwise be payable strictly for the purpose of the assumption of the CGG Agreement pursuant to the Plan in this proceeding or the implementation of the terms of the Plan and any Plan Supplement.

66. Provisions Regarding REX Rejection Ruling. Nothing in this Confirmation Order shall modify or supersede the Court’s oral ruling on August 6, 2020 or the Court’s order approving Ultra’s motion to reject the transportation service agreement with Rockies Express Pipeline LLC [Docket No. 722] (the “Rejection Order”). In the event of any conflict between the

Plan and Confirmation Order on the one hand, and the Rejection Order and accompanying memorandum opinion (the “Rejection Opinion”) [Docket No. 721]) on the other, the Rejection Order and Rejection Opinion shall control.

67. Provisions Regarding the Jonah Plaintiffs. The rights (which includes, but is not limited to, the property rights relating to the Jonah Plaintiffs constructive trust causes of action and any property rights raised in the Jonah Adversary Proceeding) and Claims of the Jonah Plaintiffs (as defined in the Confirmation Brief) that are the subject of the adversary proceeding Jonah, LLC v. Ultra Petroleum Corp., No. 16-03278-H1-ADV (MI) (Bankr. S.D. Tex.) (the “Jonah Adversary Proceeding”), including those rights and Claims related to the escrow account established under the Stipulation with the Jonah LLC Plaintiffs Regarding Resolution of Objection to Confirmation of the Debtors’ Second Amended Joint Chapter 11 Plan of Reorganization, In re Ultra Petroleum Corp., No. 16-32202 (MI) [Docket No. 1315] and the effect of the Plan on such rights and Claims, shall be determined by the judgment of this Court in the Jonah Adversary Proceeding.

68. Debtors’ Obligations Under the Backstop Purchase Agreement. Notwithstanding anything to the contrary in the Plan or this Confirmation Order, (i) the Debtors’ obligations under the Backstop Purchase Agreement, including their indemnification obligations to the Backstop Parties, shall remain unaffected and shall remain in full force and effect following the Effective Date, (ii) any such obligations, including such indemnification obligations, shall not be discharged under the Plan, and (iii) none of the Reorganized Debtors shall terminate any such obligations, including such indemnification obligations.

69. Documents, Mortgages, and Instruments. Each federal, state, commonwealth, local, foreign, or other governmental agency is authorized to accept any and all documents, mortgages, and instruments necessary or appropriate to effectuate, implement, or consummate the Plan, including the Restructuring Transactions, and this Confirmation Order.

70. Continued Effect of Stays and Injunction. Unless otherwise provided in the Plan or this Confirmation Order, all injunctions or stays in effect in the Chapter 11 Cases under sections 105 or 362 of the Bankruptcy Code or any order of the Court that is in existence upon entry of this Confirmation Order shall remain in full force and effect until the Effective Date. All injunctions or stays contained in the Plan or this Confirmation Order shall remain in full force and effect in accordance with their terms.

71. Nonseverability of Plan Provisions Upon Confirmation. Each provision of the Plan is: (a) valid and enforceable pursuant to its terms; (b) integral to the Plan and may not be deleted or modified without the Debtors’ or Reorganized Debtors’ consent, as applicable; provided that any such deletion or modification must be consistent with the Restructuring Support Agreement; and (c) nonseverable and mutually dependent.

72. Post-Confirmation Modifications. Without need for further order or authorization of the Court, the Debtors or the Reorganized Debtors, as applicable, are authorized and empowered to make any and all modifications to any and all documents that are necessary to effectuate the Plan that do not materially modify the terms of such documents and are consistent with the Plan (subject to any applicable consents or consultation rights set forth therein) and the Restructuring Support Agreement. Subject to certain restrictions and requirements set forth in section 1127 of the Bankruptcy Code and Bankruptcy Rule 3019 and those restrictions on modifications set forth in the Plan and the Restructuring Support Agreement, the Debtors and the Reorganized Debtors expressly reserve their respective rights to revoke or withdraw, or to alter, amend, or modify materially the Plan with respect to such Debtor, one or more times after

Confirmation, and, to the extent necessary, may initiate proceedings in the Court to so alter, amend, or modify the Plan, or remedy any defect or omission, or reconcile any inconsistencies in the Plan, the Disclosure Statement, or this Confirmation Order, in such manner as may be necessary to carry out the purposes and intent of the Plan. Any such modification or supplement shall be considered a modification of the Plan and shall be made in accordance with Article X.A of the Plan.

73. Applicable Nonbankruptcy Law. The provisions of this Confirmation Order, the Plan and related documents, or any amendments or modifications thereto, shall apply and be enforceable notwithstanding any otherwise applicable nonbankruptcy law.

74. Waiver of Filings. Any requirement under section 521 of the Bankruptcy Code or Bankruptcy Rule 1007 obligating the Debtors to File any list, schedule, or statement with the Court or the Office of the U.S. Trustee is permanently waived as to any such list, schedule, or statement not Filed as of the Confirmation Date.

75. Governmental Approvals Not Required. This Confirmation Order shall constitute all approvals and consents required, if any, by the laws, rules, or regulations of any state, federal, or other governmental authority with respect to the dissemination, implementation, or consummation of the Plan and the Disclosure Statement, any certifications, documents, instruments or agreements, and any amendments or modifications thereto, and any other acts referred to in, or contemplated by, the Plan and the Disclosure Statement.

76. Exemption from Registration Requirements. Pursuant to section 1145 of the Bankruptcy Code, the offering, issuance, and distribution of the New Interests shall be exempt from, among other things, the registration requirements of section 5 of the Securities Act and any other applicable law requiring registration prior to the offering, issuance, distribution, or sale of securities. In addition, under section 1145 of the Bankruptcy Code, such New Interests will be freely tradable in the United States by the recipients thereof, subject to the provisions of (a) section 1145(b)(1) of the Bankruptcy Code relating to the definition of an underwriter in section 2(a)(11) of the Securities Act, (b) compliance with applicable securities laws and any rules and regulations of the Securities and Exchange Commission, if any, to the extent applicable at the time of any future transfer of such securities or instruments, and (c) any applicable restrictions in the New Organizational Documents.

77. Reporting. Except as required under the DIP Financing Orders (in respect of the Prepetition Secured Parties) and under Article VI of the DIP Credit Agreement, after entry of this Confirmation Order, the Debtors or Reorganized Debtors, as applicable, shall have no obligation to file with the Court, serve on any parties, or otherwise provide any party with any other report that the Debtors or Reorganized Debtors, as applicable, were obligated to provide under the Bankruptcy Code or an order of the Court, including obligations to provide (a) any reports to any parties otherwise required under the “first” and “second” day orders entered in these Chapter 11 Cases and (b) monthly operating reports (even for those periods for which a monthly operating report was not filed before the Confirmation Date); provided that the Debtors or Reorganized Debtors, as applicable, will comply with the U.S. Trustee’s quarterly reporting requirements.

78. Failure of Consummation. If Consummation does not occur for a Debtor, the Plan shall be null and void in all respects as to such Debtor and nothing contained in the Plan, the Disclosure Statement, or Restructuring Support Agreement as to such Debtor shall: (1) constitute a waiver or release of any Claims by the Debtors, Claims, or Interests; (2) prejudice in any manner the rights of the Debtors, any holders of Claims or Interests, or any other Entity; or (3) constitute an admission, acknowledgement, offer, or undertaking by the Debtors, any holders of Claims or Interests, or any other Entity.

79. Substantial Consummation. On the Effective Date, the Plan shall be deemed to be substantially consummated under sections 1101(2) of the Bankruptcy Code.

80. Waiver of 14-Day Stay. This Confirmation Order is effective immediately, and the Debtors are authorized to take any action in preparation for the Effective Date. The stays set forth in Bankruptcy Rules 3020(e) and 6004 shall terminate 14 days after the entry of the Confirmation Order unless waived by subsequent order of this Court.

81. References to and Omissions of Plan Provisions. References to articles, sections, and provisions of the Plan are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation of the Plan. The failure to specifically include or to refer to any particular article, section, or provision of the Plan in this Confirmation Order shall not diminish or impair the effectiveness of such article, section, or provision, it being the intent of the Court that the Plan be confirmed in its entirety, except as expressly modified herein, and incorporated herein by this reference.

82. Headings. Headings utilized herein are for convenience and reference only, and do not constitute a part of the Plan or this Confirmation Order for any other purpose.

83. Effect of Conflict. This Confirmation Order supersedes any Court order issued prior to the Confirmation Date that may be inconsistent with this Confirmation Order. If there is any inconsistency between the terms of the Plan and the terms of this Confirmation Order, the terms of this Confirmation Order govern and control.

84. Final Order. This Confirmation Order is a Final Order and the period in which an appeal must be Filed shall commence upon the entry hereof.

85. Retention of Jurisdiction. The Court may properly, and upon the Effective Date shall, to the full extent set forth in the Plan, retain jurisdiction over all matters arising out of, and related to, these Chapter 11 Cases, including the matters set forth in Article XI of the Plan and section 1142 of the Bankruptcy Code. Notwithstanding anything in the Plan or this Confirmation Order to the contrary, this Court retains jurisdiction to the maximum extent otherwise allowed by law under the applicable circumstances.

Signed: August 22, 2020

/s/ Marvin Isgur
Marvin Isgur
United States Bankruptcy Judge

EXHIBIT A

Plan

IN THE UNITED STATES BANKRUPTCY COURT

FOR THE SOUTHERN DISTRICT OF TEXAS

HOUSTON DIVISION

)
In re:	)	Chapter 11
)
ULTRA PETROLEUM CORP., et al.,[1]	)	Case No. 20-32631 (MI)
)
Debtors.	)	(Jointly Administered)
)

SECOND AMENDED JOINT CHAPTER 11 PLAN OF

REORGANIZATION OF ULTRA PETROLEUM AND ITS DEBTOR AFFILIATES

KIRKLAND & ELLIS LLP		KIRKLAND & ELLIS LLP
KIRKLAND & ELLIS INTERNATIONAL LLP		KIRKLAND & ELLIS INTERNATIONAL LLP
David R. Seligman, P.C. (admitted pro hac vice)		Christopher T. Greco P.C. (admitted pro hac vice)
Brad Weiland (admitted pro hac vice)		601 Lexington Avenue
300 North LaSalle Street		New York, New York 10022
Chicago, Illinois 60654		Telephone:	(202) 389-5046
Telephone:	(312) 862-2000	Facsimile:	(202) 389-5200
Facsimile:	(312) 862-2200

-and-
KIRKLAND & ELLIS LLP
Matthew D. Cavenaugh (TX Bar No. 24062656)		KIRKLAND & ELLIS INTERNATIONAL LLP
Jennifer F. Wertz (TX Bar No. 24072822)		AnnElyse Scarlett Gains (admitted pro hac vice)
Kristhy M. Peguero (TX Bar No. 24102776)		1301 Pennsylvania Avenue, N.W.
JACKSON WALKER LLP		Washington, D.C. 20004
1401 McKinney Street, Suite 1900		Telephone:	(202) 389-5046

Houston, Texas 77010		Facsimile:	(202) 389-5200
Telephone:	(713) 752-4200
Facsimile:	(713) 752-4221

Co-Counsel to the Debtors
and Debtors in Possession

Dated: August 19, 2020

1

The Debtors in these chapter 11 cases and the last four digits of each Debtor’s federal tax identification number (if any) are the following: Ultra Petroleum Corp. (3838); Keystone Gas Gathering, LLC (N/A); Ultra Resources, Inc. (0643); Ultra Wyoming, LLC (6117); Ultra Wyoming LGS, LLC (0378); UP Energy Corporation (4296); UPL Pinedale, LLC (7214); and UPL Three Rivers Holdings, LLC (7158). The Debtors’ service address is 116 Inverness Drive East, Suite 400, Englewood, Colorado 80112.

ARTICLE V. TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES		40
A.	Assumption of Executory Contracts and Unexpired Leases	40
B.	Claims Based on Rejection of Executory Contracts or Unexpired Leases	41
C.	Cure of Defaults for Assumed Executory Contracts and Unexpired Leases	41
D.	Indemnification	42
E.	Director and Officer Liability Insurance Policies	42
F.	Contracts and Leases After the Petition Date	42
G.	Modifications, Amendments, Supplements, Restatements, or Other Agreements	43
H.	Reservation of Rights	43
I.	Nonoccurrence of Effective Date	43

ARTICLE VI. PROVISIONS GOVERNING DISTRIBUTIONS		43
A.	Distributions on Account of Claims Allowed Outstanding as of the Distribution Record Date	43
B.	Delivery of Distributions	44
C.	Minimum Distributions	47
D.	Claims Paid or Payable by Third Parties	47
E.	Setoffs and Recoupment	47
F.	Allocations	48

ARTICLE VII. PROCEDURES FOR RESOLVING CONTINGENT, UNLIQUIDATED, AND DISPUTED CLAIMS		48
A.	Disputed Claims Process	48
B.	Allowance of Claims	48
C.	Claims Administration Responsibilities	48
D.	Estimation of Claims	49
E.	Adjustment to Claims without Objection	49
F.	Time to File Objections to Claims	49
G.	Disallowance of Claims	49
H.	Amendments to Claims; Additional Claims	50
I.	No Distributions Pending Allowance	50
J.	Distributions After Allowance	50
K.	Single Satisfaction of Claims	50
L.	No Interest	50

ARTICLE VIII. SETTLEMENT, RELEASE, INJUNCTION, AND RELATED PROVISIONS		51
A.	Discharge of Claims and Termination of Interests	51
B.	Releases by the Debtors	51
C.	Releases by Releasing Parties	52
D.	Exculpation	53
E.	Injunction	54
F.	Protection Against Discriminatory Treatment	54
G.	Release of Liens	54
H.	Reimbursement or Contribution	55
I.	Recoupment	55
J.	Subordination Rights	55

ARTICLE IX. CONDITIONS PRECEDENT TO THE EFFECTIVE DATE		55
A.	Conditions Precedent to the Effective Date	55
B.	Waiver of Conditions Precedent	57
C.	Effect of Non-Occurrence of Conditions to Consummation	57
D.	Substantial Consummation	57

ARTICLE X. MODIFICATION, REVOCATION, OR WITHDRAWAL OF THE PLAN		57
A.	Modification of Plan	57
B.	Effect of Confirmation on Modifications	57
C.	Revocation or Withdrawal of Plan	58

ARTICLE XI. RETENTION OF JURISDICTION		58

ARTICLE XII. MISCELLANEOUS PROVISIONS		60
A.	Immediate Binding Effect	60
B.	Additional Documents	60
C.	Dissolution of the Committee	60
D.	Payment of Statutory Fees	60
E.	Reservation of Rights	60
F.	Successors and Assigns	61
G.	Service of Documents	61
H.	Term of Injunctions or Stays	62
I.	Entire Agreement	62
J.	Plan Supplement	62
K.	Nonseverability of Plan Provisions	62
L.	Votes Solicited in Good Faith	62
M.	Closing of Chapter 11 Cases	62
N.	Waiver or Estoppel	63
O.	Creditor Default	63

INTRODUCTION

The Debtors propose this Plan. Although proposed jointly for administrative purposes, the Plan constitutes a separate Plan for each Debtor for the resolution of outstanding Claims against and Interests in each Debtor pursuant to the Bankruptcy Code. The Debtors seek to consummate the Restructuring Transactions on the Effective Date of the Plan. Each Debtor is a proponent of the Plan within the meaning of section 1129 of the Bankruptcy Code. The Debtors are not currently proposing the substantive consolidation of their respective Estates; provided that subject to satisfying the requirements for substantive consolidation pursuant to applicable law, the Plan will provide for the substantive consolidation of certain of the Debtors to the extent necessary for Confirmation. Absent the substantive consolidation of certain of the Debtors, the classifications of Claims and Interests set forth in Article III of this Plan shall be deemed to apply separately with respect to each Plan proposed by each Debtor, as applicable. Reference is made to the Disclosure Statement for a discussion of the Debtors’ history, business, properties and operations, projections, risk factors, a summary and analysis of this Plan, the Restructuring Transactions, and certain related matters.

ALL HOLDERS OF CLAIMS AND INTERESTS, TO THE EXTENT APPLICABLE, ARE ENCOURAGED TO READ THE PLAN AND THE DISCLOSURE STATEMENT IN THEIR ENTIRETY BEFORE VOTING TO ACCEPT OR REJECT THE PLAN.

ARTICLE I.

DEFINED TERMS, RULES OF INTERPRETATION,

COMPUTATION OF TIME, GOVERNING LAW, AND OTHER REFERENCES

A. Defined Terms

“6.875% Notes” means those certain unsecured notes due 2022 issued by Ultra Resources pursuant to that certain 6.875% Notes Indenture.

“6.875% Notes Indenture” means that certain Indenture, dated as of April 12, 2017, as amended, modified, or supplemented from time to time, by and between Ultra Resources, as issuer, and Wilmington Trust, N.A., predecessor to the 6.875% Notes Indenture Trustee.

“6.875% Notes Indenture Trustee” means UMB Bank N.A. in its capacity as trustee under the 6.875% Notes Indenture, and any successors in such capacity.

“7.125% Notes” means those certain unsecured notes due 2025 issued by Ultra Resources pursuant to that certain 7.125% Notes Indenture.

“7.125% Notes Indenture” means that certain Indenture, dated as of April 12, 2017, as amended, modified, or supplemented from time to time, by and between Ultra Resources, as issuer, and Wilmington Trust, N.A., predecessor to the 7.125% Notes Indenture Trustee.

“7.125% Notes Indenture Trustee” means UMB Bank N.A. in its capacity as trustee under the 7.125% Notes Indenture, and any successors in such capacity.

“Administrative Claim” means a Claim for costs and expenses of administration of the Chapter 11 Cases pursuant to sections 327, 328, 330, 365, 503(b), 507(a), 507(b), or 1114(e)(2) of the Bankruptcy Code, including: (a) the actual and necessary costs and expenses of preserving the Estates and operating the businesses of the Debtors incurred on or after the Petition Date and through the Effective Date; (b) Allowed Professional Fee Claims; and (c) all fees and charges assessed against the Estates under chapter 123 of the Judicial Code.

“Administrative Claims Bar Date” means the deadline for Filing requests for payment of Administrative Claims, which: (a) with respect to Administrative Claims other than Professional Fee Claims, shall be 30 days after the Effective Date; and (b) with respect to Professional Fee Claims, shall be 45 days after the Effective Date.

“Affiliate” has the meaning set forth in section 101(2) of the Bankruptcy Code.

“Aggregate New Interests” means the total number of New Interests outstanding on the Effective Date after giving effect to the consummation of the Restructuring Transactions (excluding any New Interests issued under the Management Incentive Plan).

“Allowed” means, with respect to any Claim, except as otherwise provided herein: (a) a Claim that is evidenced by a Proof of Claim Filed by the Claims Bar Date or a request for payment of an Administrative Claim Filed by the Administrative Claims Bar Date, as applicable (or for which Claim under the Plan, the Bankruptcy Code, or pursuant to a Final Order, a Proof of Claim or request for payment of Administrative Claim is not or shall not be required to be Filed); (b) a Claim that is listed in the Schedules as not contingent, not unliquidated, and not disputed, and for which no Proof of Claim, as applicable, has been timely Filed; or (c) a Claim that becomes Allowed pursuant to the Plan or a Final Order of the Bankruptcy Court; provided that, with respect to a Claim described in clauses (a) and (b) above, such Claim shall be considered Allowed only if and to the extent that with respect to such Claim no objection to the allowance or priority or a request for estimation thereof is interposed within the applicable period of time fixed by the Plan, the Bankruptcy Code, the Bankruptcy Rules, or the Bankruptcy Court, or such an objection is so interposed and the Claim has been Allowed by a Final Order. Except for Claims that become Allowed pursuant to Article III of the Plan, any Claim that has been or is hereafter listed in the Schedules as contingent, unliquidated, or disputed, and for which no Proof of Claim is or has been timely Filed, is not considered Allowed and shall be expunged without further action by the Debtors and without further notice to any party or action, approval, or order of the Bankruptcy Court. Notwithstanding anything to the contrary herein, no Claim of any Entity subject to section 502(d) of the Bankruptcy Code shall be deemed Allowed unless and until such Entity pays in full the amount that it owes the applicable Debtor or Reorganized Debtor, as applicable. For the avoidance of doubt, a Proof of Claim Filed after the Claims Bar Date or a request for payment of an Administrative Claim Filed after the Administrative Claims Bar Date, as applicable, shall not be Allowed for any purposes whatsoever absent entry of a Final Order allowing such late-filed Claim; provided that this clause shall not affect any Claim that becomes Allowed pursuant to Article III of the Plan. “Allow,” “Allowing,” and “Allowance” shall have correlative meanings.

“Assumed Equity Value” means $446,000,000.

“Avoidance Actions” means any and all actual or potential avoidance, recovery, subordination, or other Claims, Causes of Action, or remedies that may be brought by or on behalf of the Debtors or their Estates or other authorized parties in interest under the Bankruptcy Code or applicable non-bankruptcy law, including Claims, Causes of Action, or remedies under sections 502, 510, 542, 544, 545, 547 through 553, and 724(a) of the Bankruptcy Code or under similar local, state, federal, or foreign statutes and common law, including fraudulent transfer laws.

“Backstop Parties” has the meaning set forth in the Restructuring Support Agreement.

“Backstop Purchase Agreement” means that certain agreement, dated as of July 27, 2020, by and between the Debtors and the Backstop Parties, setting forth, among other things, the commitments of the Backstop Parties with respect to the Rights Offering, the right of the Backstop Parties to the Commitment Premium, the payment or reimbursement by the Debtors of the fees, costs and expenses incurred by the Priority Backstop Parties and indemnities in favor of the Backstop Parties.

“Bankruptcy Code” means title 11 of the United States Code, 11 U.S.C. §§ 101–1532, as may be amended from time to time.

“Bankruptcy Court” means the United States Bankruptcy Court for the Southern District of Texas.

“Bankruptcy Rules” means the Federal Rules of Bankruptcy Procedure promulgated under section 2075 of the Judicial Code and the general, local, and chambers rules of the Bankruptcy Court.

“Business Day” means any day other than a Saturday, Sunday, or other day on which commercial banks are authorized to close under the laws of, or are in fact closed in, the State of Texas.

6

“Cash” means cash and cash equivalents, including bank deposits, checks, and other similar items in legal tender of the United States of America.

“Causes of Action” or “Causes of Action” means any claims, interests, damages, remedies, causes of action, demands, rights, actions, controversies, proceedings, agreements, suits, obligations, liabilities, accounts, defenses, offsets, powers, privileges, licenses, Liens, indemnities, guaranties, and franchises of any kind or character whatsoever, whether known or unknown, foreseen or unforeseen, existing or hereinafter arising, contingent or non-contingent, liquidated or unliquidated, secured or unsecured, assertable, directly or derivatively, matured or unmatured, suspected or unsuspected, whether arising before, on, or after the Petition Date, in contract, tort, law, equity, or otherwise. Causes of Action also include: (a) all rights of setoff, counterclaim, or recoupment and claims under contracts or for breaches of duties imposed by law or in equity; (b) the right to object to or otherwise contest Claims or Interests; (c) claims pursuant to section 362 or chapter 5 of the Bankruptcy Code; (d) such claims and defenses as fraud, mistake, duress, and usury, and any other defenses set forth in section 558 of the Bankruptcy Code; and (e) any Avoidance Action.

“Certificate” means any instrument evidencing a Claim or an Interest.

“Chapter 11 Cases” means (a) when used with reference to a particular Debtor, the case pending for that Debtor under chapter 11 of the Bankruptcy Code in the Bankruptcy Court and (b) when used with reference to all the Debtors, the procedurally consolidated and jointly administered chapter 11 cases pending for the Debtors in the Bankruptcy Court.

“Charging Lien” means any lien or other priority in payment arising prior to the Effective Date to which the Second Lien Notes Indenture Trustee or the Unsecured Notes Trustee are entitled pursuant to the Second Lien Notes Indenture or the Unsecured Notes Indenture for the payment of the Second Lien Notes Indenture Trustee Fees and Expenses or the Unsecured Notes Trustee Fees and Expenses, respectively.

“Claim” means any claim, as defined in section 101(5) of the Bankruptcy Code, against any of the Debtors.

“Claims Bar Date” means collectively, the dates established by the Bankruptcy Court by which Proofs of Claim must be Filed.

“Claims Objection Deadline” means the later of: (a) the date that is 180 days after the Effective Date; and (b) such other date as may be fixed by the Bankruptcy Court, after notice and hearing, upon a motion Filed before the expiration of the deadline to object to Claims or Interests.

“Claims Register” means the official register of Claims against the Debtors maintained by the Notice and Claims Agent.

“Class” means a class of Claims or Interests as set forth in Article III hereof pursuant to section 1122(a) of the Bankruptcy Code.

“Commitment Premium” means the premium payable to the Backstop Parties in consideration for the commitments of the Backstop Parties under the Backstop Purchase Agreement, which premium shall be equal to 7.5% of the maximum Rights Offering Amount ($6,375,000) and shall be payable in the form of New Interests based on the Per Share Purchase Price (or, in the case of any Priority Backstop Party that elects to make Exit Term Loans to the Reorganized Debtors, in the form of additional Exit Term Loans).

“Committee” means the Official Committee of Unsecured Creditors appointed by the U.S. Trustee in the Chapter 11 Cases, if any.

“Conditional Approval Order” means the certain Order (I) Scheduling a Combined Hearing to Approve the Adequacy of the Disclosure Statement and Confirmation of the Plan, (II) Conditionally Approving the Disclosure Statement on Shortened Notice, (III) Approving the Confirmation Timeline, Solicitation and Voting Procedures, Solicitation Package, Notices, and the Rights Offering Procedures and Related Materials, and (IV) Waiving the Requirements to Hold the Creditors’ Meeting and to File Sofas and Schedules entered by the Bankruptcy Court in the Chapter 11 Cases on May 15, 2020 at Docket No. 62.

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“Confirmation” means the Bankruptcy Court’s entry of the Confirmation Order on the docket of the Chapter 11 Cases.

“Confirmation Date” means the date upon which the Bankruptcy Court enters the Confirmation Order on the docket of the Chapter 11 Cases within the meaning of Bankruptcy Rules 5003 and 9021.

“Confirmation Hearing” means the hearing to be held by the Bankruptcy Court on confirmation of the Plan, pursuant to Bankruptcy Rule 3020(b)(2) and sections 1128 and 1129 of the Bankruptcy Code, as such hearing may be continued from time to time.

“Confirmation Order” means the combined order of the Bankruptcy Court approving the Disclosure Statement, the Rights Offering, the Backstop Purchase Agreement and confirming the Plan pursuant to section 1129 of the Bankruptcy Code, which order shall be consistent in all material respects with the Restructuring Support Agreement and otherwise in form and substance reasonably acceptable to the Required Parties.

“Consenting Creditor Parties” has the meaning set forth in the Restructuring Support Agreement.

“Consenting Creditor Parties’ Advisors” has the meaning set forth in the Restructuring Support Agreement.

“Consenting Lenders” has the meaning set forth in the Restructuring Support Agreement.

“Consummation” means the occurrence of the Effective Date.

“Cure” or “Cure Claim” means all amounts, including an amount of $0.00, required to cure any monetary defaults under any Executory Contract or Unexpired Lease (or such lesser amount as may be agreed upon by the parties under an Executory Contract or Unexpired Lease) in order for such Executory Contract or Unexpired Lease to be assumed by the Debtors pursuant to sections 365 or 1123 of the Bankruptcy Code.

“Cure Notice” means a notice sent to counterparties in connection with an Executory Contract or Unexpired Lease proposed to be assumed or assumed and assigned under the Plan pursuant to section 365 of the Bankruptcy Code, the form and substance of which notice shall be approved by the Confirmation Order and shall include (a) procedures for objecting to proposed assumptions or assumptions and assignments of Executory Contracts and Unexpired Leases, (b) the proposed amount to be paid on account of Cure Claims, and (c) procedures for resolution by the Bankruptcy Court of any related disputes.

“D&O Liability Insurance Policies” means all insurance policies of any of the Debtors for directors’, managers’, and officers’ liability existing as of the Petition Date (including any “tail policy”) and all agreements, documents, or instruments relating thereto.

“Debtor Release” means the releases set forth in Article VIII.B. of this Plan.

“Debtors” means, collectively, each of the following, in each case, in such Entity’s capacity as a debtor in possession in the Chapter 11 Cases: Ultra Petroleum; Ultra Resources; UP Energy; Keystone Gas Gathering, LLC; Ultra Wyoming, LLC; Ultra Wyoming LGS, LLC; UPL Pinedale, LLC; and UPL Three Rivers Holdings, LLC.

“DIP Agent” means Wilmington Trust, National Association in its capacity as administrative agent and collateral agent under the DIP Credit Agreement, its successors, assigns, or any replacement agent appointed pursuant to the terms of the DIP Credit Agreement.

“DIP Claims” means all Claims derived from, arising under, based upon, or secured pursuant to the DIP Credit Agreement held by any DIP Lender or the DIP Agent, including all Claims in respect of principal amounts outstanding, interest, fees, expenses, costs, hedging obligations, and other charges arising thereunder or related thereto, in each case, with respect to the DIP Facility.

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“DIP Credit Agreement” means that certain senior secured superpriority debtor-in-possession credit agreement, dated as of May 19, 2020, by and among the Debtors, the guarantors party thereto, the DIP Agent, and the DIP Lenders, as approved by the DIP Orders.

“DIP Facility” means the debtor-in-possession credit facility entered into on the terms and conditions set forth in the DIP Facility Documents.

“DIP Facility Documents” means any notes, certificates, agreements, security agreements, documents, or instruments (including any amendments, restatements, supplements, or modifications of any of the foregoing) related to or executed in connection with the DIP Credit Agreement.

“DIP Lenders” means the lenders under the DIP Credit Agreement.

“DIP Motion” means the motion filed by the Debtors seeking Bankruptcy Court approval of the DIP Facility and authorizing the use of cash collateral.

“DIP Orders” means, collectively, the Interim DIP Order and the Final DIP Order.

“Disclosure Statement” means the Disclosure Statement for Debtors’ Joint Chapter 11 Plan of Reorganization, dated as of the Petition Date, as may be amended, supplemented, or modified from time to time, including all exhibits and schedules thereto and references therein that relate to the Plan, that is prepared and distributed in accordance with the Bankruptcy Code, the Bankruptcy Rules, and any other applicable law, all of which shall be consistent in all material respects with the Restructuring Support Agreement and otherwise in form and substance reasonably acceptable to the Required Parties.

“Disputed” means, with respect to any Claim, a Claim that is not yet Allowed, including (a) any Proof of Claim that, on its face, is contingent or unliquidated, (b) any Proof of Claim or request for payment of an Administrative Claim Filed after the Claims Bar Date, Administrative Claims Bar Date, or deadline for filing Proofs of Claim based on the Debtors’ rejection of Executory Contracts or Unexpired Leases, as applicable, (c) any Claim that is subject to an objection or a motion to estimate, in each case that has not been withdrawn, resolved, or ruled on by a Final Order of the Bankruptcy Court, and (d) any Claim that is not an Allowed Claim or a disallowed Claim.

“Distribution Agent” means, as applicable, the Reorganized Debtors or any Entity the Reorganized Debtors select to make or to facilitate distributions in accordance with the Plan.

“Distribution Record Date” means the date for determining which holders of Allowed Claims are eligible to receive distributions under the Plan, which shall be (a)(x) the date of the Confirmation Order, for holders of Class 4 and Class 5 Claims and (y) the Effective Date, for holders of any other Claims or (b) such other date as designated in a Bankruptcy Court order. For the avoidance of doubt, the Distribution Record Date shall not apply to publicly traded securities (other than Second Lien Notes), which shall receive distributions in accordance with the applicable procedures of DTC; provided, however, at the request of the Committee, the Debtors may establish a Distribution Record Date for Unsecured Notes Claims to facilitate the distribution of the Makewhole Instruments.

“DTC” means the Depository Trust Company.

“Effective Date” means the date that is the first Business Day after the Confirmation Date on which (a) no stay of the Confirmation Order is in effect, (b) all conditions precedent to the occurrence of the Effective Date set forth in Article IX.A of the Plan have been satisfied or waived in accordance with Article IX.B of the Plan, and (c) the Debtors declare the Plan effective.

“Entity” has the meaning set forth in section 101(15) of the Bankruptcy Code.

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“Estate” means the estate of any Debtor created under sections 301 and 541 of the Bankruptcy Code upon the commencement of the applicable Debtor’s Chapter 11 Case.

“Exculpated Parties” means, to the extent allowed by applicable law and section 1125(e) of the Bankruptcy Code, collectively, and in each case in its capacity as such: (a) the Debtors; (b) the Reorganized Debtors; (c) the Consenting Creditor Parties; (d) the Term Agent; (e) the First Lien RBL Agent and the First Lien RBL Issuing Bank; (f) the DIP Agent; (g) the DIP Lenders; (h) the Committee and its members, solely in their capacities as such; (i) the Exit Agents; (j) the Exit Parties; (k) any agents, representatives, or other parties that assist with distributions under the Plan; (l) the Backstop Parties; (m) the Second Lien Notes Indenture Trustee; (n) the Unsecured Notes Trustee; and (o) with respect to each of the foregoing Entities, the current and former Affiliates of such Entity, and such Entity’s and its current and former Affiliates’ current and former equity holders, subsidiaries, officers, directors, managers, principals, members, employees, agents, advisory board members, financial advisors, partners, attorneys, accountants, investment bankers, consultants, representatives, and other professionals, each in their capacity as such, including, for the avoidance of doubt, the Consenting Creditors’ Parties Advisors.

“Executory Contract” means a contract to which one or more of the Debtors is a party and that is subject to assumption or rejection under section 365 or 1123 of the Bankruptcy Code.

“Exit Agents” means the Exit RBL Facility Agent and the Exit Term Loan Agent.

“Exit Financing” means the Exit RBL Facility and the Exit Term Loans.

“Exit Financing Documents” means, collectively, all agreements, indentures, documents (including security, collateral or pledge agreements or documents), mortgages or instruments to be executed or delivered in connection with the Exit Financing (including the Exit RBL Facility Documents and the Exit Term Loan Facility Documents), all of which shall be consistent in all material respects with the Restructuring Support Agreement and otherwise in form and substance reasonably acceptable to the Required Parties.

“Exit Parties” means the Exit RBL Facility Secured Parties and the Exit Term Loan Parties.

“Exit RBL Commitment Letter” means the Commitment Letter substantially in the form attached as Exhibit E to the Restructuring Support Agreement.

“Exit RBL Credit Agreement” means the credit agreement governing the Exit RBL Facility, which shall be consistent in all material respects with the Restructuring Support Agreement, the Exit RBL Commitment Letter and otherwise in form and substance reasonably acceptable to the Required Parties.

“Exit RBL Facility” means the reserve based revolving credit facility that the Reorganized Debtors will obtain on the Effective Date in accordance with the Exit RBL Credit Agreement, which shall be consistent in all material respects with the Restructuring Support Agreement, the Exit RBL Commitment Letter and otherwise in form and substance reasonably acceptable to the Required Parties.

“Exit RBL Facility Agent” means the administrative and collateral agent under the Exit RBL Credit Agreement, solely in its capacity as such.

“Exit RBL Facility Documents” means, collectively, all agreements, documents (including security, collateral or pledge agreements or documents), letters of credit, mortgages or instruments to be executed or delivered in connection with the Exit RBL Facility, including the Exit RBL Credit Agreement and the Exit RBL Commitment Letter, all of which shall be consistent in all material respects with the Restructuring Support Agreement and otherwise in form and substance reasonably acceptable to the Required Parties.

“Exit RBL Facility Secured Parties” means the Exit RBL Facility Agent, each lender under the Exit RBL Facility Documents and all other secured parties under the Exit RBL Facility Documents (including any issuer of letters of credit thereunder or any hedge providers secured thereunder), solely in their capacities as such.

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“Exit RBL Lender Cash Election” means the election available to a holder of an Allowed First Lien RBL Claim to opt to receive the Exit RBL Lender Cash Election Amount in full and complete satisfaction, discharge and release of such Allowed First Lien RBL Claim.

“Exit RBL Lender Cash Election Amount” means an amount of cash equal to eighty-five percent (85%) of the Allowed amount of a holder’s First Lien RBL Claim (excluding any amounts under any First Lien RBL Letters of Credit (other than the REX Letter of Credit) that is undrawn and issued under the Exit RBL Credit Agreement).

“Exit Term Loan Agent” means the administrative and collateral agent under the Exit Term Loans, solely in its capacity as such.

“Exit Term Loan Facility” has the meaning set forth in the Restructuring Support Agreement.

“Exit Term Loan Facility Documents” means, collectively, all agreements, documents (including security, collateral or pledge agreements or documents), letters of credit, mortgages or instruments to be executed or delivered in connection with the Exit Term Loan Facility, all of which shall be consistent in all material respects with the Restructuring Support Agreement and otherwise in form and substance reasonably acceptable to the Required Parties.

“Exit Term Loans” has the meaning set forth in the Restructuring Support Agreement.

“Exit Term Loan Parties” means the Exit Term Loan Agent, each lender under the Exit Term Loan Facility Documents and all other secured parties under the Exit Term Loan Facility Documents (including any issuer of letters of credit thereunder or any hedge providers secured thereunder), solely in their capacities as such.

“Federal Judgment Rate” means the interest rate provided under 28 U.S.C. § 1961(a), calculated as of the Petition Date, compounded annually.

“File,” “Filed,” or “Filing” means file, filed, or filing in the Chapter 11 Cases with the Bankruptcy Court or, with respect to the filing of a Proof of Claim, the Notice and Claims Agent.

“Final Decree” means the decree contemplated under Bankruptcy Rule 3022.

“Final DIP Order” means the Final Order Pursuant to 11 U.S.C. §§ 105, 361, 362, 363, 364, 506 and 507 (I) Authorizing Debtors to Obtain Senior Secured Priming Superpriority Postpetition Financing, (II) Authorizing Use of Cash Collateral, (III) Granting Liens and Providing Superpriority Administrative Expense Status, (IV) Granting Adequate Protection, (V) Modifying Automatic Stay, and (VI) Granting Related Relief entered by the Bankruptcy Court in the Chapter 11 Cases on June 16, 2020 at Docket No. 283.

“Final Order” means, as applicable, an order or judgment of the Bankruptcy Court or other court of competent jurisdiction with respect to the relevant subject matter that has not been reversed, stayed, modified, or amended and is in full force and effect, and as to which the time to appeal or seek certiorari has expired and no appeal or petition for certiorari has been timely taken, or as to which any appeal that has been taken or any petition for certiorari that has been or may be Filed has been resolved by the highest court to which the order or judgment could be appealed or from which certiorari could be sought or the new trial, reargument, or rehearing shall have been denied, resulted in no modification of such order, or has otherwise been dismissed with prejudice.

“First Lien Claims” mains the First Lien RBL Claims and the First Lien Term Loan Claims.

“First Lien Distribution” means 97.5 percent of the New Interests, in each case subject to dilution on account of the Management Incentive Plan and the New Interests issued pursuant to the Rights Offering and the Backstop Purchase Agreement.

“First Lien Lenders” means the lenders under the First Lien RBL Credit Agreement and the First Lien Term Loan Credit Agreement.

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“First Lien RBL Agent” means Bank of Montreal as administrative agent and collateral agent under the First Lien RBL Credit Documents and any successors to Bank of Montreal in such capacities.

“First Lien RBL Claims” means all Claims (including adequate protection Claims (other than for reimbursement of fees and expenses)) derived from, arising under, based upon, or secured pursuant to the First Lien RBL Credit Documents, including all Claims in respect of principal amounts outstanding, interest, fees, expenses, costs, reimbursement obligations, hedging obligations, and other charges arising thereunder or related thereto, in each case, with respect to the First Lien RBL Credit Agreement that are Secured Claims.

“First Lien RBL Credit Agreement” means that certain Credit Agreement, dated as of April 12, 2017, as amended, reinstated, modified, or supplemented from time to time, by and between Ultra Resources, as borrower, Bank of Montreal, as administrative agent (and any successors in that capacity), and the First Lien RBL Secured Parties party thereto.

“First Lien RBL Credit Documents” means all agreements, documents (including security, collateral, collateral agency or pledge agreements or documents), letters of credit, mortgages or instruments executed or delivered in connection with the First Lien RBL Facility, including the First Lien RBL Credit Agreement.

“First Lien RBL Facility” means the reserve based revolving credit facility provided pursuant to the First Lien RBL Credit Agreement.

“First Lien RBL Issuing Bank” means Bank of Montreal as an issuing bank of First Lien RBL Letters of Credit.

“First Lien RBL Lenders” means each of the financial institutions party to the First Lien RBL Credit Agreement as lenders from time to time.

“First Lien RBL Letter of Credit” means any letter of credit issued under the First Lien RBL Credit Agreement.

“First Lien RBL Secured Parties” means the First Lien RBL Agent, the First Lien RBL Issuing Bank, the First Lien RBL Lenders and all other Secured Parties (as defined in the First Lien RBL Credit Agreement).

“First Lien Term Loan Claims” means all Claims (including adequate protection Claims) derived from, arising under, based upon, or secured pursuant to the First Lien Term Loan Credit Agreement, including all Claims in respect of principal amounts outstanding, interest, fees, expenses, costs, hedging obligations, and other charges arising thereunder or related thereto, in each case, with respect to the First Lien Term Loan Credit Agreement that are Secured Claims.

“First Lien Term Loan Credit Agreement” means that certain Senior Secured Term Loan Agreement, dated as of April 12, 2017, as amended, reinstated, modified, or supplemented from time to time, by and between Ultra Resources, as borrower, Barclays Bank PLC (and any successors in that capacity), as administrative agent, and the First Lien Lenders party thereto.

“General Unsecured Claim” means any Claim (including any Unsecured Notes Claim or Makewhole Professional Fee Claim) that is not a DIP Claim, an Administrative Claim (including a Professional Fee Claim), an Other Secured Claim, a Priority Tax Claim, an Other Priority Claim, a First Lien Claim, a Second Lien Notes Claim, an Intercompany Claim, an Ongoing Trade Claim, or a Section 510(b) Claim.

“General Unsecured Claims Settlement Distribution” means (a) Cash in the aggregate amount of $3 million and (b) Makewhole Instruments evidencing entitlement to 9 percent (9%) of any proceeds received by the Debtors or any successors, assigns or recipients thereof in connection with the Makewhole Litigation, which 9% of such proceeds shall be net of its pro rata portion of any (x) tax liability imposed on such proceeds and (y) costs or expenses incurred in connection with the Makewhole Litigation subsequent to the Petition Date, including, for the avoidance of doubt, all legal expenses required to be paid subsequent to the Petition Date by the Debtors or the Reorganized Debtors to the Debtors’ or the Reorganized Debtors’ legal counsel and advisors to the claimants.

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“Governmental Unit” has the meaning set forth in section 101(27) of the Bankruptcy Code.

“Impaired” means, with respect to a Class of Claims or Interests, a Class of Claims or Interests that is impaired within the meaning of section 1124 of the Bankruptcy Code.

“Indemnification Provisions” means each of the Debtors’ indemnification provisions in place as of the Petition Date, whether in the Debtors’ bylaws, certificates of incorporation, other formation documents, limited liability company agreements, board resolutions, management or indemnification agreements, or employment or other contracts for the directors, officers, managers, employees, attorneys, other professionals, and agents of the Debtors.

“Insider” has the meaning set forth in section 101(31) of the Bankruptcy Code.

“Intercompany Claim” means any Claim held by a Debtor against another Debtor.

“Intercompany Interest” means, other than an Interest in Ultra Petroleum or UP Energy, an Interest in one Debtor held by another Debtor.

“Interest” means the common stock, preferred stock, limited liability company interests, and any other equity, ownership, or profits interests of any Debtor, including, without limitation, options, warrants, rights, or other securities or agreements to acquire the common stock, preferred stock, limited liability company interests, or other equity, ownership, or profits interests of any Debtor (whether or not arising under or in connection with any employment agreement and whether or not certificated, transferable, preferred, common, voting, or denominated “stock” or similar security), including any Claim against the Debtors that is subject to subordination pursuant to section 510(b) of the Bankruptcy Code arising from or related to any of the foregoing; provided that the term “Interests” shall not include the Intercompany Interests.

“Interim Compensation Order” means the Order Establishing Procedures for Interim Compensation and Reimbursement of Expenses for Professionals entered by the Bankruptcy Court in the Chapter 11 Cases.

“Interim DIP Order” means the Interim Order Pursuant to 11 U.S.C. §§ 105, 361, 362, 363, 364, 506 and 507 (I) Authorizing Debtors to Obtain Senior Secured Priming Superpriority Postpetition Financing, (II) Authorizing Use of Cash Collateral, (III) Granting Liens and Providing Superpriority Administrative Expense Status, (IV) Granting Adequate Protection, (V) Modifying Automatic Stay, (VI) Scheduling a Final Hearing, and (VII) Granting Related Relief entered by the Bankruptcy Court in the Chapter 11 Cases on May 15, 2020 at Docket No. 63.

“Investor Questionnaire” means the accredited investor questionnaire to be included in the solicitation materials and submitted to the Notice and Claims Agent.

“Judicial Code” means title 28 of the United States Code.

“Lien” has the meaning set forth in section 101(37) of the Bankruptcy Code.

“Makewhole Instruments” means the instruments documenting a holder’s contingent right to a portion of the proceeds, if any, from the Makewhole Litigation, in form and substance to be agreed by the Debtors and the Required Parties, and substantially in the same form as Exhibit F to the Plan Supplement filed on August 3, 2020 at Docket No. 547.

“Makewhole Litigation” means that certain litigation related to that certain master note purchase agreement executed by Ultra Resources, dated as of March 6, 2008, as amended, modified, or supplemented in accordance with the terms thereof, by and among Ultra Resources, as issuer, and the purchasers party thereto from time to time, and that certain credit agreement dated as of October 11, 2011, as amended, modified or supplemented in accordance with the terms thereof, by and among Ultra Resources, as borrower, the lenders party thereto from time to time, including,

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but not limited to, the Debtors’ Objection to Asserted Make-Whole Entitlement, Default Rate Postpetition Interest, and Other Related Fees and Expenses Asserted Under the Opco Funded Debt Claims, filed at Docket No. 1214 in the Ultra I Bankruptcy, and any subsequent claims, appeals, interests, damages, remedies, causes of action, demands, rights, actions, controversies, proceedings, agreements, suits, obligations, liabilities, accounts, defenses, offsets, powers, privileges, licenses, Liens, indemnities, guaranties, and franchises of any kind or character whatsoever, whether known or unknown, foreseen or unforeseen, existing or hereinafter arising, contingent or non-contingent, liquidated or unliquidated, secured or unsecured, assertable, directly or derivatively, matured or unmatured, suspected or unsuspected, in contract, tort, law, equity, or otherwise.

“Makewhole Professional Fee Claim” means any Claim for professional fees or expenses the Debtors are required to pay pursuant to the Ultra I Confirmation Order in connection with the Makewhole Litigation, including all amounts outstanding, interest, fees, expenses, costs, and other charges arising thereunder or related thereto, in each case, with respect to the Makewhole Litigation.

“Management Incentive Plan” means that certain post-Effective Date management incentive plan that the New Board (or any successor thereto) will be authorized to implement upon or within one hundred and twenty (120) days after the Effective Date.

“Material Adverse Effect” means other than the filing of the Chapter 11 Cases and any judgments entered after the filing of the Chapter 11 Cases with respect to litigation pending upon the filing of the Chapter 11 Cases, any event, change, effect, occurrence, development, circumstance, condition, result, state of fact or change of fact, or the worsening of any of the foregoing (each, an “Event”), that, individually or together with all other Events, has had or would reasonably be expected to have, a material adverse effect on either (i) the business, operations, finances, properties, interests, reserves, condition (financial or otherwise), assets or liabilities of the Debtors, taken as a whole or (ii) the ability of the Debtors, taken as a whole, to perform their respective obligations under, or to consummate the transactions contemplated by, the Restructuring Support Agreement.

“MIP Pool” means seven percent (7%) of the New Interests that are issued and outstanding on the Effective Date, which the New Board (or any successor thereto) will be authorized to award under the Management Incentive Plan, which shall not be subject to dilution on account of the New Interests issued pursuant to the Rights Offering and the Backstop Purchase Agreement.

“Net Profits Contract” means that certain Pinedale Unit Area Net Profits Contract dated April 1, 1954 between Malco Refineries, Inc., El Paso Natural Gas Company, and Continental Oil Company, as parties of the first part, and Novi Oil Company, as party of the second part, and any successors or assigns of any of the foregoing parties, including the Debtors and the NPI Owners.

“New Board” means Reorganized UP Energy’s initial board of directors as of the Effective Date, which shall consist of the directors set forth in the Plan Supplement.

“New Interests” means the Interests in Reorganized UP Energy.

“New Organizational Documents” means the form of the certificates or articles of incorporation (including the amended and restated certificate of incorporation of Reorganized UP Energy), bylaws (including the amended and restated bylaws of Reorganized UP Energy), or such other applicable formation documents of each of the Reorganized Debtors, and the New Stockholders Agreement and the New Registration Rights Agreement, if any, each of which shall be in form and substance satisfactory to the Required Parties.

“New Registration Rights Agreement” means that certain registration rights agreement effective as of the Effective Date, for the benefit of certain Persons and Entities that receive New Interests under the Plan (including pursuant to the Rights Offering), which shall be in form and substance acceptable to the Required Parties.

“New Stockholders Agreement” means that certain stockholders agreement, if any, effective as of the Effective Date, to be executed (or will be deemed executed) by Reorganized UP Energy and each Person or Entity that receives New Interests under the Plan (including pursuant to the Rights Offering), which shall be in form and substance acceptable to the Required Parties.

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“Non-Debtor Interests” means an Interest in a Debtor (other than Ultra Petroleum) held by a non-Debtor, if any.

“Non-Priority Backstop Parties” has the meaning set forth in the Restructuring Support Agreement.

“Notice and Claims Agent” means Prime Clerk LLC, the notice and claims agent retained by the Debtors for the Chapter 11 Cases.

“NPI” has the meaning given to the term “said net profits interest” in the Net Profits Contract.

“NPI Owners” means Michael L. Klein, Jeanne Klein, Merlyn Westbrook, Doyle Hartman, Margaret M. Hartman, James Westbrook, Carol W. Hendrix, and any successors or assigns of any of the foregoing parties.

“Ongoing Trade Claims” means all Claims that would otherwise constitute General Unsecured Claims directly relating to and arising solely from the receipt of goods or services by the Debtors arising with and held by Persons with which the Debtors are conducting business as of the Petition Date and with which the Debtors will continue to conduct business on and after the Effective Date.

“Other Priority Claim” means any Claim other than an Administrative Claim or a Priority Tax Claim entitled to priority in right of payment under section 507(a) of the Bankruptcy Code.

“Other Secured Claim” means any Secured Claim against the Debtors other than a DIP Claim, a First Lien Claim, or Second Lien Notes Claims.

“Per Share Purchase Price” means the quotient obtained by dividing (a) the Assumed Equity Value by (b) the Aggregate New Interests, rounded to two decimal places.

“Person” has the meaning set forth in section 101(41) of the Bankruptcy Code.

“Petition Date” means May 14, 2020, the date on which each of the Debtors Filed its respective petition for relief commencing the Chapter 11 Cases.

“Pinedale NPI Assets” means the Debtors’ working interests in the following leases: WY1123, WY1124, WY1125, WY1127, WY1129, WY1130, WY1131, WY1132, WY1133, WY1134, WY1135, WY1136, WY1137, WY1138, WY1139, WY1140, WY1147, WY1148, WY1340, WY1342, WY1343, WY1344, WY1363.

“Plan” means this amended joint chapter 11 plan, including the Plan Supplement and all exhibits, supplements, appendices, and schedules hereto, as each may be altered, amended, modified, or supplemented from time to time in accordance with the terms hereof, the Restructuring Support Agreement, the Bankruptcy Code, and the Bankruptcy Rules, and which shall be consistent in all material respects with the terms set forth in the Restructuring Support Agreement and otherwise reasonably acceptable to the Required Parties.

“Plan Supplement” means the compilation of documents and forms of documents, schedules, term sheets and exhibits to the Plan (as amended, supplemented, or modified from time to time in accordance with the terms thereof, the Plan, the Bankruptcy Code, the Bankruptcy Rules, and the Restructuring Support Agreement), each of which shall be consistent in all material respects with the Restructuring Support Agreement and otherwise in form and substance reasonably acceptable to the Required Parties, to be initially Filed by the Debtors no later than 7 days before the Confirmation Hearing, and additional documents or amendments to previously Filed documents, Filed before the Effective Date as additions or amendments to the Plan Supplement, including the following, as applicable: (a) the New Stockholders Agreement and a term sheet for a limited liability company agreement of Reorganized UP Energy; (b) a list of retained Causes of Action; (c) the Schedule of Rejected Executory Contracts and Unexpired Leases; (d) the Exit RBL Credit Agreement; (e) the identity of members proposed to serve on the New Board and management

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for the Reorganized Debtors; (f) the form Makewhole Instruments; and (g) any and all other documentation necessary to effectuate the Restructuring Transactions or that is contemplated by the Plan subject to the Restructuring Support Agreement. With the consent of the Required Parties, the Debtors may amend, modify, or supplement the documents contained in, and exhibits to, the Plan Supplement through the Effective Date in accordance with the terms of the Restructuring Support Agreement.

“Priority Backstop Parties” has the meaning set forth in the Restructuring Support Agreement.

“Priority Tax Claim” means any Claim of a Governmental Unit of the kind specified in section 507(a)(8) of the Bankruptcy Code.

“Pro Rata” means the proportion that an Allowed Claim or an Allowed Interest in a particular Class bears to the aggregate amount of Allowed Claims or Allowed Interests in that Class, unless otherwise indicated; provided, however, with respect to the First Lien Distribution, “Pro Rata” means the proportion that an Allowed Claim in Class 3 (but only if the holder of such Allowed Claim in Class 3 does not exercise the Exit RBL Lender Cash Election) or an Allowed Claim in Class 4 bears to the aggregate amount of Allowed Claims in Class 3 (but only including Allowed Claims in Class 3 that holders of such Allowed Claims in Class 3 do not exercise the Exit RBL Lender Cash Election at the time of voting on the Plan) and Allowed Claims in Class 4.

“Professional” means an Entity: (a) employed in the Chapter 11 Cases pursuant to a Final Order in accordance with sections 327, 328, 363, or 1103 of the Bankruptcy Code and to be compensated for services rendered on or after the Petition Date and prior to or on the Effective Date pursuant to sections 327, 328, 329, 330, and 331 of the Bankruptcy Code, or (b) for which compensation and reimbursement has been Allowed by the Bankruptcy Court pursuant to section 503(b)(4) of the Bankruptcy Code, in each case excluding any ordinary course professionals retained pursuant to a Final Order.

“Professional Fee Amount” means the aggregate amount of Professional Fee Claims that the Professionals estimate in good faith they have incurred or will incur in rendering services to the Debtors on or after the Petition Date and prior to and as of the Effective Date, to the extent such fees and expenses have not been paid pursuant to the Interim Compensation Order or any other order of the Bankruptcy Court, which estimates the Professionals shall deliver to the Debtors as set forth in Article II.B of this Plan.

“Professional Fee Claims” means a Claim by a Professional seeking an award by the Bankruptcy Court of compensation for services rendered or reimbursement of expenses incurred on or after the Petition Date through and including the Effective Date under sections 330, 331, 503(b)(2), 503(b)(3), 503(b)(4), or 503(b)(5) of the Bankruptcy Code to the extent not paid pursuant to the Interim Compensation Order or any other order of the Bankruptcy Court; provided that to the extent the Bankruptcy Court denies or reduces by a Final Order any amount of a Professional’s requested fees and expenses, then the amount by which such fees and expenses are reduced or denied shall reduce the applicable Professional Fee Claim.

“Professional Fee Escrow Account” means an interest-bearing account funded by the Debtors with Cash on the Effective Date in an amount equal to the Professional Fee Amount as set forth in Article II.B of this Plan.

“Proof of Claim” means a proof of Claim Filed against any of the Debtors in the Chapter 11 Cases.

“Record Date” means the date and time for the determination of the holders of Allowed First Lien Claims entitled to participate in the Rights Offering, as set forth in the Rights Offering Procedures.

“Reinstate,” “Reinstated,” or “Reinstatement” means, with respect to Claims and Interests, the treatment provided for in section 1124 of the Bankruptcy Code.

“Released Claims” means any Claims or Interests that have been released, discharged, or are subject to exculpation pursuant to this Plan.

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“Released Parties” means each of the following, solely in its capacity as such: (a) the Debtors; (b) the Reorganized Debtors; (c) the Consenting Creditor Parties; (d) the Term Agent; (e) the First Lien RBL Agent and the First Lien RBL Issuing Bank; (f) the DIP Agent; (g) the DIP Lenders; (h) the Exit Agents; (i) the Exit Parties; (j) the Committee and the members thereof (solely in their capacity as such); (k) all holders of Claims and Interests who vote to accept the Plan; (l) all holders of Claims in Classes that are deemed to accept the Plan and who do not opt out of the releases provided by the Plan; (m) all holders of Claims and Interests in voting Classes who abstain from voting on the Plan and who do not opt out of the releases provided by the Plan; (n) the Backstop Parties; (o) the Second Lien Notes Indenture Trustee; (p) the Unsecured Notes Trustee; and (q) with respect to each of the foregoing parties in clauses (a) through (p), each of such Entity’s current and former Affiliates, and such Entity’s and its current and former Affiliates’ current and former directors, managers, officers, principals, members, employees, equity holders (regardless of whether such interests are held directly or indirectly), predecessors, successors, assigns, subsidiaries, agents, advisory board members, financial advisors, partners, attorneys, accountants, investment bankers, consultants, representatives, and other professionals, including, for the avoidance of doubt, the Consenting Creditor Parties’ Advisors; provided that any holder of a Claim or Interest that opts out of the releases shall not be a “Released Party.”

“Releasing Parties” means collectively, and in each case solely in its capacity as such: (a) the Debtors; (b) the Reorganized Debtors; (c) the Consenting Creditor Parties; (d) the Term Agent; (e) the First Lien RBL Agent and the First Lien RBL Issuing Bank; (f) the DIP Agent; (g) the DIP Lenders; (h) the Exit Agents; (i) the Exit Parties; (j) the Committee and the members thereof (solely in their capacity as such); (k) all holders of Claims and Interests who vote to accept the Plan; (l) all holders of Claims in Classes that are deemed to accept the Plan and who do not opt out of the releases provided by the Plan; (m) all holders of Claims and Interests in voting Classes who abstain from voting on the Plan and who do not opt out of the releases provided by the Plan; (n) all holders of Claims and Interests in voting Classes who vote to reject the Plan and who do not opt out of the releases provided by the Plan; (o) all other holders of Claims and Interests to the fullest extent permitted by law; (p) the Backstop Parties; (q) the Second Lien Notes Indenture Trustee; (r) the Unsecured Notes Trustee; and (s) with respect to each of the foregoing Entities in clauses (a) through (r), each of such Entity’s current and former Affiliates, and such Entity’s and its current and former Affiliates’ current and former directors, managers, officers, principals, members, employees, equity holders (regardless of whether such interests are held directly or indirectly), predecessors, successors, assigns, subsidiaries, agents, advisory board members, financial advisors, partners, attorneys, accountants, investment bankers, consultants, representatives, and other professionals, including, for the avoidance of doubt, the Consenting Creditor Parties’ Advisors; provided that only holders of Interests that were served (or any such holder whose agent or representative was served) an opt out form and did not opt out will be Releasing Parties.

“Reorganized Debtors” means collectively, a Debtor, or any successor or assign thereto, by merger, consolidation, or otherwise, on and after the Effective Date, including any new entity established in connection with the implementation of the Restructuring Transactions.

“Reorganized UP Energy” means UP Energy, or any successor or assign thereto, by merger, consolidation, or otherwise, on and after the Effective Date.

“Required Parties” has the meaning set forth in the Restructuring Support Agreement.

“Requisite Backstop Parties” has the meaning set forth in the Backstop Purchase Agreement.

“Restructuring Support Agreement” means that certain Restructuring Support Agreement, dated as of May 14, 2020, by and among the Debtors and the Consenting Lenders, including all exhibits, schedules, and attachments thereto, as such may be amended, supplemented, amended and restated, or otherwise modified from time to time in accordance with the terms thereof, a copy of which is attached as Exhibit A to the Disclosure Statement.

“Restructuring Transactions” means the transactions described in, approved by, contemplated by, or necessary to implement the Plan.

“REX Letter of Credit” means any outstanding letters of credit under the Debtors’ transportation agreement with Rockies Express Pipeline LLC, dated as of February 23, 2017.

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“Rights Offering” means the offering of Subscription Rights in accordance with the Rights Offering Procedures.

“Rights Offering Amount” means an amount up to $85.0 million, which amount shall be reasonably acceptable to the Requisite Backstop Parties and shall in no event be less than the sum of (a) the total amount of DIP Claims outstanding as of the Effective Date, (b) the Exit RBL Lender Cash Election Amount, and (c) if the Debtors and the Requisite Backstop Parties so agree, up to $15.0 million.

“Rights Offering Participants” means holders of Allowed First Lien Claims that are accredited investors or qualified institutional buyers (as such terms are defined in Rules 501 and 144 promulgated under the Securities Act, respectively), as of the Record Date.

“Rights Offering Procedures” means the procedures for conducting the Rights Offering, which procedures shall be in form and substance reasonably acceptable to the Debtors and the Requisite Backstop Parties.

“Rights Offering Securities” means New Interests offered in the Rights Offering in the form of shares of common stock of Reorganized UP Energy. Pursuant to the Rights Offering Procedures, (a) 50.0% of the Rights Offering Securities shall be reserved for the Priority Backstop Parties, which shall be allocated to the Priority Backstop Parties on a pro rata basis (determined in accordance with the Backstop Purchase Agreement), and (b) 50.0% of the Rights Offering Securities shall be offered to all Rights Offering Participants on a pro rata basis (based on their respective Pro Rata shares). Pursuant to the Backstop Purchase Agreement, certain Backstop Parties identified in the Backstop Purchase Agreement shall be entitled to elect, in lieu of purchasing Rights Offering Securities that such Backstop Parties are otherwise required to purchase pursuant to the Backstop Purchase Agreement, to make Exit Term Loans to the Reorganized Debtors in an aggregate principal amount not to exceed $5.0 million (excluding any yield on the Exit Term Loans, including any original issue discount or any commitment premium).

“Schedule of Rejected Executory Contracts and Unexpired Leases” means the schedule of Executory Contracts and Unexpired Leases to be rejected by the Debtors pursuant to the Plan, which schedule shall be included in the Plan Supplement and be reasonably acceptable to the Required Parties, as the same may be amended, modified, or supplemented from time to time.

“Schedules” means, collectively, the schedules of assets and liabilities, schedules of Executory Contracts and Unexpired Leases, and statements of financial affairs Filed by the Debtors pursuant to section 521 of the Bankruptcy Code and in substantial accordance with any applicable official bankruptcy forms, as the same may have been amended, modified, or supplemented from time to time.

“Second Lien Notes” means those certain senior notes due 2024 issued by Ultra Resources pursuant to the Second Lien Notes Indenture.

“Second Lien Notes Claims” means all Claims derived from, arising under, based upon, or secured pursuant to the Second Lien Notes Indenture, including all Claims in respect of principal amounts outstanding, interest, fees, expenses, costs, hedging obligations, and other charges arising thereunder or related thereto, in each case, with respect to the Second Lien Notes Indenture.

“Second Lien Notes Distribution” means (i) 2.5 percent (2.5%) of the New Interests, subject to dilution on account of the Management Incentive Plan and the warrants that are issued in connection with the Exit Term Loans if the Exit Term Loans are made, but not subject to dilution on account of the New Interests issued pursuant to the Rights Offering (which interests include the Commitment Premium but excludes the warrants that are issued in connection with the Exit Term Loans if the Exit Term Loans are made), and (ii) Makewhole Instruments evidencing entitlement to 45 percent (45%) of any proceeds received by the Debtors or any successors, assigns or recipients thereof in connection with the Makewhole Litigation, which 45% of such proceeds shall be net of its pro rata portion of any (x) tax liability imposed on such proceeds and (y) costs or expenses incurred in connection with the Makewhole Litigation subsequent to the Petition Date, including, for the avoidance of doubt, all legal expenses required to be paid subsequent to the Petition Date by the Debtors or the Reorganized Debtors to the Debtors’ or the Reorganized Debtors’ legal counsel and advisors to the claimants.

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“Second Lien Notes Indenture” means that certain Indenture, dated as of December 21, 2018, as amended, modified, or supplemented from time to time, by and between Ultra Resources, as issuer, and the Second Lien Notes Indenture Trustee.

“Second Lien Notes Indenture Trustee” means U.S. Bank, National Association in its capacity as trustee under the Second Lien Notes Indenture, and any successors in such capacity.

“Second Lien Notes Indenture Trustee Fees and Expenses” means the claims for reasonable fees, indemnities, compensation, expenses, disbursements, advancements, and any other amounts due to the Second Lien Notes Indenture Trustee or its predecessor arising under the Second Lien Notes Indenture, including, among other things, attorneys’ fees, expenses and disbursements, incurred by the Second Lien Notes Indenture Trustee or its predecessor prior to the Petition Date and through and including the Effective Date, and reasonable fees and expenses incurred in connection with distributions made pursuant to the Plan or the cancellation and discharge of the Second Lien Notes Indentures.

“Section 510(b) Claim” means any Claim or Interest against a Debtor subject to subordination under section 510(b) of the Bankruptcy Code, whether by operation of law or contract.

“Secured Claim” means a Claim: (a) secured by a Lien on property in which an Estate has an interest, which Lien is valid, perfected and enforceable pursuant to applicable law or by reason of a Bankruptcy Court order to the extent of the value of such collateral, as determined in accordance with section 506(a) of the Bankruptcy Code or (b) subject to a valid right of setoff pursuant to section 553 of the Bankruptcy Code.

“Secured Tax Claim” means any Secured Claim that, absent its secured status, would be entitled to priority in right of payment under section 507(a)(8) of the Bankruptcy Code (determined irrespective of time limitations), including any related Secured Claim for penalties.

“Securities Act” means the Securities Act of 1933, as amended, 15 U.S.C. §§ 77a–77aa, or any similar federal, state, or local law, as now in effect or hereafter amended, and the rules and regulations promulgated thereunder.

“Security” shall have the meaning set forth in section 101(49) of the Bankruptcy Code.

“Servicer” means an agent or other authorized representative of holders of Claims or Interests.

“Solicitation Procedures” means the solicitation materials with respect to the Plan, in the form attached to the Conditional Approval Order.

“Specified Board Resolution” means a resolution (including by written consent) adopted by the New Board approving the conversion of Reorganized UP Energy into a Delaware limited liability company and recommending approval of such conversion by the stockholders of Reorganized UP Energy.

“Specified Consenting Lender Expenses” has the meaning set forth in the Restructuring Support Agreement.

“Subscription Rights” means the rights to acquire up to the Rights Offering Amount of Rights Offering Securities pursuant to the Rights Offering Procedures and the Backstop Purchase Agreement.

“Supplemental Accounting Agreement” means that certain Supplemental Accounting Agreement, dated May 4, 1954, by and between El Paso Natural Gas Company, Continental Oil Company, Malco Refineries, Inc., and any of the successors or assigns of any of the foregoing parties, including the Debtors and all holders of working interests in wells that are burdened by the Net Profits Contract.

“Term Agent” has the meaning set forth in the Restructuring Support Agreement.

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“Term Agent Fees and Expenses” means the claims for reasonable fees, indemnities, compensation, expenses, disbursements, advancements, and any other amounts due to the Term Agent or its predecessor, including, among other things, attorneys’ fees, expenses and disbursements, incurred by the Term Agent or its predecessor prior to the Petition Date and through and including the Effective Date.

“Transaction Expenses” has the meaning set forth in the Restructuring Support Agreement.

“U.S. Trustee” means the Office of the United States Trustee for the Southern District of Texas.

“U.S. Trustee Fees” means fees arising under 28 U.S.C. § 1930(a)(6) and, to the extent applicable, accrued interest thereon arising under 31 U.S.C. § 3717.

“Ultra I Agreed Distribution Order” means the Agreed Order Implementing the October 6, 2017 Order, entered by the Bankruptcy Court on January 17, 2018 at Docket No. 1717 in the Ultra I Bankruptcy.

“Ultra I Bankruptcy” means the chapter 11 bankruptcy cases jointly administered as In re Ultra Petroleum Corp. et al., Case No. 16-32202 (MI) (Bankr. S.D. Tex.).

“Ultra I Confirmation Order” means the Order Confirming the Debtors’ Second Amended Joint Chapter 11 Plan of Reorganization, entered by the Bankruptcy Court on March 14, 2017 at Docket No. 1324 in the Ultra I Bankruptcy.

“Ultra Petroleum” means Debtor Ultra Petroleum Corp., a corporation organized under the laws of the Canadian Territory of Yukon, the ultimate parent of each of the Debtors.

“Ultra Resources” means Debtor Ultra Resources, Inc., a corporation organized under the laws of the State of Delaware.

“Unclaimed Distribution” means any distribution under the Plan on account of an Allowed Claim to a holder that has not: (a) accepted a particular distribution or, in the case of distributions made by check, negotiated such check; (b) given notice to the Reorganized Debtors of an intent to accept a particular distribution; (c) responded to the Debtors’ or Reorganized Debtors’ requests for information necessary to facilitate a particular distribution; or (d) taken any other action necessary to facilitate such distribution.

“Unexpired Lease” means a lease of nonresidential real property to which one or more of the Debtors is a party that is subject to assumption or rejection under section 365 of the Bankruptcy Code.

“Unimpaired” means, with respect to a Class of Claims or Interests, a Class of Claims or Interests that is unimpaired within the meaning of section 1124 of the Bankruptcy Code.

“Unsecured Notes Claims” means Claims arising under the Unsecured Notes Indentures.

“Unsecured Notes Indentures” means, collectively, the 7.125% Notes Indenture and the 6.875% Notes Indenture.

“Unsecured Notes Trustee” means, collectively, the 7.125% Notes Indenture Trustee and the 6.875% Notes Indenture Trustee.

“Unsecured Notes Trustee Fees and Expenses” means the claims for reasonable fees, indemnities, compensation, expenses, disbursements, advancements, and any other amounts due to the Unsecured Notes Trustee or its predecessor arising under the Unsecured Notes Indentures, including, among other things, attorneys’ fees, expenses and disbursements, incurred by the Unsecured Notes Trustee or its predecessor prior to the Petition Date and through and including the Effective Date, and reasonable fees and expenses incurred in connection with distributions made pursuant to the Plan or the cancellation and discharge of the Unsecured Notes Indentures.

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“UP Energy” means Debtor UP Energy Corporation, a corporation organized under the laws of the State of Delaware.

“Vanguard” means Grizzly Operating, LLC.

“Vanguard NPI Proceeding” means that certain adversary proceeding pending in the bankruptcy case of In re Vanguard Natural Resources, LLC, Case No. 17-30560 (MI) (Bankr. S.D. Tex. 2017) captioned In re Vanguard Operating, LLC et al. v. Michael L. Klein, et al., Case No. 18-03178 (MI) (S.D. Tex. 2018).

B. Rules of Interpretation

For purposes of this Plan: (1) in the appropriate context, each term, whether stated in the singular or the plural, shall include both the singular and the plural, and pronouns stated in the masculine, feminine, or neuter gender shall include the masculine, feminine, and the neuter gender; (2) unless otherwise specified, any reference herein to a contract, lease, instrument, release, indenture, or other agreement or document being in a particular form or on particular terms and conditions means that the referenced document shall be substantially in that form or substantially on those terms and conditions; (3) unless otherwise specified, any reference herein to an existing document, schedule, or exhibit, whether or not Filed, having been Filed or to be Filed shall mean that document, schedule, or exhibit, as it may thereafter be amended, modified, or supplemented in accordance with the Plan or Confirmation Order, as applicable; (4) any reference to an Entity as a holder of a Claim or Interest includes that Entity’s successors and assigns; (5) unless otherwise specified, all references herein to “Articles” are references to Articles hereof or hereto; (6) unless otherwise specified, all references herein to exhibits are references to exhibits in the Plan Supplement; (7) unless otherwise specified, the words “herein,” “hereof,” and “hereto” refer to the Plan in its entirety rather than to a particular portion of the Plan; (8) subject to the provisions of any contract, certificate of incorporation, by-law, instrument, release, or other agreement or document entered into in connection with the Plan, the rights and obligations arising pursuant to the Plan shall be governed by, and construed and enforced in accordance with the applicable federal law, including the Bankruptcy Code and Bankruptcy Rules; (9) captions and headings to Articles are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation of the Plan; (10) unless otherwise specified herein, the rules of construction set forth in section 102 of the Bankruptcy Code shall apply; (11) any term used in capitalized form herein that is not otherwise defined but that is used in the Bankruptcy Code or the Bankruptcy Rules shall have the meaning assigned to that term in the Bankruptcy Code or the Bankruptcy Rules, as the case may be; (12) all references to docket numbers of documents Filed in the Chapter 11 Cases are references to the docket numbers under the Bankruptcy Court’s CM/ECF system; (13) all references to statutes, regulations, orders, rules of courts, and the like shall mean as amended from time to time, and as applicable to the Chapter 11 Cases, unless otherwise stated; (14) the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, and shall be deemed to be followed by the words “without limitation”; (15) references to “Proofs of Claim,” “holders of Claims,” “Disputed Claims,” and the like shall include “Proofs of Interest,” “holders of Interests,” “Disputed Interests,” and the like, as applicable; (16) any immaterial effectuating provisions may be interpreted by the Debtors (before the Effective Date) or the Reorganized Debtors (after the Effective Date), with the consent of the Required Parties (it being understood that the Required Parties’ consent may not be unreasonably withheld), in a manner consistent with the overall purpose and intent of the Plan all without further notice to or action, order, or approval of the Bankruptcy Court or any other Entity; (17) all references herein to consent, acceptance, or approval may be conveyed by counsel for the respective parties that have such consent, acceptance, or approval rights, including by electronic mail; and (18) references to “shareholders,” “directors,” and/or “officers” shall also include “members” and/or “managers,” as applicable, as such terms are defined under the applicable state limited liability company laws.

C. Computation of Time

Unless otherwise specifically stated herein, the provisions of Bankruptcy Rule 9006(a) shall apply in computing any period of time prescribed or allowed herein. If the date on which a transaction may occur pursuant to the Plan shall occur on a day that is not a Business Day, then such transaction shall instead occur on the next succeeding Business Day. Any action to be taken on the Effective Date may be taken on or as soon as reasonably practicable after the Effective Date.

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D. Governing Law

Unless a rule of law or procedure is supplied by federal law (including the Bankruptcy Code and Bankruptcy Rules) or unless otherwise specifically stated herein, the laws of the State of New York, without giving effect to the principles of conflict of laws (other than section 5-1401 and section 5-1402 of the New York General Obligations Law), shall govern the rights, obligations, construction, and implementation of the Plan, any agreements, documents, instruments, or contracts executed or entered into in connection with the Plan (except as otherwise set forth in those agreements, in which case the governing law of such agreement shall control), and corporate or limited liability company governance matters; provided that corporate or limited liability company governance matters relating to the Debtors or the Reorganized Debtors, as applicable, not incorporated in New York shall be governed by the laws of the state of incorporation or formation of the relevant Debtor or the Reorganized Debtors, as applicable.

E. Reference to Monetary Figures

All references in the Plan to monetary figures refer to currency of the United States of America, unless otherwise expressly provided.

F. Reference to the Debtors or the Reorganized Debtors

Except as otherwise specifically provided in the Plan to the contrary, references in the Plan to the Debtors or to the Reorganized Debtors mean the Debtors and the Reorganized Debtors, as applicable, to the extent the context requires.

G. Controlling Document

In the event of an inconsistency between the Plan and the Disclosure Statement, the terms of the Plan shall control in all respects. In the event of an inconsistency between the Plan and the Plan Supplement, the terms of the relevant provision in the Plan Supplement shall control (unless stated otherwise in such Plan Supplement document or in the Confirmation Order). In the event of an inconsistency between the Confirmation Order and the Plan, the Confirmation Order shall control.

H. Consent Rights

Notwithstanding anything herein to the contrary, any and all consent rights of the parties to the Restructuring Support Agreement set forth in the Restructuring Support Agreement with respect to the form and substance of this Plan, all exhibits to the Plan, and the Plan Supplement, including any amendments, restatements, supplements, or other modifications to such agreements and documents, and any consents, waivers, or other deviations under or from any such documents, shall be incorporated herein by this reference (including to the applicable definitions in Section A hereof) and be fully enforceable as if stated in full herein.

ARTICLE II.

ADMINISTRATIVE CLAIMS, PRIORITY CLAIMS, AND DIP FACILITY CLAIMS

In accordance with section 1123(a)(1) of the Bankruptcy Code, Administrative Claims, Professional Fee Claims, DIP Claims, and Priority Tax Claims have not been classified and thus are excluded from the Classes of Claims and Interests set forth in Article III of this Plan.

A. Administrative Claims

Unless otherwise agreed to by the holder of an Allowed Administrative Claim and the Debtors, or the Reorganized Debtors, as applicable, each holder of an Allowed Administrative Claim (other than holders of Professional Fee Claims, and Claims for fees and expenses pursuant to section 1930 of chapter 123 of title 28 of the United States Code) will receive in full and final satisfaction of its Allowed Administrative Claim an amount of Cash equal to the amount of such Allowed Administrative Claim either: (a) if an Administrative Claim is Allowed on or prior to the Effective Date, on the Effective Date or as soon as reasonably practicable thereafter (or, if not then due,

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when such Allowed Administrative Claim is due or as soon as reasonably practicable thereafter); (b) if such Administrative Claim is not Allowed as of the Effective Date, unless otherwise agreed, no later than 30 days after the date on which an order Allowing such Administrative Claim becomes a Final Order, or as soon as reasonably practicable thereafter; (c) if such Allowed Administrative Claim is based on liabilities incurred by the Debtors in the ordinary course of their business after the Petition Date, in accordance with the terms and conditions of the particular transaction giving rise to such Allowed Administrative Claim without any further action by the holders of such Allowed Administrative Claim (for the avoidance of doubt, holders of such Allowed Administrative Claims shall not be required to File a request for payment of administrative claim as provided in the second paragraph of this Article II.A of this Plan); (d) at such time and upon such terms as may be agreed upon by such holder and the Debtors or the Reorganized Debtors, as applicable, in consultation with the Required Parties; or (e) at such time and upon such terms as set forth in a Final Order of the Bankruptcy Court.

Except as otherwise provided in this Article II.A of this Plan, and except with respect to Administrative Claims that are Professional Fee Claims, requests for payment of Administrative Claims must be Filed and served on the Debtors or Reorganized Debtors, as applicable, pursuant to the procedures specified in the Confirmation Order and the notice of entry of the Confirmation Order no later than the Administrative Claims Bar Date. Holders of Administrative Claims that are required to, but do not, File and serve a request for payment of such Administrative Claims by such date shall be forever barred, estopped, and enjoined from asserting such Administrative Claims against the Debtors, the Reorganized Debtors or their property and such Administrative Claims shall be deemed discharged as of the Effective Date. Objections to such requests, if any, must be Filed and served on the Reorganized Debtors and the requesting party no later than 60 days after the Effective Date. Notwithstanding the foregoing, no request for payment of an Administrative Claim need be Filed with respect to an Administrative Claim previously Allowed or arising in the ordinary course of business after the Petition Date.

B. Payment of Certain Fees

If the applicable conditions under the Restructuring Support Agreement are satisfied, on the Effective Date, all accrued and unpaid reasonable and documented Transaction Expenses of the Consenting Creditor Parties’ Advisors to Consenting Creditor Parties incurred up to (and including) the Effective Date shall be paid in full in Cash on the Effective Date against receipt of reasonably detailed invoices, in each case without any requirement to file a fee application with the Bankruptcy Court, without the need for itemized time detail, or without any requirement for Bankruptcy Court review, and in each case subject to the Restructuring Support Agreement. Subject to the applicable documents, all accrued and unpaid reasonable and documented Term Agent Fees and Expenses of the Term Agent incurred up to (and including) the Effective Date shall be paid in full in Cash on the Effective Date against receipt of reasonably detailed invoices, in each case without any requirement to file a fee application with the Bankruptcy Court, without the need for itemized time detail, or without any requirement for Bankruptcy Court review. Pursuant to the Second Lien Notes Indenture and the Unsecured Notes Indentures, all accrued and unpaid reasonable and documented Second Lien Notes Indenture Trustee Fees and Expenses and Unsecured Notes Trustee Fees and Expenses, respectively, incurred up to (and including) the Effective Date shall be paid in full in Cash on the Effective Date, in each case without (i) any reduction to recoveries of the Holders of Second Lien Notes Claims or Unsecured Notes Claims, respectively; (ii) any requirement to file a fee application with the Bankruptcy Court, (iii) the need for itemized time detail, or (iv) any requirement for Bankruptcy Court review. Notwithstanding anything to the contrary set forth herein, the Second Lien Notes Indenture Trustee and the Unsecured Notes Trustee shall have the right to exercise the Charging Lien against distributions to holders of the Second Lien Notes Claims and Unsecured Notes Claims, respectively, for the payment of the Second Lien Notes Indenture Trustee Fees and Expenses and the Unsecured Notes Trustee Fees and Expenses.

C. Professional Fee Claims

All requests for payment of Professional Fee Claims for services rendered and reimbursement of expenses incurred prior to the Confirmation Date must be filed no later than the Administrative Claims Bar Date. Any requests for Professional Fee Claims must be served in accordance with prior orders of the Bankruptcy Court. The Bankruptcy Court shall determine the Allowed amounts of such Professional Fee Claims after notice and a hearing in accordance with the procedures established by the Interim Compensation Order and the Bankruptcy Code. The Reorganized Debtors shall pay Professional Fee Claims in Cash in the amount the Bankruptcy Court allows, including from the Professional Fee Escrow Account, which the Debtors will establish in trust for the Professionals and fund with Cash

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on the Effective Date. Professionals shall deliver to the Debtors their good faith estimates for purposes of the Reorganized Debtors computing the Professional Fee Amount no later than five Business Days prior to the Effective Date. For the avoidance of doubt, no such estimate shall be deemed to limit the amount of the fees and expenses that are the subject of a Professional’s final request for payment of Professional Fee Claims filed with the Bankruptcy Court. If a Professional does not provide an estimate, the Debtors or the Reorganized Debtors, as applicable, may, in consultation with the Required Parties, estimate the unpaid and unbilled fees and expenses of such Professional. No funds in the Professional Fee Escrow Account shall be property of the Estates or subject to any Lien. Any funds remaining in the Professional Fee Escrow Account after all Allowed Professional Fee Claims have been paid will be turned over to the Reorganized Debtors.

From and after the Effective Date, any requirement that Professionals comply with sections 327 through 331 and 1103 of the Bankruptcy Code in seeking retention or compensation for services rendered after such date shall terminate, and the Reorganized Debtors may employ and pay any Professional in the ordinary course of business without any further notice to or action, order, or approval of the Bankruptcy Court.

D. Priority Tax Claims

Except to the extent that a holder of an Allowed Priority Tax Claim and the applicable Debtor or Reorganized Debtor, as applicable, agrees to a less favorable treatment, in full and final satisfaction, settlement, release, and discharge of and in exchange for each Allowed Priority Tax Claim, each holder of such Allowed Priority Tax Claim shall be treated in accordance with the terms set forth in section 1129(a)(9)(C) of the Bankruptcy Code.

E. DIP Claims

Except to the extent that a holder of an Allowed DIP Claim agrees to a less favorable treatment, in full and final satisfaction, settlement, release, and discharge of, and in exchange for, each Allowed DIP Claim (subject to the last sentence of this Article II.D), each holder of an Allowed DIP Claim shall be paid in full in Cash with the proceeds of the Backstop Purchase Agreement and Rights Offering and/or with Cash on hand of the Debtors and all commitments under the DIP Credit Agreement shall terminate. Upon the indefeasible payment or satisfaction in full of the DIP Claims in accordance with the terms of this Article II.D, on the Effective Date all Liens and security interests granted to secure such Claims shall be automatically terminated and of no further force and effect, without any further notice to or action, order, or approval of the Bankruptcy Court or any other Entity.

F. Statutory Fees

All fees due and payable pursuant to section 1930 of Title 28 of the U.S. Code through the Effective Date shall be paid by the Debtors, or the Reorganized Debtors, as applicable, on or before the Effective Date. Any deadline for filing claims in the Chapter 11 Cases shall not apply to fees payable by any of the Debtors pursuant to section 1930 of Title 28 of the U.S. Code or any interest accruing thereon. On and after the Effective Date, the Reorganized Debtors shall pay any and all such fees when due and payable, and shall File with the Bankruptcy Court quarterly reports in a form reasonably acceptable to the U.S. Trustee and consistent with the requirements of the Local Rules of the United States Bankruptcy Court for the Southern District of Texas. Each Debtor shall remain obligated to pay fees pursuant to section 1930 of Title 28 of the U.S. Code until the earliest of that particular Debtor’s case being converted to a case under Chapter 7 of the Bankruptcy Code or dismissed or the issuance of a Final Decree.

ARTICLE III.

CLASSIFICATION, TREATMENT, AND VOTING OF CLAIMS AND INTERESTS

A. Classification of Claims and Interests

This Plan constitutes a separate Plan proposed by each Debtor. Except for the Claims addressed in Article II of this Plan, all Claims and Interests are classified in the Classes set forth below in accordance with sections 1122 and 1123(a)(1) of the Bankruptcy Code. A Claim or an Interest, or any portion thereof, is classified in a particular Class only to the extent that any portion of such Claim or Interest fits within the description of that Class and is classified in other Classes to the extent that any portion of the Claim or Interest qualifies within the description of such other

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Classes. A Claim or Interest also is classified in a particular Class for the purpose of receiving distributions under the Plan only to the extent that such Claim or Interest is an Allowed Claim or Interest in that Class and has not been paid, released, or otherwise satisfied prior to the Effective Date. For all purposes under the Plan, each Class will contain sub-Classes for each of the Debtors (i.e., there will be 13 Classes for each Debtor); provided that any Class that is vacant as to a particular Debtor will be treated in accordance with Article III.D below.

The classification of Claims and Interests against the Debtors pursuant to the Plan is as follows:

Class	Claim or Interest	Status	Voting Rights
1	Other Secured Claims	Unimpaired	Not Entitled to Vote (Presumed to Accept)
2	Other Priority Claims	Unimpaired	Not Entitled to Vote (Presumed to Accept)
3	First Lien RBL Claims	Impaired	Entitled to Vote
4	First Lien Term Loan Claims	Impaired	Entitled to Vote
5	Second Lien Notes Claims	Impaired	Entitled to Vote
6	General Unsecured Claims	Impaired	Entitled to Vote
7	Ongoing Trade Claims	Unimpaired	Not Entitled to Vote (Presumed to Accept)
8	Intercompany Claims	Unimpaired or Impaired	Not Entitled to Vote (Presumed to Accept or Deemed to Reject)
9	Intercompany Interests	Unimpaired or Impaired	Not Entitled to Vote (Presumed to Accept or Deemed to Reject)
10	Interests in Ultra Petroleum	Impaired	Not Entitled to Vote (Deemed to Reject)
11	Interests in UP Energy	Impaired	Not Entitled to Vote (Deemed to Reject)
12	Section 510(b) Claims	Impaired	Not Entitled to Vote (Deemed to Reject)
13	Non-Debtor Interests	Impaired	Not Entitled to Vote (Deemed to Reject)

B. Treatment of Classes of Claims and Interests

Except to the extent that the Debtors or the Reorganized Debtors, as applicable, and a holder of an Allowed Claim agree in writing to less favorable treatment, such holder shall receive under the Plan the treatment described below in full and final satisfaction, settlement, release, and discharge of, and in exchange for, such holder’s Allowed Claim. Unless otherwise indicated, the holder of an Allowed Claim, as applicable, shall receive such treatment on the Effective Date or as soon as reasonably practicable thereafter.

1.	Class 1 — Other Secured Claims

(a) Classification: Class 1 consists of all Other Secured Claims against any Debtor.

(b) Treatment: Except to the extent that a holder of an Allowed Other Secured Claim agrees to a less favorable treatment, in full and final satisfaction, settlement, release, and discharge of and in exchange for each Other Secured Claim, each holder of an Allowed Other Secured Claim shall receive, at the option of the applicable Debtor, with the consent of the Required Parties (which consent shall not be unreasonably withheld):

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(i) payment in full in Cash of the unpaid portion of its Allowed Other Secured Claim on the following: (A) if such Allowed Other Secured Claim is Allowed as of the Effective Date, the Effective Date, or as soon thereafter as reasonably practicable (or, if payment is not then due, the date such Allowed Other Secured Claim becomes due and payable, or as soon thereafter as reasonably practicable); and (B) if such Allowed Other Secured Claim is not Allowed as of the Effective Date, the date such Other Secured Claim is Allowed or as soon thereafter as reasonably practicable;

(ii) the collateral securing its Allowed Other Secured Claim;

(iii) Reinstatement of its Allowed Other Secured Claim; or

(iv) such other treatment that renders its Allowed Other Secured Claim Unimpaired in accordance with section 1124 of the Bankruptcy Code.

(c) Voting: Class 1 is Unimpaired under the Plan. Holders of Other Secured Claims are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, such holders are not entitled to vote to accept or reject the Plan.

2.	Class 2 — Other Priority Claims

(a) Classification: Class 2 consists of all Other Priority Claims against any Debtor.

(b) Treatment: Except to the extent that a holder of an Allowed Other Priority Claim agrees to a less favorable treatment, in full and final satisfaction, settlement, release, and discharge of and in exchange for each Other Priority Claim, each holder of an Allowed Other Priority Claim shall receive payment in full in Cash on the following: (i) if such Allowed Other Priority Claim is Allowed as of the Effective Date, the Effective Date or as soon thereafter as reasonably practicable (or, if payment is not then due, the date such Allowed Other Priority Claim becomes due and payable, or as soon thereafter as reasonably practicable); and (ii) if such Allowed Other Priority Claim is not Allowed as of the Effective Date, the date such Other Priority Claim is Allowed or as soon thereafter as reasonably practicable.

(c) Voting: Class 2 is Unimpaired under the Plan. Holders of Other Priority Claims are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, such holders are not entitled to vote to accept or reject the Plan.

3.	Class 3 — First Lien RBL Claims

(a) Classification: Class 3 consists of all First Lien RBL Claims.

(b) Allowance: The First Lien RBL Claims shall be Allowed in the amount of $46,300,000.00 on account of outstanding principal as of the Petition Date, $10,203,224.00 in respect of First Lien RBL Letters of Credit that are outstanding as of the Petition Date, plus $129,523 in respect of all accrued and unpaid interest and $66,988.00 in respect of accrued and unpaid fees as of the Petition Date.

(c) Treatment: On the Effective Date, except to the extent that a holder of an Allowed First Lien RBL Claim and the applicable Debtor or Reorganized Debtor, with the consent of the Required Parties (which consent shall not be unreasonably withheld), agree to a less favorable treatment, in full and final satisfaction, settlement, release, and discharge of and in exchange for each First Lien RBL Claim, each holder of an Allowed First Lien RBL Claim shall receive:

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(i) if such holder has provided the Debtors with a duly executed signature page to the Exit RBL Commitment Letter, evidencing a commitment by such holder with respect to the Exit RBL Facility pursuant to the terms of the Exit RBL Commitment Letter, and exercises the Exit RBL Lender Cash Election at the time of voting on the Plan, the Exit RBL Lender Cash Election Amount; or

(ii) if such holder does not exercise the Exit RBL Lender Cash Election at the time of voting on the Plan, its Pro Rata share of the First Lien Distribution;

provided, however, that in each case, each holder of an Allowed First Lien RBL Claim shall waive any distributions under Class 6 of this Plan on account of its deficiency Claims.

Each First Lien RBL Letter of Credit that is outstanding as of the Effective Date shall be deemed issued under the Exit RBL Credit Agreement upon the closing thereof (and all accrued fees related thereto shall be paid in full in cash on the Effective Date), provided that the REX Letter of Credit shall be excluded and shall not be deemed issued under the Exit RBL Credit Agreement, but the face amount of the REX Letter of Credit shall be deemed an Allowed First Lien RBL Claim. The undrawn amount of any First Lien RBL Letter of Credit that is issued under the Exit RBL Credit Agreement shall not be a First Lien RBL Claim.

(d) Voting: Class 3 is Impaired. Each holder of a First Lien RBL Claim will be entitled to vote to accept or reject the Plan.

4.	Class 4 —First Lien Term Loan Claims

(a) Classification: Class 4 consists of all First Lien Term Loans Claims.

(b) Allowance: The First Lien Term Loan Claims shall be Allowed in the amount of $966,319,177.56 on account of outstanding principal as of the Petition Date and $6,878,839.65 in respect of all accrued and unpaid interest as of the Petition Date.

(c) Treatment: On the Effective Date, except to the extent that a holder of an Allowed First Lien Term Loan Claim and the applicable Debtor or Reorganized Debtor, with the consent of the Required Parties (which consent shall not be unreasonably withheld), agree to a less favorable treatment, in full and final satisfaction, settlement, release, and discharge of and in exchange for each First Lien Term Loan Claim, each holder of an Allowed First Lien Term Loan Claim shall receive (i) the right to participate in the Rights Offering in accordance with the Rights Offering Procedures, and (ii) its Pro Rata share of the First Lien Distribution; provided, however, that in each case, each holder of an Allowed First Lien Term Loan Claim shall waive any distributions under Class 6 of this Plan on account of its deficiency Claims.

(d) Voting: Class 4 is Impaired. Each holder of a First Lien Term Loan Claim will be entitled to vote to accept or reject the Plan.

5.	Class 5 — Second Lien Notes Claims

(a) Classification: Class 5 consists of all Second Lien Notes Claims.

(b) Treatment: On the Effective Date, except and to the extent that a holder of an Allowed Second Lien Notes Claim and the applicable Debtor or Reorganized Debtor agree to less favorable treatment, in full and final satisfaction, settlement, release, and discharge of and in exchange for each Second Lien Notes Claim, each holder of an Allowed Second Lien Notes Claim shall receive its Pro Rata share of the Second Lien Notes Distribution.

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(c) Voting: Class 5 is Impaired. Each holder of a Second Lien Notes Claim will be entitled to vote to accept or reject the Plan.

6.	Class 6 — General Unsecured Claims

(a) Classification: Class 6 consists of all General Unsecured Claims.

(b) Treatment: On the Effective Date or as soon thereafter as reasonably practicable, except and to the extent that a holder of an Allowed General Unsecured Claim and the applicable Debtor or Reorganized Debtor agree to less favorable treatment, in full and final satisfaction, settlement, release, and discharge of and in exchange for each General Unsecured Claim, each holder of an Allowed General Unsecured Claim shall receive its Pro Rata share of the General Unsecured Claims Settlement Distribution.

(c) Voting: Class 6 is Impaired. Each holder of a General Unsecured Claim will be entitled to vote to accept or reject the Plan.

7.	Class 7 — Ongoing Trade Claims

(a) Classification: Class 7 consists of Ongoing Trade Claims.

(b) Treatment: On the Effective Date, except to the extent that a holder of an Allowed Ongoing Trade Claim and the applicable Debtor or Reorganized Debtor, with the consent of the Required Parties (which consent shall not be unreasonably withheld), agree to a less favorable treatment, in full and final satisfaction, settlement, release, and discharge of and in exchange for each Ongoing Trade Claim, each holder of an Allowed Ongoing Trade Claim shall be Reinstated.

(c) Voting: Class 7 is Unimpaired under the Plan. Holders of Ongoing Trade Claims are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, such holders are not entitled to vote to accept or reject the Plan.

8.	Class 8 — Intercompany Claims

(a) Classification: Class 8 consists of all Intercompany Claims.

(b) Treatment: Subject to the Restructuring Support Agreement, Intercompany Claims shall be, at the option of the Reorganized Debtors: Reinstated; distributed; contributed; settled; set off; cancelled and released without any distribution on account of such Claims; or otherwise addressed.

(c) Voting: Class 8 is Unimpaired if the Class 8 Claims are Reinstated or Impaired if the Class 8 Claims are cancelled. Holders of Class 8 Claims are conclusively deemed to have accepted the Plan pursuant to section 1126(f) or rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code. Holders of Class 8 Claims are not entitled to vote to accept or reject the Plan.

9.	Class 9 — Intercompany Interests

(a) Classification: Class 9 consists of all Intercompany Interests.

(b) Treatment: Subject to the Restructuring Support Agreement, Intercompany Interests shall be, at the option of the Reorganized Debtors: Reinstated; distributed; contributed; or cancelled and released without any distribution on account of such Interests.

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(c) Voting: Class 9 is Unimpaired if the Class 9 Interests are Reinstated or Impaired if the Class 9 Interests are cancelled. Holders of Class 9 Interests are conclusively deemed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code or rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code. Holders of Class 9 Interests are not entitled to vote to accept or reject the Plan.

10.	Class 10 — Interests in Ultra Petroleum

(a) Classification: Class 10 consists of all Interests in Ultra Petroleum.

(b) Treatment: Holders of Interests in Ultra Petroleum will not receive any distribution on account of such Interests, which will be canceled, released, and extinguished as of the Effective Date, and will be of no further force or effect.

(c) Voting: Class 10 is Impaired. Each holder of an Interest in Ultra Petroleum will be conclusively presumed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code. Therefore, holders of Interests in Ultra Petroleum are not entitled to vote to accept or reject the Plan.

11.	Class 11 — Interests in UP Energy

(a) Classification: Class 11 consists of all Interests in UP Energy.

(b) Treatment: Holders of Interests in UP Energy will not receive any distribution on account of such Interests, which will be canceled, released, and extinguished as of the Effective Date, and will be of no further force or effect.

(c) Voting: Class 11 is Impaired. Each holder of an Interest in UP Energy will be conclusively presumed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code. Therefore, holders of Interests in UP Energy are not entitled to vote to accept or reject the Plan.

12.	Class 12 — Section 510(b) Claims

(a) Classification: Class 12 consists of all Section 510(b) Claims.

(b) Treatment: Holders of Section 510(b) Claims will not receive any distribution on account of such Interests, which will be canceled, released, and extinguished as of the Effective Date, and will be of no further force or effect.

(c) Voting: Class 12 is Impaired. Each holder of Section 510(b) Claims will be conclusively presumed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code. Therefore, holders of Section 510(b) Claims are not entitled to vote to accept or reject the Plan.

13.	Class 13 — Non-Debtor Interests

(a) Classification: Class 13 consists of all Non-Debtor Interests.

(b) Treatment: Holders of Allowed Non-Debtor Interests will not receive any distribution on account of such Interests, which will be canceled, released, and extinguished as of the Effective Date, and will be of no further force or effect.

(c) Voting: Class 13 is Impaired. Each holder of Allowed Non-Debtor Interests will be conclusively presumed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code. Therefore, holders of Allowed Non-Debtor Interests are not entitled to vote to accept or reject the Plan.

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C. Special Provision Governing Unimpaired Claims

Except as otherwise provided in the Plan, nothing under the Plan shall affect the Debtors’ or the Reorganized Debtors’ rights regarding any Unimpaired Claim, including all rights regarding legal and equitable defenses to or setoffs or recoupments against any such Unimpaired Claim.

D. Elimination of Vacant Classes

Any Class of Claims or Interests that does not have a holder of an Allowed Claim or a Claim temporarily Allowed by the Bankruptcy Court as of the date of the Confirmation Hearing, shall be deemed eliminated from the Plan for purposes of voting to accept or reject the Plan and for purposes of determining acceptance or rejection of the Plan by such Class pursuant to section 1129(a)(8) of the Bankruptcy Code.

E. Voting Classes; Presumed Acceptance by Non-Voting Classes

If a Class contains Claims or Interests eligible to vote and no holder of Claims or Interests eligible to vote in such Class votes to accept or reject the Plan, the Plan shall be presumed accepted by the holders of such Claims or Interests in such Class.

F. Confirmation Pursuant to Sections 1129(a)(10) and 1129(b) of the Bankruptcy Code

The Debtors shall seek Confirmation of the Plan pursuant to section 1129(b) of the Bankruptcy Code with respect to any rejecting Class of Claims or Interests. The Debtors reserve the right, to the extent permitted or required by the Bankruptcy Code and subject to the approval of the Required Parties, to modify the Plan in accordance with Article X of this Plan and subject to the terms and conditions of the Restructuring Support Agreement to the extent, if any, that Confirmation (including Confirmation pursuant to section 1129(b) of the Bankruptcy Code) requires modification of any provision of the Plan, including, without limitation, by (a) modifying the treatment applicable to a Class of Claims or Interests to render such Class of Claims or Interests Unimpaired to the extent permitted by the Bankruptcy Code and the Bankruptcy Rules, (b) reclassifying any Claim or Interest in one particular Class together with any substantially similar Claim or Interest in a different Class, as applicable, to the extent permitted by the Bankruptcy Code and the Bankruptcy Rules, and/or (c) withdrawing the Plan as to an individual Debtor at any time before the Confirmation Date, in each case with the consent of the Required Parties (it being understood that the Required Parties’ consent may not be unreasonably withheld).

G. Intercompany Interests

To the extent Reinstated under the Plan, distributions on account of Intercompany Interests are not being received by holders of such Intercompany Interests on account of their Intercompany Interests but for the purposes of administrative convenience, for the ultimate benefit of the holders of the New Interests, and in exchange for the Debtors’ and Reorganized Debtors’ agreement under the Plan to make certain distributions to the holders of Allowed Claims. For the avoidance of doubt, to the extent Reinstated pursuant to the Plan, on and after the Effective Date, all Intercompany Interests shall be owned by the same Reorganized Debtor that corresponds with the Debtor that owned such Intercompany Interests immediately prior to the Effective Date.

ARTICLE IV.

MEANS FOR IMPLEMENTATION OF THE PLAN

A. General Settlement of Claims and Interests.

As discussed in detail in the Disclosure Statement and as otherwise provided herein, pursuant to section 1123 of the Bankruptcy Code and Bankruptcy Rule 9019, and in consideration for the classification, distributions, releases, and other benefits provided under the Plan, upon the Effective Date, the provisions of the Plan shall constitute a good faith compromise and settlement of all Claims and Interests and controversies resolved pursuant to the Plan, including (1) any challenge to the amount, validity, perfection, enforceability, priority or extent of the DIP Claims, First Lien Claims, and Second Lien Notes Claims and (2) any claim to avoid, subordinate, or disallow any DIP Claims, First

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Lien Claims, and Second Lien Notes Claims, whether under any provision of chapter 5 of the Bankruptcy Code, on any equitable theory (including equitable subordination, equitable disallowance, or unjust enrichment) or otherwise. The Plan shall be deemed a motion to approve the good faith compromise and settlement of all such Claims, Interests, and controversies pursuant to Bankruptcy Rule 9019, and the entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval of such compromise and settlement under section 1123 of the Bankruptcy Code and Bankruptcy Rule 9019, as well as a finding by the Bankruptcy Court that such settlement and compromise is fair, equitable, reasonable and in the best interests of the Debtors and their Estates. Subject to Article VI hereof, all distributions made to holders of Allowed Claims and Allowed Interests (as applicable) in any Class are intended to be and shall be final.

B. Restructuring Transactions

Upon entry of the Confirmation Order, in order to effectuate the Restructuring Transactions, there shall be no trading in First Lien Term Loan Claims or Second Lien Notes Claims. The Confirmation Order shall authorize such trading restrictions and provide that any trades in contravention thereof shall be deemed null and void ab initio. As soon as practicable after entry of the Confirmation Order, all transfers of the Second Lien Notes held on the books of DTC shall be chilled; provided, however, that the Second Lien Notes Indenture Trustee may cause DTC to process tenders of the Second Lien Notes in accordance with the rules and procedures of DTC. After the expiration of one year from the Effective Date, the distributions made on the Effective Date to holders of any Second Lien Notes that were not at any point tendered in accordance with the rules and procedures of DTC shall be forfeited and shall revert to the Reorganized Debtors pursuant to Article VI.B.8 hereof. At such time, any such Second Lien Notes shall be canceled, released, and extinguished. The Confirmation Order shall authorize the chilling of the Second Lien Notes by DTC, and the cancellation, release and extinguishment of the Second Lien Notes that have not been timely tendered.

On or before the Effective Date, or as soon thereafter as reasonably practicable, the applicable Debtors or the Reorganized Debtors shall enter into and shall take any actions as may be necessary or appropriate to effect the Restructuring Transactions. The actions to implement the Restructuring Transactions may include: (1) the execution and delivery of appropriate agreements or other documents of merger, amalgamation, consolidation, restructuring, conversion, disposition, transfer, arrangement, continuance, dissolution, sale, purchase, or liquidation containing terms that are consistent with the terms of the Plan and the Restructuring Support Agreement and that satisfy the applicable requirements of applicable law and any other terms to which the applicable Entities and the Required Parties may agree; (2) the execution and delivery of appropriate instruments of transfer, assignment, assumption, or delegation of any asset, property, right, liability, debt, or obligation on terms consistent with the terms of the Plan and the Restructuring Support Agreement and having other terms for which the applicable parties (including the Required Parties) agree; (3) the filing of appropriate certificates or articles of incorporation, formation, reincorporation, merger, consolidation, conversion, amalgamation, arrangement, continuance, or dissolution pursuant to applicable state or provincial law, each of which shall be on terms acceptable to the Required Parties; and (4) all other actions that the applicable Entities, with the consent of the Required Parties (it being understood that the Required Parties’ consent may not be unreasonably withheld), determine to be necessary, including making filings or recordings that may be required by applicable law in connection with the Plan. The New Board is authorized, but not directed, to adopt the Specified Board Resolution. If the New Board adopts the Specified Board Resolution, then (i) all of the stockholders of Reorganized UP Energy shall be deemed to have approved, consented to and voted for and in favor of the Specified Board Resolution and the conversion of Reorganized UP Energy into a Delaware limited liability company contemplated thereby, (ii) the conversion of Reorganized UP Energy into a Delaware limited liability company contemplated by the Specified Board Resolution shall be deemed to have been duly authorized and approved for all purposes under applicable law, (iii) Reorganized UP Energy shall be authorized and directed to execute, acknowledge, delivery, record and/or file all such agreements, certificates, instruments or other documents, and to take all such further steps and actions, to consummate and make such conversion effective, and (iv) Reorganized UP Energy will elect to be treated, effective immediately, as a corporation for U.S. federal income tax purposes. The Confirmation Order shall, and shall be deemed to, pursuant to sections 363 and 1123 of the Bankruptcy Code, authorize, among other things, all actions as may be necessary or appropriate to effect any transaction described in, contemplated by, or necessary to effectuate the Plan. On the Effective Date or as soon as reasonably practicable thereafter, the Reorganized Debtors, as applicable, shall issue all securities, notes, instruments, certificates, and other documents required to be issued pursuant to the Restructuring Transactions.

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C. New Interests

All existing Interests in Ultra Petroleum and UP Energy shall be cancelled as of the Effective Date and, at 10:00 p.m. (Central time) on the Effective Date, Reorganized UP Energy shall issue the New Interests (a) to each holder of a Claim that is entitled to receive New Interests in exchange for such Claim pursuant to the Plan and (b) pursuant to the Rights Offering and the Backstop Purchase Agreement. The issuance of New Interests shall be authorized without the need for any further corporate action and without any further action by the Debtors or Reorganized Debtors, as applicable. Reorganized UP Energy’s New Organizational Documents shall authorize the issuance and distribution on the Effective Date of New Interests to the Distribution Agent for the benefit of holders of Allowed Claims in Class 3, Class 4, and Class 5, and shall also authorize the issuance of New Interests pursuant to the Rights Offering and the Backstop Purchase Agreement. All New Interests issued under the Plan (including pursuant to the Rights Offering and under the Backstop Purchase Agreement) shall be deemed to have been duly authorized, validly issued, fully paid, and non-assessable and not to have been issued in violation of any preemptive rights, rights of first refusal or similar rights or any applicable law.

Anything in the Plan to the contrary notwithstanding, each holder of a Claim that is entitled to receive New Interests in exchange for such Claim pursuant to the Plan (or any such holder’s designee to receive New Interests) shall be deemed to be stockholders of Reorganized UP Energy as of the Effective Date; provided, however, that it shall be an express condition to the right of a holder of an Allowed First Lien Claim or an Allowed Second Lien Notes Claim (or any such designee) to receive any dividends or other distributions on account of New Interests that such holder (or any such designee) execute and deliver to Reorganized UP Energy a counterpart of the New Stockholders Agreement (or, if the New Board adopts the Specified Board Resolution and such holder or designee has not executed and delivered a counterpart of the New Stockholders Agreement prior to the conversion of Reorganized UP Energy into a Delaware limited liability company becoming effective, a counterpart of the limited liability company agreement of Reorganized UP Energy as so converted to a Delaware limited liability company) and a completed Investor Questionnaire (or any similar investor questionnaire authorized and approved by the New Board), and, unless waived by the New Board in its sole and absolute discretion, any holder (or any such designee) that fails to execute and deliver a signature page to the New Stockholders Agreement (or a counterpart of such limited liability company agreement) and an Investor Questionnaire (or any such similar investor questionnaire) shall not be entitled to receive any dividends or other distributions on account of such holder’s (or any such designee’s) New Interests until such documents are executed and delivered to Reorganized UP Energy. Anything in the Plan to the contrary notwithstanding, effective as of the Effective Date, any claimant entitled to receive New Interests under the Plan (including pursuant to the Rights Offering and under the Backstop Purchase Agreement) (or any such claimant’s designee to receive New Interests) shall be deemed to be a party to, bound by and subject to the New Stockholders Agreement and all of the terms and provisions contained therein, including any consents, approvals, waivers, agreements, powers of attorney and proxies provided by the stockholders pursuant to the New Stockholders Agreement (including the consents, approvals, waivers, agreements, powers of attorney and proxies in connection with a Specified Board Resolution and the agreement to be a party to, bound by and subject to the limited liability company agreement of Reorganized UP Energy as so converted to a Delaware limited liability company), and shall be deemed to have executed and delivered the New Stockholders Agreement, all without any further action on the part of, or notice to, any Person. For the avoidance of doubt, any claimant entitled to receive New Interests under the Plan (including pursuant to the Rights Offering and under the Backstop Purchase Agreement) (or any such claimant’s designee to receive New Interests) shall be deemed (i) signatories to the New Stockholders Agreement without further action required on their part (solely in their capacity as stockholders of Reorganized UP Energy), as the New Stockholders Agreement may be amended or modified from time to time following the Effective Date in accordance with its terms and to be parties thereto without further action or signature, and, (ii) if the New Board adopts the Specified Board Resolution, (A) to have approved, consented to and voted for and in favor of the Specified Board Resolution and the conversion of Reorganized UP Energy into a Delaware limited liability company contemplated thereby, and (B) simultaneously with the conversion of Reorganized UP Energy into a Delaware limited liability company contemplated by the Specified Board Resolution, to be a party to, bound by and subject to the limited liability company agreement of Reorganized UP Energy as so converted to a Delaware limited liability company, and to have executed and delivered such limited liability company agreement. The New Stockholders Agreement shall be effective as of the Effective Date and, as of such date, shall be deemed to be valid, binding, and enforceable in accordance with its terms, and each holder of New Interests shall be bound thereby (including any obligation set forth therein to waive or refrain from exercising any appraisal, dissenters’ or similar rights) even if such holder has not actually executed and delivered a counterpart thereof.

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Any holder of an Allowed First Lien Term Loan Claim or an Allowed Second Lien Notes Claim may designate that all or a portion of such holder’s Pro Rata share of New Interests to be distributed as part of the First Lien Distribution or Second Lien Distribution, as applicable, be issued in the name of, and delivered to, its designee by delivering notice thereof to counsel to the Debtors and to the Notice and Claims Agent, along with such designee’s executed counterpart to the Stockholders Agreement and completed and executed Investor Questionnaire at least five (5) Business Days prior to the Effective Date. Any such designee shall be an “accredited investor” as such term is defined in Rule 501(a) of Regulation D promulgated under the Securities Act.

D. Exit Financing

On the Effective Date, the Reorganized Debtors to be party thereto shall enter into the Exit Financing Documents, including, without limitation, any documents required in connection with the creation or perfection of Liens in connection therewith, in accordance with the Exit Financing Documents. Confirmation of the Plan shall be deemed approval of the Exit RBL Commitment Letter, Exit RBL Facility, the Exit RBL Facility Documents, the Exit Term Loan Facility, the Exit Term Loan Facility Documents, all transactions contemplated thereby, and all actions to be taken, undertakings to be made, and obligations to be incurred by the Reorganized Debtors in connection therewith, including the payment of all fees, indemnities, and expenses provided for therein, authorization of Reorganized Debtors to be party thereto to enter into and execute the Exit Financing Documents, and authorization for the Reorganized Debtors to create or perfect the Liens in connection therewith.

On the Effective Date, the Exit RBL Facility Secured Parties shall be granted valid, binding and enforceable first priority Liens on the collateral specified in, and to the extent required by, the Exit RBL Facility Documents. To the extent granted, the guarantees, mortgages, pledges, Liens and other security interests granted pursuant to the Exit RBL Facility Documents are granted in good faith as an inducement to the Exit RBL Facility Secured Parties to extend credit thereunder, shall be valid and enforceable, and shall be deemed not to constitute a fraudulent conveyance or fraudulent transfer, shall not otherwise be subject to avoidance, and the priorities of any such Liens and security interests shall be as set forth in the Exit RBL Facility Documents.

E. Rights Offering

The Plan contemplates that the Debtors shall raise the Rights Offering Amount through the Rights Offering and the Backstop Purchase Agreement. On the Effective Date, the Debtors shall consummate the Rights Offering, through which each Rights Offering Participant, subject to the terms and conditions set forth in the Plan and the Rights Offering Procedures, shall have the opportunity to purchase Rights Offering Securities at the Per Share Purchase Price. The Per Share Purchase Price shall be payable in cash. On the date that is the deadline for exercising Subscription Rights, Rights Offering Participants (other than the Backstop Parties) will be required to fund into escrow with a bank, trust company or other agent approved by the Debtors and the Requisite Backstop Parties the aggregate Per Share Purchase Price for Subscription Rights exercised by such Rights Offering Participants. The Backstop Parties will not be required to fund their respective commitments under the Backstop Purchase Agreement or the aggregate Per Share Purchase Price for Subscription Rights exercised by them in connection with the Rights Offering until the date that is three (3) Business Days prior to the anticipated Effective Date.

The Rights Offering Securities (including the Commitment Premium) will dilute the New Interests issued on account of the First Lien Distribution, but will not dilute the New Interests issued on account of the Second Lien Notes Distribution (other than for any dilution on account of the exercise of the warrants that are issued in connection with the Exit Term Loans if the Exit Term Loans are made) or the Management Incentive Plan. There will be no over-subscription privilege in the Rights Offering, such that any Rights Offering Securities that are not subscribed for and purchased by a Rights Offering Participant will not be offered to other Rights Offering Participants, but rather will be purchased by the Backstop Parties pursuant to their respective commitments under the Backstop Purchase Agreement. The Subscription Rights received by each Rights Offering Participant shall not be transferable, except as set forth in the Rights Offering Procedures. The Rights Offering shall be conducted and implemented in accordance with the Rights Offering Procedures.

For the avoidance of doubt, the percentage ownership attributable to the Rights Offering Securities (subject to dilution by the Management Incentive Plan) will be equal to the aggregate cash purchase price of the Rights Offering Securities divided by the Assumed Equity Value, and the percentage ownership attributable to the Commitment Premium will be equal to 7.5% of the maximum Rights Offering Amount minus the amount of Commitment Premium in the form of additional Exit Term Loans divided by the Assumed Equity Value.

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The Rights Offering shall be backstopped by the Backstop Parties in accordance with the terms and subject to the conditions of the Backstop Purchase Agreement. Subject to, and in accordance with the Backstop Purchase Agreement, as consideration for the commitments of the Backstop Parties under the Backstop Purchase Agreement, the Backstop Parties shall receive the Commitment Premium, which shall be deemed fully earned as of the date of the Restructuring Support Agreement. The commitments of the Backstop Parties under the Backstop Purchase Agreement will be several, not joint, obligations of the Backstop Parties, such that no Backstop Party shall be liable or otherwise responsible for the commitments of any other Backstop Party under the Backstop Purchase Agreement. Any Backstop Party’s rights, obligations or interests under the Backstop Purchase Agreement may be freely assigned, delegated or transferred, in whole or in part, by such Backstop Party to (a) any other Backstop Party, (b) any Affiliate (as defined in the Restructuring Support Agreement) of a Backstop Party, or (c) any other Person that is approved in writing by the Requisite Backstop Parties prior to such assignment, delegation or transfer.

On the Effective Date, the proceeds of the Rights Offering shall be used: (i) to repay in full in cash all Allowed DIP Claims, (ii) to pay the Exit RBL Lender Cash Election Amount to each holder of an Allowed First Lien RBL Claim that makes an Exit RBL Lender Cash Election, and (iii) for investment opportunities that are approved by the Debtors and the Requisite Backstop Parties.

F. Exemption from Registration Requirements

All shares of New Interests issued under the Plan will be exempt from, among other things, the registration and prospectus delivery requirements under the Securities Act or any similar federal, state, or local laws in reliance upon section 1145 of the Bankruptcy Code to the maximum extent permitted and applicable and, to the extent that reliance on such section is either not permitted or not applicable, the exemption set forth in section 4(a)(2) of the Securities Act. All shares of New Interests issued pursuant to the exemption from registration set forth in section 4(a)(2) of the Securities Act or Regulation D promulgated thereunder will be considered “restricted securities” and may not be transferred except pursuant to an effective registration statement under the Securities Act or an available exemption therefrom to the extent that the New Interests are issued to “accredited investors” as that term is defined in Rule 501 of Regulation D promulgated under the Securities Act.

Persons who acquire the New Interests pursuant to the exemption from registration set forth in section 4(a)(2) of the Securities Act or Regulation D promulgated thereunder will hold “restricted securities.” Resales of such restricted securities would not be exempted by section 1145 of the Bankruptcy Code from registration under the Securities Act or other applicable law. Holders of restricted securities would, however, be permitted to resell New Interests without registration if they are able to comply with the applicable provisions of Rule 144 or Rule 144A under the Securities Act (if available) or any other registration exemption under the Securities Act, or if such securities are registered with the Securities and Exchange Commission.

All shares of New Interests issued to holders of Allowed First Lien Claims and Allowed Second Lien Notes Claims on account of their Claims will be issued without registration under the Securities Act or any similar federal, state, or local law in reliance on Section 1145(a) of the Bankruptcy Code, to the extent available. All shares of New Interests issued to the Backstop Parties pursuant to the Backstop Purchase Agreement with respect to Rights Offering Securities that are not subscribed for in the Rights Offering and shares of New Interests that constitute the Commitment Premium will be issued without registration under the Securities Act or any similar federal, state, or local law in reliance on section 4(a)(2) of the Securities Act.

Should the Debtors or the Reorganized Debtors, as applicable, elect on or after the Effective Date to reflect any ownership of the New Interests (to the extent they are deemed to be securities) to be issued under the Plan through the facilities of DTC, the Debtors or the Reorganized Debtors, as applicable, need not provide any further evidence other than the Plan or the Confirmation Order with respect to the treatment of the New Interests (to the extent they are deemed to be securities) to be issued under the Plan under applicable securities laws. DTC shall be required to accept and conclusively rely upon the Plan and Confirmation Order in lieu of a legal opinion regarding whether the New Interests (to the extent they are deemed to be securities) to be issued under the Plan are exempt from registration and/or eligible for DTC book-entry delivery, settlement, and depository services. Notwithstanding anything to the contrary

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in the Plan, no entity (including, for the avoidance of doubt, DTC, but not including (x) the Exit RBL Facility Agent and the Exit RBL Facility Lenders in connection with the Exit RBL Facility, (y) the Exit Term Loan Agent and each lender under the Exit Term Loan Facility Documents in connection with the Exit Term Loan Facility and (z) purchasers or investors in connection with the Rights Offering) may require a legal opinion regarding the validity of any transaction contemplated by the Plan, including, for the avoidance of doubt, whether the New Interests (to the extent they are deemed to be securities) to be issued under the Plan are exempt from registration and/or eligible for DTC book-entry delivery, settlement, and depository services.

G. Subordination

The allowance, classification, and treatment of all Claims and Interests under the Plan shall conform to and be consistent with the respective contractual, legal, and equitable subordination rights of such Claims and Interests, and the Plan shall recognize and implement any such rights. Pursuant to section 510 of the Bankruptcy Code, except where otherwise provided herein, the Reorganized Debtors reserve the right to re-classify any Allowed Claim or Interest in accordance with any contractual, legal, or equitable subordination rights relating thereto, subject to the consent of the Required Parties.

H. Vesting of Assets in the Reorganized Debtors

Except as otherwise provided herein, or in any agreement, instrument, or other document incorporated in the Plan, on the Effective Date, all property in each Debtor’s Estate, all Causes of Action, and any property acquired by any of the Debtors under the Plan shall vest in each respective Reorganized Debtor, free and clear of all Liens, Claims, charges, or other encumbrances, except for those Liens, Claims, charges, or other encumbrances arising from or related to the Exit Financing Documents. On and after the Effective Date, except as otherwise provided herein, each Reorganized Debtor may operate its business and may use, acquire, or dispose of property and pursue, compromise or settle any Claims, Interests, or Causes of Action without supervision or approval by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules. Notwithstanding anything to the contrary in the Plan, the Unimpaired Claims against a Debtor, if any, shall remain the obligations solely of such Debtor or such Reorganized Debtor and shall not become obligations of any other Debtor or Reorganized Debtor by virtue of the Plan, the Chapter 11 Cases, or otherwise.

If the Court determines in the Vanguard NPI Proceeding that the NPI Owners’ claims for future payment of the NPI were discharged on the effective date of Vanguard’s confirmed plan of reorganization, then, effective as of the first day of the next calendar month following the Effective Date, the Pinedale NPI Assets and all proceeds and profits therefrom shall vest in the Reorganized Debtors free and clear of (a) the NPI and (b) any obligation to make any NPI payment on behalf of the Debtors or the Reorganized Debtors or any other working interest owner’s otherwise proportionate share of the NPI obligation or any portion thereof under the Supplemental Accounting Agreement if such obligation or portion thereof has been discharged or terminated.

I. Cancellation of Notes, Instruments, Certificates, and Other Documents

On the Effective Date, except to the extent otherwise provided in the Plan: (1) the obligations of the Debtors (a) under each organizational document (including certificates of designation, bylaws, or certificates or articles of incorporation), certificate, share, note, bond, indenture, purchase right, option, warrant, call, put, award, commitment, registration rights, preemptive right, right of first refusal, right of first offer, co-sale right, investor rights, or other instrument or document, directly or indirectly, evidencing or creating any indebtedness or obligation of or ownership interest in the Debtors or giving rise to any Claim or Interest shall be automatically extinguished, cancelled and of no further force or effect and the Debtors and the Reorganized Debtors shall not have any continuing obligations thereunder, and (b) under each agreement evidencing or creating any right to receive or to be eligible to receive any Interest (including any right of an employee under any agreement to participate in any incentive or compensation plan that provides for the issuance or grant of any Interests or to receive or to be eligible to receive any Interests) shall be automatically extinguished, cancelled and of no further force and effect and the Debtors and the Reorganized Debtors shall not have any continuing obligations thereunder; and (2) the obligations of the Debtors pursuant, relating, or pertaining to any instrument, certificate, agreement or document described in clause (1) above evidencing or creating any indebtedness or obligation of the Debtors shall be released and discharged; provided that notwithstanding Confirmation or the occurrence of the Effective Date, any such indenture, agreement, note, or other instrument or

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document that governs the rights of the holder of a Claim or Interest shall continue in effect solely for purposes of (i) enabling the holder of such Claim or Interest to seek allowance, and receive distributions on account of such Claim or Interest under the Plan as provided herein; (ii) allowing holders of Claims to retain their respective rights and obligations vis-à-vis other holders of Claims pursuant to any applicable loan documents; (iii) allowing the Unsecured Notes Trustee and the Second Lien Notes Indenture Trustee to enforce their respective rights, claims, and interests vis-à-vis any party other than the Debtors; (iv) allowing the Unsecured Notes Trustee and the Second Lien Notes Indenture Trustee to make the distributions in accordance with the Plan (if any), as applicable; (v) preserving any rights of the Unsecured Notes Trustee and the Second Lien Notes Indenture Trustee to payment of fees, expenses, and indemnification obligations as against any money or property distributable to the holders of Unsecured Notes Claims and Second Lien Notes Claims, respectively; (vi) allowing each of the Unsecured Notes Trustee and the Second Lien Notes Indenture Trustee to enforce any obligations owed to it under the Plan and perform any rights or duties, if any, related thereto; (vii) allowing the Unsecured Notes Trustee and the Second Lien Notes Indenture Trustee to exercise rights and obligations relating to the interests of the holders under the Unsecured Notes Indentures and the Second Lien Notes Indenture, respectively; (viii) allowing the Unsecured Notes Trustee and the Second Lien Notes Indenture Trustee to appear in the Chapter 11 Cases or in any proceeding in the Bankruptcy Court or any other court; and (ix) permitting the Unsecured Notes Trustee and the Second Lien Notes Indenture Trustee to perform any functions that are necessary to effectuate the foregoing; provided, further, that the preceding proviso shall not affect the discharge of Claims or Interests pursuant to the Bankruptcy Code, the Confirmation Order, or the Plan or result in any expense or liability to the Reorganized Debtors, except to the extent set forth in or provided for under the Plan; provided, further, that notwithstanding Confirmation or the occurrence of the Effective Date, except to the extent otherwise provided in the Plan, any agreement described in clause (1)(b) above shall, if assumed and assigned to the Reorganized Debtors, otherwise remain in full force and effect and the Reorganized Debtors shall be bound to all other provisions thereunder; provided, further, that nothing in this section shall effect a cancellation of any New Interests, Intercompany Interests, or Intercompany Claims. Notwithstanding anything to the contrary in the Plan (including this section) or the Confirmation Order, any indemnity or reimbursement obligations of any non-Debtor Entity under the First Lien RBL Credit Documents shall survive after the Effective Date pursuant to the terms of the First Lien RBL Credit Documents. For the avoidance of any doubt, each of the Second Lien Notes Indenture Trustee and the Unsecured Notes Trustee shall be entitled to assert its Charging Lien arising under and in accordance with the Second Lien Notes Indenture and the Unsecured Notes Indentures, respectively, and any ancillary document, instrument, or agreement to obtain payment of the Second Lien Notes Indenture Trustee Fees and Expenses and the Unsecured Notes Trustee Fees and Expenses, respectively.

Except for the foregoing, on and after the Effective Date, all duties and responsibilities of the Second Lien Notes Indenture Trustee and the Unsecured Notes Trustee shall be fully discharged (i) unless otherwise specifically set forth in or provided for under the Plan, the Plan Supplement, or the Confirmation Order, and (ii) except with respect to such other rights of the Second Lien Notes Indenture Trustee and the Unsecured Notes Trustee that, pursuant to the Second Lien Notes Indenture and/or the Unsecured Notes Indentures, survive termination of the Second Lien Notes Indenture and/or the Unsecured Notes Indentures.

J. Corporate Action

On the Effective Date, or as soon thereafter as is reasonably practicable in the case of clauses (a), (e), (f), and (g) below, all actions contemplated by the Plan shall be deemed authorized and approved by the Bankruptcy Court in all respects, including, as applicable: (a) the adoption, execution, acknowledgement, delivery, recording, and/or filing of the New Organizational Documents (including the New Stockholders Agreement and the New Registration Rights Agreement, if applicable); (b) the selection of the directors, managers, and officers for the Reorganized Debtors, including the appointment of the New Board; (c) the authorization, issuance, delivery and distribution of New Interests (including the issuance of New Interests pursuant to the Rights Offering and the Backstop Purchase Agreement); (d) the execution of and entry into the Exit Financing Documents; (e) the rejection, assumption, or assumption and assignment, as applicable, of Executory Contracts and Unexpired Leases; (f) the implementation of the Restructuring Transactions; and (g) all other actions contemplated by the Plan (whether to occur before, on, or after the Effective Date). Upon the Effective Date, all matters provided for in the Plan involving the corporate or company structure of the Reorganized Debtors and any corporate or company action required by the Debtors or the other Reorganized Debtors in connection with the Plan shall be deemed to have occurred and shall be in effect, without any requirement of further action by the security holders, directors, managers or officers of the Debtors or the Reorganized Debtors. On or (as applicable) before the Effective Date, the appropriate officers of the Debtors, Reorganized UP Energy, or

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the other Reorganized Debtors shall be authorized and (as applicable) directed to issue, execute, and deliver the agreements, documents, securities, and instruments contemplated by the Plan (or necessary or desirable to effectuate the Restructuring Transactions) in the name of and on behalf of the Reorganized Debtors, including any and all other agreements, documents, Securities, and instruments relating to the foregoing, to the extent not previously authorized by the Bankruptcy Court. In addition, the New Board is authorized, but not directed, to adopt the Specified Board Resolution. If the New Board adopts the Specified Board Resolution, then (i) all of the stockholders of Reorganized UP Energy shall be deemed to have approved, consented to and voted for and in favor of the Specified Board Resolution and the conversion of Reorganized UP Energy into a Delaware limited liability company contemplated thereby, (ii) the conversion of Reorganized UP Energy into a Delaware limited liability company contemplated by the Specified Board Resolution shall be deemed to have been duly authorized and approved for all purposes under applicable law, (iii) Reorganized UP Energy shall be authorized and directed to execute, acknowledge, deliver, record and/or file all such agreements, certificates, instruments or other documents, and to take all such further steps and actions, to consummate and make such conversion effective (including the filing of a certificate of conversion and certificate of formation with the Secretary of State of the State of Delaware), and (iv) Reorganized UP Energy will elect to be treated, effective immediately, as a corporation for U.S. federal income tax purposes. The authorizations and approvals contemplated by this Article IV.J shall be effective notwithstanding any requirements under non-bankruptcy law.

K. Corporate Existence

On and after the Effective Date, except as otherwise provided in the Plan, each Reorganized Debtor (a) shall continue to exist as a separate corporation, limited liability company, partnership, or other form of entity, as the case may be, with all the powers of a corporation, limited liability company, partnership, or other form of entity, as the case may be, pursuant to the applicable law in the jurisdiction in which each applicable Debtor is incorporated or formed and pursuant to the respective certificate of incorporation and bylaws (or other analogous formation documents) in effect before the Effective Date, except to the extent such certificate of incorporation and bylaws (or other analogous formation documents) are amended by the Plan, the New Organizational Documents, or otherwise (in each such case, in accordance with the Restructuring Support Agreement and in form and substance reasonably acceptable to the Required Parties), and to the extent such documents are amended or amended and restated, such documents are deemed to be amended or amended and restated pursuant to the Plan and require no further action or approval (other than any requisite filings required under applicable state, provincial, or federal law) and (b) may operate its business and may use, acquire, or dispose of property and compromise or settle any Claims, Interests, or Causes of Action without supervision or approval by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules.

L. Dissolution of Ultra Petroleum

On or immediately after the Effective Date and in accordance with Article III of this Plan, the Debtors shall effectuate the cancellation of (i) all amounts owing by Ultra Resources to Ultra Petroleum, and (ii) all equity interests in UP Energy and (iii) any other liabilities or obligations of Ultra Petroleum. In connection therewith, on the Effective Date all other assets of Ultra Petroleum shall be deemed contributed to Reorganized UP Energy (excluding all files, documents, instruments and records relating to formation, qualifications to conduct business as a foreign company, arrangements with registered agents relating to foreign qualifications, taxpayer and other identification numbers, seals, minute books, securities transfer books, securities ledgers, securities certificates and other documents relating to the ownership, organization or existence of Ultra Petroleum, and any other assets identified by the Requisite Backstop Parties either before or after the Effective Date). Concurrently therewith, the Reorganized Debtors, on behalf of the holders of Interests in Ultra Petroleum, shall be directed by the Bankruptcy Court to file an application for dissolution under the Business Corporations Act (Yukon), which application shall be deemed as filed by the holders of Interests in Ultra Petroleum. Ultra Petroleum shall thereafter be dissolved in accordance with applicable Yukon law. For the avoidance of doubt, by taking the foregoing actions, the Reorganized Debtors shall not be acquiring any economic interest in any shares of Ultra Petroleum.

M. Charter, Bylaws, and New Organizational Documents

On or immediately prior to the Effective Date, the New Organizational Documents shall be automatically adopted by the applicable Reorganized Debtors. To the extent required under the Plan or applicable non-bankruptcy

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law, each of the Reorganized Debtors will file its New Organizational Documents with the applicable Secretaries of State and/or other applicable authorities in its respective state or country of organization if and to the extent required in accordance with the applicable laws of the respective state or country of organization. The New Organizational Documents will (a) authorize the issuance of the New Interests and (b) be modified or deemed to be modified to include a provision pursuant to and only to the extent required section 1123(a)(6) of the Bankruptcy Code prohibiting the issuance of non-voting equity Securities.

After the Effective Date, the Reorganized Debtors may amend and restate their respective New Organizational Documents in accordance with the terms thereof, and the Reorganized Debtors may file such amended certificates or articles of incorporation, bylaws, or such other applicable formation documents, and other constituent documents as permitted by the laws of the respective states, provinces, or countries of incorporation and the New Organizational Documents. In addition, if the New Board adopts the Specified Board Resolution and UP Energy converts to a Delaware limited liability company as contemplated by the Specified Board Resolution, then, automatically upon such conversion becoming effective, each of the holders of Interests of Reorganized UP Energy immediately after giving effect to such conversion shall be deemed to be a party to, bound by and subject to the limited liability company agreement of Reorganized UP Energy (as so converted to a Delaware limited liability company) that is attached to the New Stockholders Agreement as an exhibit thereto.

N. Effectuating Documents; Further Transactions

On and after the Effective Date, the Reorganized Debtors, and their respective officers and members of the boards of directors and managers thereof, shall be authorized to and may issue, execute, deliver, file, or record such contracts, Securities, instruments, releases, and other agreements or documents and take such actions in a manner not inconsistent with the Restructuring Support Agreement as may be necessary or appropriate to effectuate, implement, and further evidence the terms and conditions of the Plan, the New Organizational Documents, the Exit Financing, and the Securities issued pursuant to the Plan in the name of and on behalf of the Reorganized Debtors, without the need for any approvals, authorizations, or consents except for those expressly required under the Plan.

O. Section 1146(a) Exemption

To the fullest extent permitted by section 1146(a) of the Bankruptcy Code, any transfers (whether from a Debtor to a Reorganized Debtor or to any other Person) of property under the Plan or pursuant to: (1) the issuance, distribution, transfer, or exchange of any debt, Security, or other interest in the Debtors or the Reorganized Debtors, including the New Interests and Exit Financing; (2) the Restructuring Transactions; (3) the creation, modification, consolidation, termination, refinancing, and/or recording of any mortgage, deed of trust, or other security interest, or the securing of additional indebtedness by such or other means; (4) the making, assignment, or recording of any lease or sublease; (5) the grant of collateral as security for the Reorganized Debtors’ obligations under and in connection with the Exit Financing; or (6) the making, delivery, or recording of any deed or other instrument of transfer under, in furtherance of, or in connection with, the Plan, including any deeds, bills of sale, assignments, or other instrument of transfer executed in connection with any transaction arising out of, contemplated by, or in any way related to the Plan, in any such case shall not be subject to any document recording tax, stamp tax, conveyance fee, intangibles or similar tax, mortgage tax, real estate transfer tax, personal property transfer tax, sales or use tax, mortgage recording tax, Uniform Commercial Code filing or recording fee, regulatory filing or recording fee, or other similar tax or governmental assessment, and upon entry of the Confirmation Order, the appropriate federal, state or local governmental officials or agents shall forego the collection of any such tax or governmental assessment and accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax, recordation fee, or governmental assessment. All filing or recording officers (or any other Person with authority over any of the foregoing), wherever located and by whomever appointed, shall comply with the requirements of section 1146(a) of the Bankruptcy Code, shall forego the collection of any such tax or governmental assessment, and shall accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax or governmental assessment.

P. Directors and Officers

As of the Effective Date, the term of the current members of the board of directors of the Debtors shall expire, and the initial boards of directors and/or managers, including the New Board, and the officers of each of the

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Reorganized Debtors shall be appointed by the Required Parties in accordance with the respective New Organizational Documents. The New Board shall initially consist of 7 members, including the Debtors’ chief executive officer. The other members of the New Board will be identified in the Plan Supplement, to the extent known at the time of filing. In accordance with section 1129(a)(5) of the Bankruptcy Code, the identities and affiliations of the members of the New Board and any Person proposed to serve as an officer of the Reorganized Debtors shall be disclosed at or before the Confirmation Hearing, in each case to the extent the identity of such proposed director or officer is known at such time. To the extent any such director or officer of the Reorganized Debtors is an Insider, the Debtors also will disclose the nature of any compensation to be paid to such director or officer. Each such director and officer shall serve from and after the Effective Date pursuant to the terms of the New Organizational Documents and other constituent documents of the Reorganized Debtors.

Q. Management Incentive Plan.

Within one hundred and twenty (120) days after the Effective Date, the New Board (or any successor thereto) shall adopt a Management Incentive Plan that provides for the issuance of equity, options and/or other equity-based awards (collectively, “Awards”) to employees and directors and/or managers of the Company. Seven percent (7.0%) of the New Interests of the Company that are issued and outstanding on the Effective Date shall be reserved for issuance under the MIP Pool. A portion of the MIP Pool consisting of three and a half percent (3.5%) of the New Interests that are issued and outstanding on the Effective Date shall be allocated to participants in the Management Incentive Plan within one hundred and twenty (120) days after the Effective Date. The form of the Awards (i.e., stock options, restricted stock, appreciation rights, etc.), the participants in the Management Incentive Plan, the allocations of the Awards to such participants (including the amount of allocations and the timing of the grant of the Awards, subject to the immediately preceding sentence), and the terms and conditions of the Awards (including vesting, exercise prices, base values, hurdles, forfeiture, repurchase rights and transferability) shall be determined by the New Board (or any successor thereto) in its sole discretion.

R. Employee and Retiree Benefits.

Unless otherwise expressly provided herein, and subject to Article V hereof and the express written consent of the Required Parties, which consent shall not be unreasonably withheld, all employee wages, compensation, and benefit programs in place with the Debtors and not rejected as of the Effective Date shall be assumed and assigned to the Reorganized Debtors and shall remain in place as of the Effective Date, and the Reorganized Debtors will continue to honor such agreements, arrangements, programs, and plans; provided, however, that any such program that directly or indirectly gives rise to any Interest or any right to receive or to be eligible to receive any Interest shall not be assumed and assigned to the Reorganized Debtors. For the avoidance of doubt, pursuant to section 1129(a)(13) of the Bankruptcy Code, from and after the Effective Date, all retiree benefits (as such term is defined in section 1114 of the Bankruptcy Code), if any, shall continue to be paid in accordance with applicable law.

S. Preservation of Causes of Action

In accordance with section 1123(b) of the Bankruptcy Code, but subject to Article VIII hereof, each Reorganized Debtor, as applicable, shall retain and may enforce all rights to commence and pursue, as appropriate, any and all Causes of Action of the Debtors, whether arising before or after the Petition Date, including any actions specifically enumerated in the Schedule of Retained Causes of Action, any rights, remedies, or claims arising from or enumerated in the Ultra I Agreed Distribution Order or otherwise related to the Makewhole Litigation, and the Reorganized Debtors’ rights to commence, prosecute, or settle such Causes of Action shall be preserved notwithstanding the occurrence of the Effective Date, other than the Causes of Action released by the Debtors pursuant to the releases and exculpations contained in the Plan, including in Article VIII hereof, which shall be deemed released and waived by the Debtors and the Reorganized Debtors as of the Effective Date.

The Reorganized Debtors may pursue such retained Causes of Action, as appropriate, in accordance with the best interests of the Reorganized Debtors. No Entity (other than the Released Parties) may rely on the absence of a specific reference in the Plan, the Plan Supplement, or the Disclosure Statement to any Cause of Action against it as any indication that the Debtors or the Reorganized Debtors, as applicable, will not pursue any and all available Causes of Action of the Debtors against it. The Debtors and the Reorganized Debtors expressly reserve all rights to prosecute any and all Causes of Action against any Entity, except as otherwise expressly

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provided in the Plan, including Article VIII hereof. Unless otherwise agreed upon in writing by the parties to the applicable Cause of Action, all objections to the Schedule of Retained Causes of Action must be Filed with the Bankruptcy Court on or before thirty (30) days after the Effective Date. Any such objection that is not timely filed shall be disallowed and forever barred, estopped, and enjoined from assertion against any Reorganized Debtor, without the need for any objection or responsive pleading by the Reorganized Debtors or any other party in interest or any further notice to or action, order, or approval of the Bankruptcy Court. The Reorganized Debtors may settle any such objection without any further notice to or action, order, or approval of the Bankruptcy Court. If there is any dispute regarding the inclusion of any Cause of Action on the Schedule of Retained Causes of Action that remains unresolved by the Debtors or Reorganized Debtors, as applicable, and the objection party for thirty (30) days, such objection shall be resolved by the Bankruptcy Court. Unless any Causes of Action of the Debtors against an Entity are expressly waived, relinquished, exculpated, released, compromised, or settled in the Plan or a Final Order, the Reorganized Debtors expressly reserve all Causes of Action, for later adjudication, and, therefore, no preclusion doctrine, including the doctrines of res judicata, collateral estoppel, issue preclusion, claim preclusion, estoppel (judicial, equitable, or otherwise), or laches, shall apply to such Causes of Action upon, after, or as a consequence of the Confirmation or Consummation.

The Reorganized Debtors reserve and shall retain such Causes of Action of the Debtors notwithstanding the rejection or repudiation of any Executory Contract or Unexpired Lease during the Chapter 11 Cases or pursuant to the Plan. In accordance with section 1123(b)(3) of the Bankruptcy Code, any Causes of Action preserved pursuant to this section that a Debtor may hold against any Entity shall vest in the Reorganized Debtors, except as otherwise expressly provided in the Plan, including Article VIII hereof. The applicable Reorganized Debtors, through their authorized agents or representatives, shall retain and may exclusively enforce any and all such Causes of Action. The Reorganized Debtors shall have the exclusive right, authority, and discretion to determine and to initiate, file, prosecute, enforce, abandon, settle, compromise, release, withdraw, or litigate to judgment any such Causes of Action and to decline to do any of the foregoing without the consent or approval of any third party or further notice to or action, order, or approval of the Bankruptcy Court.

ARTICLE V.

TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES

A. Assumption of Executory Contracts and Unexpired Leases

On the Effective Date, except as otherwise provided herein, all Executory Contracts or Unexpired Leases will be deemed assumed and assigned to the Reorganized Debtors in accordance with the provisions and requirements of sections 365 and 1123 of the Bankruptcy Code, other than those that: (1) are identified on the Schedule of Rejected Executory Contracts and Unexpired Leases; (2) previously expired or terminated pursuant to their own terms; (3) have been previously assumed or rejected by a Final Order; (4) are the subject of a motion to reject that is pending on the Effective Date; or (5) have an ordered or requested effective date of rejection that is after the Effective Date.

Entry of the Confirmation Order shall constitute an order of the Bankruptcy Court approving the assumptions, assumptions and assignments, or rejections of the Executory Contracts or Unexpired Leases as set forth in the Plan, or the Schedule of Rejected Executory Contracts and Unexpired Leases, pursuant to sections 365(a) and 1123 of the Bankruptcy Code. Except as otherwise specifically set forth herein, assumptions or rejections of Executory Contracts and Unexpired Leases pursuant to the Plan are effective as of the Effective Date. Each Executory Contract or Unexpired Lease assumed pursuant to the Plan or by Bankruptcy Court order but not assigned to a third party before the Effective Date shall re-vest in and be fully enforceable by the applicable Reorganized Debtor in accordance with its terms, except as such terms may have been modified by the provisions of the Plan or any order of the Bankruptcy Court authorizing and providing for its assumption under applicable federal law. Any motions to assume Executory Contracts or Unexpired Leases pending on the Effective Date shall be subject to approval by a Final Order on or after the Effective Date but may be withdrawn, settled, or otherwise prosecuted by the Reorganized Debtors.

To the maximum extent permitted by law, (i) any Executory Contract or Unexpired Lease assumed or assumed and assigned pursuant to the Plan shall be deemed modified such that the transactions contemplated by the Plan shall not constitute a “change of control” or “assignment” (or terms with similar effect) under, or any other transaction or matter that would result in a violation, breach or default under, or increase, accelerate or otherwise alter any obligations, rights or liabilities of the Debtors or the Reorganized Debtors under, or result in the creation or

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imposition of a Lien upon any property or asset of the Debtors or the Reorganized Debtors pursuant to, the applicable Executory Contract or Unexpired Lease, and any consent or advance notice required under such Executory Contract or Unexpired Lease shall be deemed satisfied by Confirmation, and (ii) any Executory Contract or Unexpired Lease assumed or assumed and assigned pursuant to the Plan that is an agreement described in clause (1)(b) of Article IV.I shall be deemed modified as set forth in Article IV.I. Notwithstanding anything to the contrary in the Plan, the Debtors or the Reorganized Debtors, as applicable, reserve the right to alter, amend, modify, or supplement the Schedule of Rejected Executory Contracts and Unexpired Leases at any time up to forty-five (45) days after the Effective Date, so long as such allocation, amendment, modification, or supplement is consistent with the Restructuring Support Agreement and otherwise acceptable to the Required Parties.

B. Claims Based on Rejection of Executory Contracts or Unexpired Leases

Any objection by a counterparty to the proposed rejection of its Executory Contract or Unexpired Lease must be Filed, served and actually received by the Debtors on or before (a) in the case of an Executory Contract or Unexpired Lease that is identified on the Schedule of Rejected Executory Contracts and Unexpired Leases, June 11 at 5:00 p.m., prevailing Central time; or (b) in the case of an Executory Contract or Unexpired Lease that is identified on any amended Schedule of Rejected Executory Contracts and Unexpired Leases, 5:00 p.m., prevailing Central time on the date that is seven (7) days following the Filing of such amended schedule.

Unless otherwise provided by a Final Order of the Bankruptcy Court, all Proofs of Claim with respect to Claims arising from the rejection of Executory Contracts or Unexpired Leases, pursuant to the Plan or the Confirmation Order, if any, must be Filed with the Bankruptcy Court within thirty (30) days after the latest of (1) the date of entry of an order of the Bankruptcy Court (including the Confirmation Order) approving such rejection, (2) the effective date of such rejection, or (3) the Effective Date. Any Claims arising from the rejection of an Executory Contract or Unexpired Lease not Filed with the Bankruptcy Court within such time will be automatically disallowed, forever barred from assertion, and shall not be enforceable against the Debtors or the Reorganized Debtors, the Estates, or their property without the need for any objection by the Reorganized Debtors or further notice to, or action, order, or approval of the Bankruptcy Court or any other Entity, and any Claim arising out of the rejection of the Executory Contract or Unexpired Lease shall be deemed fully satisfied, released, and discharged, notwithstanding anything in the Proof of Claim to the contrary. All Allowed Claims arising from the rejection of the Debtors’ Executory Contracts or Unexpired Leases shall be classified as General Unsecured Claims and shall be treated in accordance with Article III of this Plan.

C. Cure of Defaults for Assumed Executory Contracts and Unexpired Leases

No later than seven (7) calendar days before the Confirmation Hearing, the Debtors shall provide notices of proposed assumptions to the counterparties to any assumed Executory Contracts and Unexpired Leases. Absent any pending dispute, the monetary and nonmonetary defaults existing as of the assumption of the Executory Contract(s) and Unexpired Lease(s) assumed pursuant to this Article V will be satisfied by the Debtors in compliance with section 365(b)(1) of the Bankruptcy Code. To the extent there is a dispute related to any cures of defaults arising under such Executory Contract(s) and Unexpired Lease(s), payment of any such disputed Cure amounts and the cure of any nonmonetary defaults shall be reconciled in the ordinary course of the Debtors’ business and all parties’ rights shall be reserved with respect thereto, including all rights to receive payment in full of any such Cures whether arising before or after the Effective Date and the right to object prior to or after the Effective Date to any assumption or cures relating thereto.

There shall be no need to File an objection to reserve rights with respect to disputes relating to monetary and nonmonetary cures and such cures will be reconciled in the ordinary course of the Debtors’ business.

The Debtors or the Reorganized Debtors, as applicable, shall pay the Cure amounts, if any, and satisfy all nonmonetary defaults on the Effective Date or as soon as reasonably practicable thereafter, or on such other terms as the parties to such Executory Contracts or Unexpired Leases may agree.

Any Cure shall be deemed fully satisfied, released, and discharged upon payment by the Debtors or the Reorganized Debtors of the Cure. If there is any dispute regarding any Cure, the ability of the Reorganized Debtors or any assignee to provide “adequate assurance of future performance” within the meaning of section 365 of the

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Bankruptcy Code, or any other matter pertaining to assumption, then payment of the applicable Cure amount shall occur as soon as reasonably practicable after entry of a Final Order resolving such dispute, approving such assumption (and, if applicable, assignment), or as may be agreed upon by the Debtors or the Reorganized Debtors, as applicable, and the counterparty to the Executory Contract or Unexpired Lease. The Reorganized Debtors also may settle any Cure with the consent of the Required Parties (it being understood that the Required Parties’ consent may not be unreasonably withheld) and without any further notice to or action, order, or approval of the Bankruptcy Court.

The assumption of any Executory Contract or Unexpired Lease pursuant to the Plan or otherwise shall result in the full release and satisfaction of any nonmonetary defaults arising from or triggered by the filing of these Chapter 11 Cases, including defaults of provisions restricting the change in control or ownership interest composition or any bankruptcy-related defaults, arising at any time on or prior to the effective date of assumption. Any and all Proofs of Claim based upon Executory Contracts or Unexpired Leases that have been assumed in the Chapter 11 Cases, including pursuant to the Confirmation Order, shall be deemed disallowed and expunged as of the latest of (1) the date of entry of an order of the Bankruptcy Court (including the Confirmation Order) approving such assumption, (2) the effective date of such assumption and (3) the Effective Date without the need for any objection thereto or any further notice to or action, order, or approval of the Bankruptcy Court.

D. Indemnification

On and as of the Effective Date, the Indemnification Provisions will be assumed and irrevocable and will survive the effectiveness of the Plan; provided, however, the assumption of the obligations under the Indemnification Provisions shall not be deemed an assumption by the Debtors of any contract, agreement, resolution, instrument or document in which such Indemnification Provisions are contained, memorialized, agreed to, embodied or created (or any of the terms or provisions thereof) if such contract, agreement, resolution, instrument or document requires the Debtors or the Reorganized Debtors to make any payments or provide any arrangements (including any severance payments) to any current or former director or officer of any of the Debtors other than indemnification payments, reimbursement, and advancement expenses and other similar payments, in each case only pursuant to the Indemnification Provisions.

E. Director and Officer Liability Insurance Policies

Notwithstanding anything in the Plan to the contrary, all of the Debtors’ insurance policies and any agreements, documents, or instruments relating thereto, are treated as and deemed to be Executory Contracts under the Plan. On the Effective Date, pursuant to section 365(a) of the Bankruptcy Code, the Debtors shall be deemed to have assumed all insurance policies and any agreements, documents, and instruments related thereto, including all D&O Liability Insurance Policies (including tail coverage liability insurance). Entry of the Confirmation Order will constitute the Bankruptcy Court’s approval of the Reorganized Debtors’ assumption of all such insurance policies, including the D&O Liability Insurance Policies. Notwithstanding anything to the contrary contained in the Plan, Confirmation of the Plan shall not discharge, impair, or otherwise modify any indemnity obligations assumed by the foregoing assumption of insurance policies, including the D&O Liability Insurance Policies, and each such indemnity obligation will be deemed and treated as an Executory Contract that has been assumed by the Reorganized Debtors under the Plan as to which no Proof of Claim need be filed, and shall survive the Effective Date.

After the Effective Date, the Reorganized Debtors shall not terminate or otherwise reduce, modify or restrict in any way, the coverage under any D&O Liability Insurance Policy (including such tail coverage liability insurance) in effect as of the Effective Date, and all members, managers, directors, and officers of the Debtors who served in such capacity at any time prior to the Effective Date of the Plan and who are covered by any such policy shall be entitled to the full benefits of any such policy for the full term of such policy regardless of whether such members, managers, directors, and/or officers remain in such positions after the Effective Date of the Plan.

F. Contracts and Leases After the Petition Date

Contracts and leases entered into after the Petition Date by any Debtor, including any Executory Contracts and Unexpired Leases assumed under section 365 of the Bankruptcy Code, will be performed by the applicable Debtor or Reorganized Debtor liable thereunder in the ordinary course of its business. Such contracts and leases that are not rejected under the Plan will survive and remain unaffected by entry of the Confirmation Order.

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G. Modifications, Amendments, Supplements, Restatements, or Other Agreements

Unless otherwise provided in the Plan, each Executory Contract or Unexpired Lease that is assumed shall include all modifications, amendments, supplements, restatements, or other agreements that in any manner affect such Executory Contract or Unexpired Lease, and Executory Contracts and Unexpired Leases related thereto, if any, including easements, licenses, permits, rights, privileges, immunities, options, rights of first refusal, and any other interests, unless any of the foregoing agreements has been previously rejected or repudiated or is rejected or repudiated under the Plan.

Modifications, amendments, supplements, and restatements to prepetition Executory Contracts and Unexpired Leases that have been executed by the Debtors during the Chapter 11 Cases shall not be deemed to alter the prepetition nature of the Executory Contract or Unexpired Lease, or the validity, priority, or amount of any Claims that may arise in connection therewith.

H. Reservation of Rights

Nothing contained in the Plan or the Plan Supplement shall constitute an admission by the Debtors or any other party that any contract or lease is in fact an Executory Contract or Unexpired Lease or that any Reorganized Debtor has any liability thereunder. If there is a dispute regarding whether a contract or lease is or was executory or unexpired at the time of assumption, the Debtors or the Reorganized Debtors, as applicable, shall have 45 days following entry of a Final Order resolving such dispute to alter their treatment of such contract or lease.

I. Nonoccurrence of Effective Date

In the event that the Effective Date does not occur, the Bankruptcy Court shall retain jurisdiction with respect to any request to extend the deadline for assuming or rejecting Executory Contracts or Unexpired Leases pursuant to section 365(d)(4) of the Bankruptcy Code.

ARTICLE VI.

PROVISIONS GOVERNING DISTRIBUTIONS

A. Distributions on Account of Claims Allowed Outstanding as of the Distribution Record Date

1.	Delivery of Distributions in General

Except as otherwise provided herein or as otherwise agreed to by the Debtors or the Reorganized Debtors, as the case may be, and the holder of the applicable Claim or Interest, the Distribution Agent shall make distributions under the Plan on account of Allowed Claims to holders of Allowed Claims as of the Distribution Record Date, at the address for each such holder as indicated on the Debtors’ records as of the date of any such distribution. Pursuant to Article IV.C., any holder of an Allowed First Lien Term Loan Claim or an Allowed Second Lien Notes Claim may designate that all or a portion of such holder’s Pro Rata share of New Interests to be distributed as part of the First Lien Distribution or Second Lien Distribution, as applicable, be issued in the name of, and delivered to, its designee by delivering notice thereof to counsel to the Debtors and to the Notice and Claims Agent, along with such designee’s executed counterpart to the Stockholders Agreement and completed and executed Investor Questionnaire at least five (5) Business Days prior to the Effective Date.

Except with respect to distributions to holders of General Unsecured Claims from the General Unsecured Claims Settlement Distribution, if a Claim is an Allowed Claim as of the Effective Date, the Distribution Agent shall distribute the full amount of the distributions that the Plan provides for holders of Allowed Claims in each applicable Class by no later than the later of (i) the date provided for distribution under Article III of the Plan and (ii) as soon as reasonably practicable after allowance of such Claim.

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B. Delivery of Distributions

1.	Record Date for Distributions to Holders of Non-Publicly Traded Securities

On the Distribution Record Date, the Claims Register shall be closed and any party responsible for making distributions shall instead be authorized and entitled to recognize only those record holders listed on the Claims Register as of the close of business on the Distribution Record Date. If a Claim, other than one based on a publicly traded Security, is transferred twenty (20) or fewer days before the Distribution Record Date, the Distribution Agent shall make distributions to the transferee only to the extent practical and, in any event, only if the relevant transfer form contains an unconditional and explicit certification and waiver of any objection to the transfer by the transferor.

2.	Distribution Process

The Distribution Agent shall make all distributions required under the Plan, except that distributions to holders of Allowed Claims governed by a separate agreement and administered by a Servicer, other than as described in Article VI.B.4 below, shall be, at the election of the Distribution Agent, deposited with the appropriate Servicer or transmitted by the Distribution Agent directly to holders of the applicable Allowed Claims in accordance with the Plan and the terms of the governing agreements, at which time such distributions shall be deemed complete, and the Servicer, if applicable, shall deliver such distributions in accordance with the Plan and the terms of the governing agreements. Except as otherwise provided herein, and notwithstanding any authority to the contrary, distributions to holders of Allowed Claims, including Claims that become Allowed after the Effective Date, shall be made to holders of record as of the Effective Date by the Distribution Agent or a Servicer, as appropriate: (1) to the address of such holder as set forth in the books and records of the applicable Debtor (or if the Debtors have been notified in writing, on or before the date that is 10 days before the Effective Date, of a change of address, to the changed address); (2) in accordance with Federal Rule of Civil Procedure 4, as modified and made applicable by Bankruptcy Rule 7004, if no address exists in the Debtors’ books and records, no Proof of Claim has been filed and the Distribution Agent has not received a written notice of a change of address on or before the date that is 10 days before the Effective Date; or (3) on any counsel that has appeared in the Chapter 11 Cases on the holder’s behalf. The Debtors, the Reorganized Debtors, and the Distribution Agent, as applicable, shall not incur any liability whatsoever on account of any distributions under the Plan. In addition, notwithstanding anything to contrary contained herein, including this Article VI.B, distributions under the Plan to holders of publicly traded securities shall be made in accordance with customary distribution procedures applicable to such securities.

3.	Distribution to Holders of Allowed General Unsecured Claims

Any distribution on account of Allowed General Unsecured Claims shall be distributed as soon as reasonably practicable after (a) the allowance or disallowance by Final Order of all General Unsecured Claims or (b) the Bankruptcy Court having authorized a partial distribution on account of Allowed General Unsecured Claims after notice and a hearing upon a motion filed by the Reorganized Debtors. No interest shall accrue or be paid on the unpaid amount of any distribution.

4.	Delivery of Distributions on Unsecured Notes Claims

Except as otherwise reasonably requested by the Unsecured Notes Trustee, all distributions to holders of Allowed Unsecured Notes Claims shall be deemed completed when made to the Unsecured Notes Trustee. The Unsecured Notes Trustee shall hold or direct such distributions for the benefit of the holders of Allowed Unsecured Notes Claims. As soon as practicable in accordance with the requirements set forth in this Article VI, the Unsecured Notes Trustee shall arrange to deliver such distributions to or on behalf of its holders. If the Unsecured Notes Trustee is unable to make, or consents to the Reorganized Debtors making, such distributions, the Reorganized Debtors, with the Unsecured Notes Trustee’s cooperation, shall make such distributions to the extent practicable to do so. The Unsecured Notes Trustee shall have no duties or responsibility relating to any form of distribution that is not DTC eligible and the Debtors or the Reorganized Debtors, as applicable, shall seek the cooperation of DTC so that any distribution on account of an Allowed Unsecured Notes Claim that is held in the name of, or by a nominee of, DTC, shall be made through the facilities of DTC on the Effective Date or as soon as practicable thereafter.

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5.	Distribution to Holders of Allowed Second Lien Notes Claims

Distributions on account of Allowed Second Lien Notes Claims shall be made by the Distributing Agent to the Second Lien Notes Indenture Trustee. If a distribution is made to the Second Lien Notes Indenture Trustee, the Second Lien Notes Indenture Trustee, in its capacity as disbursing agent, shall administer the distributions in accordance with the provisions of the Plan and the Second Lien Notes Indenture and the Second Lien Notes Indenture Trustee shall be compensated in accordance with the terms of the Plan and the Second Lien Notes Indenture, provided, however, that nothing herein shall be deemed to impair, waive or extinguish any rights of the Second Lien Indenture Trustee with respect to its Charging Lien.

For purposes of receiving distributions under the Plan on account of the Second Lien Notes Claim, upon the occurrence of the Effective Date, the Claim of the Second Lien Notes Indenture Trustee shall be substituted for all Claims of individual holders of Second Lien Notes Claims. On the Effective Date, all Second Lien Notes Claims shall be settled and compromised in exchange for the distribution to the Second Lien Notes Indenture Trustee of the amounts due to the beneficial holders of Second Lien Notes Claims under Section III.B.5, subject to the right of the Second Lien Notes Indenture Trustee to assert its Charging Lien against the applicable distributions.

At the election of the Second Lien Notes Indenture Trustee, in its sole discretion, the Second Lien Notes Indenture Trustee may require, as a condition to receiving any distribution under the Plan, the holder of a Second Lien Notes Claim that is evidenced by a certificate, instrument, or note to surrender such holder’s certificate, instrument, or note representing such Second Lien Notes Claim to the Second Lien Notes Indenture Trustee in accordance with the requirements set forth in this Section VI.B.5. Upon surrender of such certificates, the Second Lien Notes Indenture Trustee shall cancel such certificates. If the record holder of a note is DTC or its nominee or another securities depository or custodian thereof, and such note is represented by a global security held by or on behalf of DTC or such other securities depository or custodian, then the beneficial holder of such note shall be deemed to have surrendered such holder’s security, note, debenture or other evidence of indebtedness upon surrender of such global security by DTC or such other securities depository or custodian thereof. To the extent that the Second Lien Notes Indenture Trustee requires the surrender of certificates, a holder of a Second Lien Notes Claim evidenced by such certificate may not receive a distribution unless and until (a) such certificates, notes, or other instruments are surrendered, or (b) any relevant holder provides to the Second Lien Indenture Trustee an affidavit of loss or such other documents as may be required by the Reorganized Debtor together with an appropriate indemnity in the customary form. Any such holder who holds physical certificates and fails to surrender such certificates, notes, or other instruments, or otherwise fails to deliver an affidavit of loss and indemnity within three (3) months of the Effective Date, shall be deemed to have forfeited its Second Lien Notes Claim and shall not participate in any distribution, and the distribution that was deemed to have been made to such holder shall be distributed pro rata to all holders who held a Claim pursuant to the Second Lien Notes Indenture and complied with the foregoing requirements. For the avoidance of doubt, the foregoing provisions regarding surrender of the certificates evidencing a Second Lien Notes Claim shall (i) only apply in circumstances in which physical certificates evidencing such claims have been issued and the Second Lien Notes Indenture Trustee elects to require such surrender by issuing a notice to holders of Second Lien Notes Claims seeking surrender of such certificates and (ii) not in any way impact the treatment of the holder as the owner of the New Interests that such holder is deemed to receive as of the Effective Date, subject to forfeiture as provided herein. If such election is made, the Second Lien Notes Indenture Trustee shall only be required to use its best effort to obtain the surrender of the certificates.

The Second Lien Notes Indenture Trustee, acting as disbursing agent, shall only be required to act and make distributions in accordance with the terms of the Plan and the Second Lien Notes Indenture and shall have no (i) liability for actions taken in accordance with the Plan or in reliance upon information provided to it in accordance with the Plan or (ii) obligation or liability for distributions under the Plan to any party who does not hold a Claim against the Debtors as of the Distribution Record Date or who does not otherwise comply with the terms of the Plan. Upon final administration of the distributions made to the Second Lien Notes Indenture Trustee in accordance with the Plan and the Second Lien Notes Indenture, the Second Lien Notes Indenture Trustee shall be discharged from any further responsibility under this Plan.

6.	Compliance Matters

In connection with the Plan, to the extent applicable, the Debtors, Reorganized Debtors, Distribution Agent, and any applicable withholding agent shall comply with all tax withholding and reporting requirements imposed on them by any Governmental Unit, and all distributions made pursuant to the Plan shall be subject to such withholding

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and reporting requirements. The Debtors shall consult with the Required Parties and use commercially reasonable efforts to structure the Restructuring Transactions in a manner that will mitigate or eliminate withholding obligations. Notwithstanding any provision in the Plan to the contrary, such parties shall be authorized to take all actions necessary or appropriate to comply with such withholding and reporting requirements, including liquidating a portion of the distribution to be made under the Plan to generate sufficient funds to pay applicable withholding taxes, withholding distributions pending receipt of information necessary to facilitate such distributions, or establishing any other mechanisms they believe are reasonable and appropriate. The Debtors and Reorganized Debtors reserve the right to allocate all distributions made under the Plan in compliance with all applicable wage garnishments, alimony, child support, and similar spousal awards, Liens, and encumbrances.

7.	Foreign Currency Exchange Rate

Except as otherwise provided in a Bankruptcy Court order, as of the Effective Date, any Claim asserted in currency other than U.S. dollars shall be automatically deemed converted to the equivalent U.S. dollar value using the exchange rate for the applicable currency as published in The Wall Street Journal, National Edition, on the Effective Date.

8.	Fractional, Undeliverable, and Unclaimed Distributions

(a) Fractional Distributions. No fractional shares of New Interests shall be distributed and no Cash shall be distributed in lieu of such fractional amounts. When any distribution pursuant to the Plan on account of an Allowed Claim or Allowed Interest (as applicable) would otherwise result in the issuance of a number of shares of New Interests that is not a whole number, the actual distribution of shares of New Interests shall be rounded to the nearest whole number, with half shares or less being rounded down, and with no further payment therefor. The total number of authorized shares of New Interests to be distributed to holders of Allowed Claims hereunder shall be adjusted as necessary to account for the foregoing rounding.

(b) Undeliverable and Unclaimed Distributions. In the event that any distribution to any holder of Allowed Claims is returned as undeliverable, no distribution to such holder shall be made unless and until the Distribution Agent has determined the then-current address of such holder, at which time such distribution shall be made to such holder without interest; provided that such distributions shall be deemed unclaimed property under section 347(b) of the Bankruptcy Code at the expiration of one year from the Effective Date. After such date, all unclaimed property or interests in property shall revert to the Reorganized Debtors automatically and without need for a further order by the Bankruptcy Court (notwithstanding any applicable federal, provincial or state escheat, abandoned, or unclaimed property laws to the contrary), and the claim of any holder of Claims and Interests to such property or Interest in property shall be discharged and forever barred. For the avoidance of doubt, any such reversion of unclaimed New Interests shall not in any way impact the treatment of the holder as the owner of the New Interests that such holder is deemed to receive as of the Effective Date, subject to forfeiture and reversion as provided herein.

9.	Surrender of Cancelled Instruments or Securities

On the Effective Date, each holder of a certificate or instrument evidencing a Claim or an Interest that has been cancelled in accordance with Article IV.H hereof shall be deemed to have surrendered such certificate or instrument to the Distribution Agent or Servicer (to the extent the relevant Claim or Interest is governed by an agreement and administered by a Servicer). Such surrendered certificate or instrument shall be cancelled solely with respect to the Debtors, and such cancellation shall not alter the obligations or rights of any non-Debtor third parties vis-à-vis one another with respect to such certificate or instrument, including with respect to any indenture or agreement that governs the rights of the holder of a Claim or Interest, which shall continue in effect solely for purposes of allowing holders to receive distributions under the Plan, charging liens, priority of payment, and indemnification rights. Notwithstanding the foregoing paragraph, this Article VI.B shall not apply to any Claims and Interests reinstated pursuant to the terms of the Plan.

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C. Minimum Distributions

Holders of Allowed Claims entitled to distributions of $50 or less shall not receive distributions, and each Claim to which this limitation applies shall be discharged pursuant to Article VIII of this Plan and its holder shall be forever barred pursuant to Article VIII of this Plan from asserting that Claim against the Reorganized Debtors or their property.

D. Claims Paid or Payable by Third Parties

1.	Claims Paid by Third Parties

The Debtors or the Reorganized Debtors, as applicable, shall reduce in full a Claim, and such Claim shall be disallowed without an objection to such Claim having to be Filed and without any further notice to or action, order, or approval of the Bankruptcy Court, to the extent that the holder of such Claim receives payment in full on account of such Claim from a party that is not a Debtor or a Reorganized Debtor. Subject to the last sentence of this paragraph, to the extent a holder of a Claim receives a distribution on account of such Claim and receives payment from a party that is not a Debtor or a Reorganized Debtor on account of such Claim, such holder shall, within fourteen (14) days of receipt thereof, repay or return the distribution to the applicable Reorganized Debtor, to the extent the holder’s total recovery on account of such Claim from the third party and under the Plan exceeds the amount of such Claim as of the date of any such distribution under the Plan. The failure of such holder to timely repay or return such distribution shall result in the holder owing the applicable Reorganized Debtor annualized interest at the Federal Judgment Rate on such amount owed for each Business Day after the fourteen (14) day grace period specified above until the amount is repaid.

2.	Claims Payable by Insurance Carriers

No distributions under the Plan shall be made on account of an Allowed Claim that is payable pursuant to one of the Debtors’ insurance policies until the holder of such Allowed Claim has exhausted all remedies with respect to such insurance policy. To the extent that one or more of the Debtors’ insurers agrees to satisfy in full or in part a Claim (if and to the extent adjudicated by a court of competent jurisdiction), then immediately upon such insurers’ agreement, the applicable portion of such Claim may be expunged without a Claims objection having to be Filed and without any further notice to or action, order, or approval of the Bankruptcy Court.

3.	Applicability of Insurance Policies

Except as otherwise provided in the Plan, distributions to holders of Allowed Claims shall be in accordance with the provisions of any applicable insurance policy of the Debtors. Nothing contained in the Plan shall constitute or be deemed a waiver of any Cause of Action that the Debtors or any Entity may hold against any other Entity (other than any Released Party), including insurers under any policies of insurance, nor shall anything contained herein constitute or be deemed a waiver by such insurers of any defenses, including coverage defenses, held by such insurers.

E. Setoffs and Recoupment

Except as otherwise expressly provided in this Plan and the DIP Orders, each Reorganized Debtor may, pursuant to section 553 of the Bankruptcy Code, set off and/or recoup against any distributions under the Plan to be made on account of any Allowed Claim, any and all claims, rights, and Causes of Action that such Reorganized Debtor may hold against the holder of such Allowed Claim to the extent such setoff or recoupment is either (1) agreed in amount among the relevant Reorganized Debtor(s) and the holder of the Allowed Claim or (2) otherwise adjudicated by the Bankruptcy Court or another court of competent jurisdiction; provided that neither the failure to effectuate a setoff or recoupment nor the allowance of any Claim hereunder shall constitute a waiver or release by a Reorganized Debtor or its successor of any and all claims, rights, and Causes of Action that such Reorganized Debtor or its successor may possess against the applicable holder. In no event shall any holder of a Claim be entitled to recoup

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such Claim against any claim, right, or Cause of Action of the Debtors or the Reorganized Debtors, as applicable, unless such holder actually has performed such recoupment and provided notice thereof in writing to the Debtors in accordance with Article VIII.I hereof on or before the Effective Date, notwithstanding any indication in any Proof of Claim or otherwise that such holder asserts, has, or intends to preserve any right of recoupment.

F. Allocations

Distributions in respect of Allowed Claims shall be allocated first to the principal amount of such Claims (as determined for federal income tax purposes) and then, to the extent the consideration exceeds the principal amount of the Claims, to any portion of such Claims for accrued but unpaid interest.

ARTICLE VII.

PROCEDURES FOR RESOLVING CONTINGENT,

UNLIQUIDATED, AND DISPUTED CLAIMS

A. Disputed Claims Process.

On and after the Effective Date, except as otherwise provided in this Plan, all Allowed Claims shall be satisfied in the ordinary course of business by the Reorganized Debtors. The Debtors and the Reorganized Debtors, as applicable, shall have the exclusive authority to (i) determine, without the need for notice to or action, order, or approval of the Bankruptcy Court, that a claim subject to any Proof of Claim that is Filed is Allowed and (ii) file, settle, compromise, withdraw, or litigate to judgment any objections to Claims as permitted under this Plan. If the Debtors or Reorganized Debtors dispute any Claim, such dispute shall be determined, resolved, or adjudicated, as the case may be, in the manner as if the Chapter 11 Cases had not been commenced and shall survive the Effective Date as if the Chapter 11 Cases had not been commenced; provided that the Debtors or Reorganized Debtors may elect, at their sole option, to object to any Claim (other than Claims expressly Allowed by this Plan) and to have the validity or amount of any Claim adjudicated by the Bankruptcy Court; provided, further, that holders of Claims may elect to resolve the validity or amount of any Claim in the Bankruptcy Court; provided, further, that the Debtors shall not allow or estimate any Class 6 General Unsecured Claim without the consultation of the Committee as long as the Committee remains in existence. If a holder makes such an election, the Bankruptcy Court shall apply the law that would have governed the dispute if the Chapter 11 Cases had not been filed. All Proofs of Claim Filed in the Chapter 11 Cases shall be considered objected to and Disputed without further action by the Debtors. Except as otherwise provided herein, all Proofs of Claim Filed after the Effective Date shall be disallowed and forever barred, estopped, and enjoined from assertion, and shall not be enforceable against any Reorganized Debtor, without the need for any objection by the Reorganized Debtors or any further notice to or action, order, or approval of the Bankruptcy Court.

B. Allowance of Claims

After the Effective Date, except as otherwise expressly set forth herein, each of the Reorganized Debtors shall have and retain any and all rights and defenses such Debtor had with respect to any Claim immediately prior to the Effective Date. The Debtors may affirmatively determine to deem Unimpaired Claims Allowed to the same extent such Claims would be allowed under applicable non-bankruptcy law.

C. Claims Administration Responsibilities

Except as otherwise specifically provided in the Plan and notwithstanding any requirements that may be imposed pursuant to Bankruptcy Rule 9019, after the Effective Date, the Reorganized Debtors shall have the sole authority, without prior notice to, or approval by the Bankruptcy Court, to: (1) File, withdraw, or litigate to judgment objections to Claims; (2) settle or compromise any Disputed Claim without any further notice to or action, order, or approval by the Bankruptcy Court; and (3) administer and adjust the Claims Register to reflect any such settlements or compromises without any further notice to or action, order, or approval by the Bankruptcy Court. For the avoidance of doubt, except as otherwise provided herein, from and after the Effective Date, each Reorganized Debtor shall have and retain any and all rights and defenses such Debtor had immediately prior to the Effective Date with respect to any Disputed Claim or Interest, including the Causes of Action retained pursuant to Article IV.Q of the Plan.

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D. Estimation of Claims

Before or after the Effective Date, the Debtors or the Reorganized Debtors, as applicable, may (but are not required to) at any time request that the Bankruptcy Court estimate any Disputed Claim pursuant to section 502(c) of the Bankruptcy Code for any reason, regardless of whether any party previously has objected to such Claim or whether the Bankruptcy Court has ruled on any such objection, and the Bankruptcy Court shall retain jurisdiction to estimate any such Claim, including during the litigation of any objection to any Claim or during the appeal relating to such objection. Notwithstanding any provision otherwise in the Plan, a Claim that has been expunged from the Claims Register, but that either is subject to appeal or has not been the subject of a Final Order, shall be deemed to be estimated at zero dollars, unless otherwise ordered by the Bankruptcy Court. In the event that the Bankruptcy Court estimates any disputed, contingent, or unliquidated Claim, that estimated amount shall constitute a maximum limitation on such Claim for all purposes under the Plan (including for purposes of distributions), and the relevant Reorganized Debtor may elect to pursue any supplemental proceedings to object to any ultimate distribution on such Claim. Notwithstanding section 502(j) of the Bankruptcy Code, in no event shall any holder of a Claim or Interest that has been estimated pursuant to section 502(c) of the Bankruptcy Code or otherwise be entitled to seek reconsideration of such estimation unless such holder has Filed a motion requesting the right to seek such reconsideration on or before twenty-one (21) days after the date on which such Claim or Interest is estimated. All of the aforementioned Claims and Interests and objection, estimation, and resolution procedures are cumulative and not exclusive of one another. Claims and Interests may be estimated and subsequently compromised, settled, withdrawn, or resolved by any mechanism approved by the Bankruptcy Court.

E. Adjustment to Claims without Objection

Any duplicate Claim or any Claim that has been paid, satisfied, amended, or superseded may be adjusted or expunged on the Claims Register by the Debtors or the Reorganized Debtors without the Debtors or the Reorganized Debtors having to File an application, motion, complaint, objection, or any other legal proceeding seeking to object to such Claim and without any further notice to or action, order, or approval of the Bankruptcy Court.

F. Time to File Objections to Claims

Any objections to Claims shall be Filed on or before the Claims Objection Deadline, as such deadline may be extended from time to time.

G. Disallowance of Claims

Any Claims held by Entities from which property is recoverable under sections 542, 543, 550, or 553 of the Bankruptcy Code or that is a transferee of a transfer avoidable under section 522(f), 522(h), 544, 545, 547, 548, 549, or 724(a) of the Bankruptcy Code, shall be deemed disallowed pursuant to section 502(d) of the Bankruptcy Code, and holders of such Claims may not receive any distributions on account of such Claims until such time as such Causes of Action against that Entity have been settled or a Final Order with respect thereto has been entered and all sums due, if any, to the Debtors by that Entity have been turned over or paid to the Debtors or the Reorganized Debtors. All Proofs of Claim Filed on account of an indemnification obligation to a director, officer, or employee shall be deemed satisfied and expunged from the Claims Register as of the Effective Date to the extent such indemnification obligation is assumed (or honored or reaffirmed, as the case may be) pursuant to the Plan, without any further notice to or action, order, or approval of the Bankruptcy Court.

Except as provided herein or otherwise agreed, any and all Proofs of Claim filed after the Claims Bar Date, Administrative Claims Bar Date, or deadline for filing Proofs of Claim based on the rejection of an Executory Contract or Unexpired Lease, as applicable, shall be deemed disallowed and expunged as of the Effective Date without any further notice to or action, order, or approval of the Bankruptcy Court, and holders of such Claims may not receive any distributions on account of such Claims, unless on or before the Confirmation Hearing such late Filed Claim has been deemed timely Filed by a Final Order.

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H. Amendments to Claims; Additional Claims

On or after the Effective Date, a Claim that is not an Administrative Claim may not be Filed or amended without the prior authorization of the Bankruptcy Court or the Reorganized Debtors, and any such new or amended Claim Filed shall be deemed disallowed in full and expunged without any further action, order, or approval of the Bankruptcy Court.

I. No Distributions Pending Allowance

Notwithstanding any other provision of the Plan, if any portion of a Claim is a Disputed Claim, no payment or distribution provided hereunder shall be made on account of such Disputed Claim unless and until such Disputed Claim becomes an Allowed Claim; provided that if only a portion of an otherwise valid Claim is Disputed, such Claim shall be deemed Allowed in the amount not Disputed and payment or distribution shall be made on account of such undisputed amount.

J. Return of Certain Distributions

Notwithstanding any other provision of the Plan, if any subsequent appeal, remand, or other Final Order issued by any court or tribunal of competent jurisdiction regarding any Claim or matters related to any Claim reduces or otherwise is inconsistent with any distribution paid, or any applicable portion thereof, to a holder on account of such Claim, then such holder may be compelled to return such distribution to the Debtors.

K. Distributions After Allowance

To the extent that a Disputed Claim ultimately becomes an Allowed Claim, distributions (if any) shall be made to the holder of such Allowed Claim in accordance with the provisions of the Plan. As soon as reasonably practicable after the date that the order or judgment of the Bankruptcy Court or other court of competent jurisdiction allowing any Disputed Claim becomes a Final Order, the Distribution Agent shall provide to the holder of such Claim the distribution (if any) to which such holder is entitled under the Plan as of the Effective Date, without any interest to be paid on account of such Claim.

L. Single Satisfaction of Claims

Holders of Allowed Claims may assert such Claims against each Debtor obligated with respect to such Claim, and such Claims shall be entitled to share in the recovery provided for the applicable Class of Claims against each obligated Debtor based upon the full Allowed amount of the Claim. Notwithstanding the foregoing, in no case shall the aggregate value of all property received or retained under the Plan on account of Allowed Claims exceed 100% of the underlying Allowed Claim plus applicable interest. For the avoidance of doubt, this shall not affect the obligation of each and every Debtor to pay U.S. Trustee Fees until such time as a particular case is closed, dismissed, or converted.

M. No Interest.

Unless otherwise specifically provided for herein or by order of the Bankruptcy Court, postpetition interest shall not accrue or be paid on Claims, and no holder of a Claim shall be entitled to interest accruing on or after the Petition Date on any Claim or right. Additionally, and without limiting the foregoing, interest shall not accrue or be paid on any Disputed Claim with respect to the period from the Effective Date to the date a final distribution is made on account of such Disputed Claim, if and when such Disputed Claim becomes an Allowed Claim.

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ARTICLE VIII.

SETTLEMENT, RELEASE, INJUNCTION, AND RELATED PROVISIONS

A. Discharge of Claims and Termination of Interests

Pursuant to section 1141(d) of the Bankruptcy Code, and except as otherwise specifically provided in the Plan or in any contract, instrument, or other agreement or document created or entered into pursuant to the Plan, the distributions, rights, and treatment that are provided in the Plan shall be in complete satisfaction, discharge, and release, effective as of the Effective Date, of Claims (including any Intercompany Claims resolved or compromised after the Effective Date by the Reorganized Debtors), Interests, and Causes of Action of any nature whatsoever, whether liquidated or unliquidated, fixed or contingent, matured or unmatured, including any interest accrued on Claims or Interests from and after the Petition Date, whether known or unknown, against, liabilities of, Liens on, obligations of, rights against, and interests in, the Debtors or any of their assets or properties, regardless of whether any property shall have been distributed or retained pursuant to the Plan on account of such Claims and Interests, including demands, liabilities, and Causes of Action that arose before the Effective Date, any liability (including withdrawal liability) to the extent such Claims or Interests relate to services performed by employees of the Debtors prior to the Effective Date and that arise from a termination of employment, any contingent or non-contingent liability on account of representations or warranties issued on or before the Effective Date, any Makewhole Professional Fee Claims, and all debts of the kind specified in sections 502(g), 502(h), or 502(i) of the Bankruptcy Code, in each case whether or not: (1) a Proof of Claim based upon such debt or right is Filed or deemed Filed pursuant to section 501 of the Bankruptcy Code; (2) a Claim or Interest based upon such debt, right, or interest is Allowed pursuant to section 502 of the Bankruptcy Code; or (3) the holder of such a Claim or Interest has accepted the Plan. The Confirmation Order shall be a judicial determination of the discharge of all Claims (other than the Reinstated Claims) and Interests (other than the Intercompany Interests that are Reinstated) subject to the occurrence of the Effective Date.

B. Releases by the Debtors

Notwithstanding anything contained in the Plan to the contrary, pursuant to section 1123(b) of the Bankruptcy Code, in exchange for good and valuable consideration, the adequacy of which is hereby confirmed, on and after the Effective Date, each Released Party is, and is deemed hereby to be, fully, conclusively, absolutely, unconditionally, irrevocably, and forever released and discharged by the Debtors, the Reorganized Debtors, and their Estates, and any person seeking to exercise the rights of the Debtors or their Estates, including any successors to the Debtors or any Estates representatives appointed or selected pursuant to section 1123(b)(3) of the Bankruptcy Code, in each case on behalf of themselves and their respective successors, assigns, and representatives, and any and all other Entities who may purport to assert any Cause of Action, directly or derivatively, by, through, for, or because of the foregoing Entities, from any and all Claims and Causes of Action, whether known or unknown, including any derivative claims, asserted or assertable on behalf of the Debtors, whether known or unknown, foreseen or unforeseen, matured or unmatured, existing or hereafter arising, contingent or non-contingent, in law, equity, contract, tort or otherwise, that the Debtors, the Reorganized Debtors, or their Estates, including any successors to the Debtors or any Estates representative appointed or selected pursuant to section 1123(b) of the Bankruptcy Code, would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of the holder of any Claim or Interest in, a Debtor or other Entity, or that any holder of any Claim against, or Interest in, a Debtor or other Entity could have asserted on behalf of the Debtors, based on or relating to, or in any manner arising from, in whole or in part, the Debtors (including the capital structure management, ownership or operation thereof), the business or contractual arrangement between the Debtors and any Released Party, any Securities issued by the Debtors and the ownership thereof, the assertion or enforcement of rights and remedies against the Debtors, the Debtors’ in- or out-of-court restructuring efforts, any Avoidance Actions (but excluding Avoidance Actions brought as counterclaims or defenses to Claims asserted against the Debtors), intercompany transactions between or among a Debtor and another Debtor, the First Lien RBL Credit Documents, the First Lien Term Loan Credit Agreement, the Second Lien Notes Indenture, the Unsecured Notes Indentures, the formulation, preparation, dissemination, negotiation, or Filing of the Restructuring Support Agreement, the Disclosure Statement, the Plan (including, for the avoidance of doubt, the Plan Supplement), the DIP Facility, the Exit Financing, the Backstop Purchase Agreement, the Rights Offering or any Restructuring Transaction, contract, instrument, release, or other agreement or document (including any legal opinion requested by any Entity regarding any transaction, contract, instrument, document or other agreement contemplated by the Plan or

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the reliance by any Released Party on the Plan or the Confirmation Order in lieu of such legal opinion) created or entered into in connection with the Restructuring Support Agreement, the Disclosure Statement, the DIP Credit Agreement, the Exit Financing Documents, the Backstop Purchase Agreement, the Rights Offering, the Plan, or the Plan Supplement, before or during the Chapter 11 Cases, the Chapter 11 Cases, the filing of the Chapter 11 Cases, the pursuit of Confirmation, the administration and implementation of the Plan, including the issuance or distribution of Securities pursuant to the Plan, or the distribution of property under the Plan, or upon any related act or omission, transaction, agreement, event, or other occurrence related or relating to any of the foregoing taking place on or before the Effective Date related or relating to the foregoing including all relief obtained by the Debtors in the Chapter 11 Cases. Notwithstanding anything to the contrary in the foregoing, the releases set forth above do not release (i) post Effective Date obligations of any party or Entity under the Plan, the Confirmation Order, any Restructuring Transaction, or any other document, instrument, or agreement (including those set forth in the Plan Supplement) executed to implement the Plan, including the Exit Financing Documents, or any Claim or obligation arising under the Plan, (ii) the rights of any holder of Allowed Claims to receive distributions under the Plan, or (iii) any Claims and Causes of Action based on or relating to, or in any manner arising from, in whole or in part, the Makewhole Litigation.

Entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval, pursuant to Bankruptcy Rule 9019, of the foregoing Debtor Release, which includes by reference each of the related provisions and definitions contained in the Plan, and further, shall constitute the Bankruptcy Court’s finding that the Debtor Release is: (a) in exchange for the good and valuable consideration provided by the Released Parties, including, without limitation, the Released Parties’ contributions to facilitating the Restructuring Transactions and implementing the Plan; (b) a good faith settlement and compromise of the Claims released by the Debtor Release; (c) in the best interests of the Debtors and all holders of Claims and Interests; (d) fair, equitable, and reasonable; (e) given and made after due notice and opportunity for hearing; and (f) a bar to any of the Debtors, the Reorganized Debtors, or the Debtors’ Estates asserting any Claim or Cause of Action released pursuant to the Debtor Release.

C. Releases by Releasing Parties

Except as otherwise expressly set forth in this Plan or the Confirmation Order, on and after the Effective Date, in exchange for good and valuable consideration, the adequacy of which is hereby confirmed, each Released Party is, and is deemed hereby to be, fully, conclusively, absolutely, unconditionally, irrevocably and forever, released and discharged by each Releasing Party, in each case on behalf of themselves and their respective successors, assigns, and representatives, and any and all other Entities who may purport to assert any Cause of Action, directly or derivatively, by, through, for, or because of the foregoing Entities, from any and all Claims and Causes of Action, whether known or unknown, foreseen or unforeseen, matured or unmatured, existing or hereafter arising, contingent or non-contingent, in law, equity, contract, tort, or otherwise, including any derivative claims asserted on behalf of the Debtors, that such Entity would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of the holder of any Claim against, or Interest in, a Debtor or other Entity, or that any holder of any Claim against, or Interest in, a Debtor or other Entity could have asserted on behalf of the Debtors, based on or relating to, or in any manner arising from, in whole or in part, the Debtors (including the capital structure, management, ownership, or operation thereof), the business or contractual arrangement between the Debtors and any Releasing Party, any Securities issued by the Debtors and the ownership thereof, the assertion or enforcement of rights and remedies against the Debtors, the Debtors’ in- or out-of-court restructuring efforts, any Avoidance Actions (but excluding Avoidance Actions brought as counterclaims or defenses to Claims asserted against the Debtors), intercompany transactions between or among a Debtor and another Debtor, the First Lien RBL Credit Documents, the First Lien Term Loan Credit Agreement, the Second Lien Notes Indenture, the Unsecured Notes Indentures, the Chapter 11 Cases, the formulation, preparation, dissemination, negotiation, or Filing of the Restructuring Support Agreement, the Disclosure Statement, the DIP Facility, the Exit Financing, the Backstop Purchase Agreement, the Rights Offering or the Plan (including, for the avoidance of doubt, the Plan Supplement), or any Restructuring Transaction, contract, instrument, release, or other agreement or document created or entered into in connection with the Restructuring Support Agreement (including, for the avoidance of doubt, the Plan Supplement), the DIP Facility, the Exit Financing, the Backstop Purchase Agreement, the Rights Offering or any Restructuring Transaction, contract, instrument, release, or other agreement or document (including any legal opinion requested by any Entity regarding any transaction, contract,

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instrument, document or other agreement contemplated by the Plan or the reliance by any Released Party on the Plan or the Confirmation Order in lieu of such legal opinion), the Disclosure Statement, the DIP Credit Agreement, the Exit Financing Documents, the Backstop Purchase Agreement, the Rights Offering, the Plan, or the Plan Supplement, before or during the Chapter 11 Cases, the Chapter 11 Cases, the filing of the Chapter 11 Cases, the Disclosure Statement, or the Plan, the solicitation of votes with respect to the Plan, the pursuit of Confirmation, the administration and implementation of the Plan, including the issuance or distribution of Securities pursuant to the Plan or the distribution of property under the Plan or any other related agreement, or any related act or omission, transaction, agreement, event, or other occurrence related or relating to any of the foregoing taking place on or before the Effective Date, including all relief obtained by the Debtors in the Chapter 11 Cases. Notwithstanding anything to the contrary in the foregoing, the releases set forth above do not release (i) any party of any obligations related to customary banking products, banking services or other financial accommodations (except as may be expressly amended or modified by the Plan), (ii) any post-Effective Date obligations of any party or Entity under the Plan, the Confirmation Order, any Restructuring Transaction, or any document, instrument, or any agreement (including those set forth in the Plan Supplement) executed to implement (or in connection with the implementation of) the Plan, including the Exit Financing Documents, or any Claim or obligation arising under the Plan, or (iii) the rights of holders of Allowed Claims to receive distributions under the Plan.

Entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval, pursuant to Bankruptcy Rule 9019, of the foregoing third-party release, which includes by reference each of the related provisions and definitions contained herein, and, further, shall constitute the Bankruptcy Court’s finding that the foregoing third-party release is: (a) consensual; (b) essential to the Confirmation of the Plan; (c) given in exchange for a substantial contribution and for the good and valuable consideration provided by the Released Parties that is important to the success of the Plan; (d) a good faith settlement and compromise of the Claims released by the foregoing third-party release; (e) in the best interests of the Debtors and their Estates; (f) fair, equitable, and reasonable; (g) given and made after due notice and opportunity for hearing; and (h) a bar to any of the Releasing Parties asserting any claim or Cause of Action released pursuant to the foregoing third-party release.

D. Exculpation

Except as otherwise specifically provided in the Plan or the Confirmation Order, no Exculpated Party shall have or incur liability for, and each Exculpated Party is hereby released and exculpated from, any Cause of Action for any claim related to any act or omission in connection with, relating to, or arising out of, the Chapter 11 Cases, the formulation, preparation, dissemination, negotiation, or Filing of the Restructuring Support Agreement and related prepetition transactions (including the First Lien RBL Credit Documents, the First Lien Term Loan Credit Agreement, the Second Lien Notes Indenture, and the Unsecured Notes Indentures), the Disclosure Statement, the Plan, the Plan Supplement, or any Restructuring Transaction, contract, instrument, release or other agreement or document (including, for the avoidance of doubt, the Plan Supplement), the DIP Facility, the Exit Financing, the Backstop Purchase Agreement, the Rights Offering or any Restructuring Transaction, contract, instrument, release, or other agreement or document created or entered into before or during the Chapter 11 Cases (including any legal opinion requested by any Entity regarding any transaction, contract, instrument, document or other agreement contemplated by the Plan or the reliance by any Released Party on the Plan or the Confirmation Order in lieu of such legal opinion), any preference, fraudulent transfer, or other avoidance claim arising pursuant to chapter 5 of the Bankruptcy Code or other applicable law, the filing of the Chapter 11 Cases, the pursuit of Confirmation, the administration and implementation of the Plan, including the issuance or distribution of Securities pursuant to the Plan, or the distribution of property under the Plan or any other related agreement, or upon any other related act or omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date, except for Claims related to any act or omission that is determined in a Final Order by a court of competent jurisdiction to have constituted actual fraud, willful misconduct, or gross negligence, but in all respects such Entities shall be entitled to reasonably rely upon the advice of counsel with respect to their duties and responsibilities pursuant to the Plan. Notwithstanding anything to the contrary in the foregoing, no Exculpated Party shall be released or exculpated from any Claims and Causes of Action based on or relating to, or in any manner arising from, in whole or in part, the Makewhole Litigation.

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The Exculpated Parties and other parties set forth above have, and upon confirmation of the Plan shall be deemed to have, participated in good faith and in compliance with the applicable laws with regard to the solicitation of votes and distribution of consideration pursuant to the Plan and, therefore, are not, and on account of such distributions shall not be, liable at any time for the violation of any applicable law, rule, or regulation governing the solicitation of acceptances or rejections of the Plan or such distributions made pursuant to the Plan.

E. Injunction

Except as otherwise expressly provided in the Plan or the Confirmation Order or for obligations or distributions issued or required to be paid pursuant to the Plan or the Confirmation Order, all Entities who have held, hold, or may hold the Released Claims are permanently enjoined, from and after the Effective Date, from taking any of the following actions against, as applicable, the Debtors, the Reorganized Debtors, the Exculpated Parties, or the Released Parties: (1) commencing or continuing in any manner any action or other proceeding of any kind on account of or in connection with or with respect to any Released Claims; (2) enforcing, attaching, collecting, or recovering by any manner or means any judgment, award, decree, or order against such Entities on account of or in connection with or with respect to any Released Claims; (3) creating, perfecting, or enforcing any lien or encumbrance of any kind against such Entities or the property of such Entities on account of or in connection with or with respect to any Released Claims; (4) asserting any right of setoff, subrogation, or recoupment of any kind against any obligation due from such Entities or against the property or the Estates of such Entities on account of or in connection with or with respect to any Released Claims unless such holder has filed a motion requesting the right to perform such setoff on or before the Effective Date, and notwithstanding an indication of a Claim or Interest or otherwise that such holder asserts, has, or intends to preserve any right of setoff pursuant to applicable law or otherwise; and (5) commencing or continuing in any manner any action or other proceeding of any kind on account of or in connection with or with respect to any Released Claims released or settled pursuant to the Plan.

Upon entry of the Confirmation Order, all holders of Claims and Interests and their respective current and former employees, agents, officers, directors, principals, and direct and indirect Affiliates shall be enjoined from taking any actions to interfere with the implementation or Consummation of the Plan. Except as otherwise set forth in the Confirmation Order, each holder of an Allowed Claim or Allowed Interest, as applicable, by accepting, or being eligible to accept, distributions under or Reinstatement of such Claim or Interest, as applicable, pursuant to the Plan, shall be deemed to have consented to the injunction provisions set forth herein.

F. Protection Against Discriminatory Treatment

In accordance with section 525 of the Bankruptcy Code, and consistent with paragraph 2 of Article VI of the United States Constitution, no Governmental Unit shall discriminate against any Reorganized Debtor, or any Entity with which a Reorganized Debtor has been or is associated, solely because such Reorganized Debtor was a Debtor under chapter 11, may have been insolvent before the commencement of the Chapter 11 Cases (or during the Chapter 11 Cases but before such Debtor was granted or denied a discharge), or has not paid a debt that is dischargeable in the Chapter 11 Cases.

G. Release of Liens

Except as otherwise provided in the Exit Financing Documents (including in connection with any express written amendment of any mortgage, deed of trust, Lien, pledge or other security interest under the Exit Financing Documents), the Plan, the Confirmation Order, or in any contract, instrument, release, or other agreement or document created pursuant to the Plan, on the Effective Date and concurrently with the applicable distributions made pursuant to the Plan and, in the case of a Secured Claim, satisfaction in full of the portion of the Secured Claim that is Allowed as of the Effective Date, except for Other Secured Claims that the Debtors elect to Reinstate in accordance with this Plan, all mortgages, deeds of trust, Liens, pledges, or other security interests against any property of the Estates shall be fully released and discharged, and all of the right, title, and interest of any holder of such mortgages, deeds of trust, Liens, pledges, or other security interests shall revert to the Reorganized Debtors and their successors and assigns, in each case, without any further approval or order of the Bankruptcy Court and without any action or Filing being

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required to be made. Any holder of such Secured Claim (and the applicable agents for such holder) shall be authorized and directed, at the sole cost and expense of the Reorganized Debtors, to release any collateral or other property of any Debtor (including any cash collateral and possessory collateral) held by such holder (and the applicable agents for such holder), and to take such actions as may be reasonably requested by the Reorganized Debtors to evidence the release of such Liens and/or security interests, including the execution, delivery, and filing or recording of such releases. The presentation or filing of the Confirmation Order to or with any federal, state, provincial, or local agency, records office, or department shall constitute good and sufficient evidence of, but shall not be required to effect, the termination of such Liens.

To the extent that any holder of a Secured Claim that has been satisfied or discharged in full pursuant to the Plan, or any agent for such holder, has filed or recorded publicly any Liens and/or security interests to secure such holder’s Secured Claim, then as soon as practicable on or after the Effective Date, such holder (or the agent for such holder) shall take any and all steps requested by the Debtors, the Exit Agents or the Reorganized Debtors that are necessary or desirable to record or effectuate the cancellation and/or extinguishment of such Liens and/or security interests, including the making of any applicable filings or recordings (in each case at the sole cost and expense of the Reorganized Debtors), and the Reorganized Debtors shall be entitled to make any such filings or recordings on such holder’s behalf.

H. Reimbursement or Contribution

If the Bankruptcy Court disallows a Claim for reimbursement or contribution of an Entity pursuant to section 502(e)(1)(B) of the Bankruptcy Code, then to the extent that such Claim is contingent as of the Effective Date, such Claim shall be forever disallowed notwithstanding section 502(j) of the Bankruptcy Code, unless prior to the Effective Date (a) such Claim has been adjudicated as noncontingent, or (b) the relevant holder of a Claim has filed a noncontingent Proof of Claim on account of such Claim and a Final Order has been entered determining such Claim as no longer contingent.

I. Recoupment

In no event shall any holder of a Claim be entitled to recoup such Claim against any claim, right, or Cause of Action of the Debtors or the Reorganized Debtors, as applicable, unless such holder actually has performed such recoupment and provided notice thereof in writing to the Debtors on or before the Confirmation Date, notwithstanding any indication in any Proof of Claim or otherwise that such holder asserts, has, or intends to preserve any right of recoupment.

J. Subordination Rights

Any distributions under the Plan to holders of Claims shall be received and retained free from any obligations to hold or transfer the same to any other holder and shall not be subject to levy, garnishment, attachment, or other legal process by any holder by reason of claimed contractual subordination rights. Any such subordination rights shall be waived, and the Confirmation Order shall constitute an injunction enjoining any Entity from enforcing or attempting to enforce any contractual, legal, or equitable subordination rights to property distributed under the Plan, in each case other than as provided in the Plan.

ARTICLE IX.

CONDITIONS PRECEDENT TO THE EFFECTIVE DATE

A. Conditions Precedent to the Effective Date

It shall be a condition to the Effective Date that the following conditions shall have been satisfied or waived pursuant to Article IX.B of this Plan:

a.

the Confirmation Order shall have been entered by the Bankruptcy Court, each of which shall be in form and substance reasonably satisfactory to the Required Parties, and such orders shall have become Final Orders that have not been stayed, modified, or vacated on appeal;

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b.

the Debtors shall not be in default under the DIP Facility or the Final DIP Order (or, to the extent that the Debtors are in default on the proposed Effective Date, such default shall have been waived by the DIP Lenders or cured by the Debtors in a manner consistent with the DIP Facility and the DIP Orders);

c.

the Plan and the Plan Supplement, including any exhibits, schedules, amendments, modifications, or supplements thereto, and inclusive of any amendments, modifications, or supplements made thereto, shall have been Filed in a manner consistent in all respects with the Restructuring Support Agreement and otherwise reasonably acceptable to the Required Parties and any modifications made after the Confirmation Date but prior to the Effective Date shall have been made in accordance with Article X.A of this Plan;

d.

all conditions precedent to the issuance of the New Interests, other than any conditions related to the occurrence of the Effective Date, shall have occurred and the New Interests shall have been issued;

e.

the Exit Financing Documents shall have been executed and delivered by all of the Entities that are parties thereto, all conditions precedent (other than any conditions related to the occurrence of the Effective Date) to the consummation of the Exit Financing shall have been waived or satisfied in accordance with the terms thereof, and the closing of the Exit Financing shall have occurred, in each case, prior to or substantially contemporaneous with the Effective Date;

f.	the New Organizational Documents shall have been duly filed with the applicable authorities in the relevant jurisdictions;

g.

all governmental and material third party approvals and consents, including the Bankruptcy Court approval, necessary in connection with the Restructuring Transactions shall have been obtained, not be subject to unfulfilled conditions, and be in full force and effect, and all applicable waiting periods shall have expired without any action being taken or threatened by any competent authority that would restrain, prevent, or otherwise impose materially adverse conditions on such transactions;

h.

the Restructuring Support Agreement shall not have validly terminated as to all parties thereto and shall be in full force and effect and shall not be the subject of a pending motion to reject, and the Debtors shall be in compliance therewith;

i.

with respect to all documents and agreements necessary to implement the Plan: (1) all conditions precedent to such documents and agreements (other than any conditions precedent related to the occurrence of the Effective Date) shall have been satisfied or waived pursuant to the terms of such documents or agreements; (2) such documents and agreements shall have been tendered for delivery to the required parties and been approved by any required parties and, to the extent required, filed with and approved by any applicable Governmental Units in accordance with applicable laws; and (3) such documents and agreements shall have been effected or executed;

j.

there shall be no ruling, judgment or order issued by any Governmental Unit making illegal, enjoining, or otherwise preventing or prohibiting the consummation of the Restructuring Transactions, unless such ruling, judgment or order has been stayed, reversed or vacated within three (3) Business Days after such issuance;

k.

there shall be no material litigation or investigation by any Governmental Unit involving the Debtors as of the Effective Date that has had, or would reasonably be expected to have, a Material Adverse Effect on the business, financial condition or results of operations of the Reorganized Debtors, taken as a whole;

l.	the Professional Fee Escrow Account shall have been established and funded with the Professional Fee Amount; and

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m.

the Debtors shall have otherwise substantially consummated the applicable Restructuring Transactions, and all transactions contemplated herein, in a manner consistent in all respects with the Restructuring Support Agreement and Plan.

B. Waiver of Conditions Precedent

The conditions to the Effective Date set forth in Article IX.A of this Plan may be waived with the prior written consent of the Required Parties at any time or as otherwise provided in the Restructuring Support Agreement without any notice to any other parties in interest and without any further notice to or action, order, or approval of the Bankruptcy Court, and without any formal action other than proceeding to consummate the Plan. The failure of the Debtors or Reorganized Debtors, as applicable, or the Required Parties, to exercise any of the foregoing rights shall not be deemed a waiver of any other rights, and each such right shall be deemed an ongoing right, which may be asserted at any time.

C. Effect of Non-Occurrence of Conditions to Consummation

If the Effective Date does not occur on or before the termination of the Restructuring Support Agreement with respect to all parties thereto, then: (a) the Plan will be null and void in all respects; (b) nothing contained in the Plan, the Disclosure Statement, or the Restructuring Support Agreement shall: (i) constitute a waiver or release of any Claims, Interests, or Causes of Action by an Entity; (ii) prejudice in any manner the rights of any Debtor or any other Entity; or (iii) constitute an admission, acknowledgment, offer, or undertaking of any sort by any Debtor or any other Entity.

D. Substantial Consummation

“Substantial Consummation” of the Plan, as defined in 11 U.S.C. § 1101(2), shall be deemed to occur on the Effective Date.

ARTICLE X.

MODIFICATION, REVOCATION, OR WITHDRAWAL OF THE PLAN

A. Modification of Plan

Except as otherwise specifically provided in this Plan and subject to the consent rights set forth in the Restructuring Support Agreement, the Debtors reserve the right to modify the Plan, whether such modification is material or immaterial, and seek Confirmation consistent with the Bankruptcy Code and, as appropriate, not resolicit votes on such modified Plan. Subject to those restrictions on modifications set forth in the Plan and the requirements of section 1127 of the Bankruptcy Code, Rule 3019 of the Federal Rules of Bankruptcy Procedure, and, to the extent applicable, sections 1122, 1123, and 1125 of the Bankruptcy Code, each of the Debtors expressly reserves its respective rights to revoke or withdraw, or to alter, amend, or modify the Plan with respect to such Debtor, one or more times, after Confirmation, in each case consistent in all material respects with the terms and conditions set forth in the Restructuring Support Agreement and otherwise acceptable to the Required Parties and, to the extent necessary may initiate proceedings in the Bankruptcy Court to so alter, amend, or modify the Plan, or remedy any defect or omission, or reconcile any inconsistencies in the Plan, the Disclosure Statement, or the Confirmation Order, in such matters as may be necessary to carry out the purposes and intent of the Plan. Notwithstanding anything contained in IX and this Article X.A, the treatment of the Class 6 General Unsecured Claims, including the claims of the Unsecured Notes Trustee, and provisions of this Plan impacting the Committee, its members and the Unsecured Notes Trustee shall not modified without the consent of the Committee.

B. Effect of Confirmation on Modifications

Entry of the Confirmation Order shall constitute approval of all modifications to the Plan occurring after the solicitation of votes thereon pursuant to section 1127(a) of the Bankruptcy Code and a finding that such modifications to the Plan do not require additional disclosure or resolicitation under Bankruptcy Rule 3019.

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C. Revocation or Withdrawal of Plan

Subject to the terms of the Restructuring Support Agreement, the Debtors reserve the right to revoke or withdraw the Plan prior to the Confirmation Date and to File subsequent plans of reorganization. If the Debtors revoke or withdraw the Plan, or if Confirmation or Consummation does not occur, then: (1) the Plan shall be null and void in all respects; (2) any settlement or compromise embodied in the Plan (including the fixing or limiting to an amount certain of any Claim or Interest or Class of Claims or Interests), assumption or rejection of Executory Contracts or Unexpired Leases effected under the Plan, and any document or agreement executed pursuant to the Plan, shall be deemed null and void; and (3) nothing contained in the Plan shall: (a) constitute a waiver or release of any Claims or Interests or Causes of Action by any Entity; (b) prejudice in any manner the rights of such Debtor or any other Entity; or (c) constitute an admission, acknowledgement, offer, or undertaking of any sort by such Debtor or any other Entity; provided, however, that all orders of the Bankruptcy Court and all documents executed pursuant thereto, except the Confirmation Order, shall remain in full force and effect.

ARTICLE XI.

RETENTION OF JURISDICTION

Notwithstanding the entry of the Confirmation Order and the occurrence of the Effective Date, the Bankruptcy Court shall retain exclusive jurisdiction over all matters arising out of, or related to, the Chapter 11 Cases and the Plan pursuant to sections 105(a) and 1142 of the Bankruptcy Code, including jurisdiction to:

a.

allow, disallow, determine, liquidate, classify, estimate, or establish the priority, secured or unsecured status, or amount of any Claim, including the resolution of any request for payment of any Claim and the resolution of any and all objections to the secured or unsecured status, priority, amount, or allowance of Claims;

b.

decide and resolve all matters related to the granting and denying, in whole or in part, any applications for allowance of compensation or reimbursement of expenses to Professionals authorized pursuant to the Bankruptcy Code or the Plan;

c.

resolve any matters related to: (a) the assumption, assumption and assignment, or rejection of any Executory Contract or Unexpired Lease to which a Debtor is party or with respect to which a Debtor may be liable and to hear, determine, and, if necessary, liquidate, any Claims arising therefrom, including Cures pursuant to section 365 of the Bankruptcy Code; (b) any potential contractual obligation under any Executory Contract or Unexpired Lease that is assumed; (c) the Reorganized Debtors amending, modifying, or supplementing, after the Effective Date, any Executory Contracts or Unexpired Leases to the list of Executory Contracts and Unexpired Leases to be assumed or rejected or otherwise; and (d) any dispute regarding whether a contract or lease is or was executory or expired;

d.

ensure that distributions to holders of Allowed Claims are accomplished pursuant to the provisions of the Plan and adjudicate any and all disputes arising from or relating to distributions under the Plan;

e.

adjudicate, decide, or resolve any motions, adversary proceedings, contested or litigated matters, and any other matters, and grant or deny any applications involving a Debtor that may be pending on the Effective Date;

f.	adjudicate, decide, or resolve any and all matters related to section 1141 of the Bankruptcy Code;

g.

enter and implement such orders as may be necessary to execute, implement, or consummate the provisions of the Plan and all contracts, instruments, releases, indentures, and other agreements or documents created or entered into in connection with the Plan or the Disclosure Statement, including the Restructuring Support Agreement;

h.	enforce any order for the sale of property pursuant to sections 363, 1123, or 1146(a) of the Bankruptcy Code;

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i.	grant any consensual request to extend the deadline for assuming or rejecting Unexpired Leases pursuant to section 365(d)(4) of the Bankruptcy Code;

j.

resolve any cases, controversies, suits, disputes, or Causes of Action that may arise in connection with the Consummation, interpretation, or enforcement of the Plan or any Entity’s obligations incurred in connection with the Plan;

k.	issue injunctions, enter and implement other orders, or take such other actions as may be necessary or appropriate to restrain interference by any Entity with Consummation or enforcement of the Plan;

l.

resolve any cases, controversies, suits, disputes, or Causes of Action with respect to the releases, injunctions, exculpations, and other provisions contained in Article VIII hereof and enter such orders as may be necessary or appropriate to implement such releases, injunctions, and other provisions;

m.

resolve any cases, controversies, suits, disputes, or Causes of Action with respect to the repayment or return of distributions and the recovery of additional amounts owed by the holder of a Claim or Interest for amounts not timely repaid pursuant to Article VI hereof;

n.	enter and implement such orders as are necessary or appropriate if the Confirmation Order is for any reason modified, stayed, reversed, revoked, or vacated;

o.

determine any other matters that may arise in connection with or relate to the Plan, the Plan Supplement, the Disclosure Statement, the Confirmation Order, or any contract, instrument, release, indenture, or other agreement or document created in connection with the Plan or the Disclosure Statement, including the Restructuring Support Agreement;

p.	enter an order concluding or closing the Chapter 11 Cases;

q.	adjudicate any and all disputes arising from or relating to distributions under the Plan;

r.	consider any modifications of the Plan, to cure any defect or omission, or to reconcile any inconsistency in any Bankruptcy Court order, including the Confirmation Order;

s.	determine requests for the payment of Claims entitled to priority pursuant to section 507 of the Bankruptcy Code;

t.

hear and determine disputes arising in connection with the interpretation, implementation, or enforcement of the Plan or the Confirmation Order, including disputes arising under agreements, documents, or instruments executed in connection with the Plan;

u.	hear and determine matters concerning state, local, and federal taxes in accordance with sections 346, 505, and 1146 of the Bankruptcy Code;

v.	hear and determine matters concerning exemptions from state and local federal registration requirements in accordance with section 1145 of the Bankruptcy Code;

w.

hear and determine all disputes involving the existence, nature, scope, or enforcement of any exculpations, discharges, injunctions, and releases granted in the Plan, including under Article VIII hereof;

x.	enforce all orders previously entered by the Bankruptcy Court; and

y.	hear any other matter not inconsistent with the Bankruptcy Code.

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Notwithstanding the foregoing, with respect to agencies of the federal government having statutory grants of jurisdiction, the Bankruptcy Court’s retention of jurisdiction shall be to the fullest extent permitted by law. As of the Effective Date, notwithstanding anything in this Article XI to the contrary, the New Organizational Documents and the Exit Financing Documents and any documents related thereto shall be governed by the jurisdictional provisions therein and the Bankruptcy Court shall not retain jurisdiction with respect thereto.

ARTICLE XII.

MISCELLANEOUS PROVISIONS

A. Immediate Binding Effect

Notwithstanding Bankruptcy Rules 3020(e), 6004(h), or 7062 or otherwise, upon the occurrence of the Effective Date, the terms of the Plan (including, for the avoidance of doubt, the documents and instruments contained in the Plan Supplement) shall be immediately effective and enforceable and deemed binding upon the Debtors, the Reorganized Debtors, and any and all holders of Claims or Interests (irrespective of whether such Claims or Interests are deemed to have accepted the Plan), all Entities that are parties to or are subject to the settlements, compromises, releases, discharges, exculpations, and injunctions described in the Plan, each Entity acquiring property under the Plan, and any and all non-Debtor parties to Executory Contracts and Unexpired Leases with the Debtors. All Claims and Interests shall be as fixed, adjusted, or compromised, as applicable, pursuant to the Plan regardless of whether any holder of a Claim or Interest has voted on the Plan.

B. Additional Documents

On or before the Effective Date, the Debtors may File with the Bankruptcy Court such agreements and other documents as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan;. The Debtors or the Reorganized Debtors, as applicable, and all holders of Claims and Interests receiving distributions pursuant to the Plan and all other parties in interest shall, from time to time, prepare, execute, and deliver any agreements or documents and take any other actions as may be necessary or advisable to effectuate the provisions and intent of the Plan.

C. Dissolution of the Committee

On the Effective Date, any statutory committee appointed in the Chapter 11 Cases shall dissolve and members thereof and their respective professionals shall be released and discharged from all rights and duties from or related to the Chapter 11 Cases. The Reorganized Debtors shall no longer be responsible for paying any fees or expenses incurred by the members of or advisors to any statutory committees after the Effective Date. The Committee shall continue to exist to prosecute the fee applications of its professionals post-Effective Date.

D. Payment of Statutory Fees

All fees payable pursuant to 28 U.S.C. § 1930(a) shall be paid in accordance with Article II.E of this Plan.

E. Reservation of Rights

Except as expressly set forth in the Plan, the Plan shall have no force or effect unless the Bankruptcy Court shall enter the Confirmation Order, and the Confirmation Order shall have no force or effect if the Effective Date does not occur. None of the Filing of the Plan, any statement or provision contained in the Plan, or the taking of any action by any Debtor with respect to the Plan, the Disclosure Statement, or the Plan Supplement shall be or shall be deemed to be an admission or waiver of any rights of any Debtor with respect to the holders of Claims or Interests prior to the Effective Date.

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F. Successors and Assigns

The rights, benefits, and obligations of any Entity named or referred to in the Plan shall be binding on, and shall inure to the benefit of any heir, executor, administrator, successor or assign, Affiliate, officer, manager, director, agent, representative, attorney, beneficiaries, or guardian, if any, of each Entity.

G. Service of Documents

All notices, requests, and demands to or upon the Debtors to be effective shall be in writing (including by facsimile transmission) and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when actually delivered or, in the case of notice by facsimile transmission, when received and telephonically confirmed, addressed as follows:

Reorganized Debtors	Ultra Petroleum Corp.
116 Inverness Drive East, Suite 400
Englewood, Colorado 80112
	Attn:	General Counsel

Counsel to the Debtors	Kirkland & Ellis LLP
300 North LaSalle
Chicago, Illinois 60654
	Attn:	David R. Seligman, P.C.
Brad Weiland

Kirkland & Ellis LLP
601 Lexington Avenue
New York, New York 10022
	Attn:	Christopher T. Greco, P.C.

Kirkland & Ellis LLP
1301 Pennsylvania Avenue N.W.
Washington, D.C. 20004
	Attn:	AnnElyse S. Gains

	Jackson	Walker L.L.P.
1401 McKinney Street, Suite 1900
Houston, Texas 77010
	Attn:	Matthew D. Cavenaugh
Jennifer F. Wertz
Kristhy M. Peguero

The U.S. Trustee	Office of the United States Trustee
for the Southern District of Texas
515 Rusk Street, Suite 3401
Houston, Texas 77002

After the Effective Date, the Reorganized Debtors have the authority to send a notice to Entities that to continue to receive documents pursuant to Bankruptcy Rule 2002, such Entity must file a renewed request to receive documents pursuant to Bankruptcy Rule 2002. After the Effective Date, the Reorganized Debtors are authorized to limit the list of Entities receiving documents pursuant to Bankruptcy Rule 2002 to those Entities who have Filed such renewed requests.

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H. Term of Injunctions or Stays

Unless otherwise provided herein or in the Confirmation Order, all injunctions or stays in effect in the Chapter 11 Cases (pursuant to sections 105 or 362 of the Bankruptcy Code or any order of the Bankruptcy Court) and existing on the Confirmation Date (excluding any injunctions or stays contained in the Plan or the Confirmation Order) shall remain in full force and effect until the Effective Date. All injunctions or stays contained in the Plan or the Confirmation Order shall remain in full force and effect in accordance with their terms.

I. Entire Agreement

Except as otherwise indicated, the Plan supersedes all previous and contemporaneous negotiations, promises, covenants, agreements, understandings, and representations on such subjects, all of which have become merged and integrated into the Plan.

J. Plan Supplement

After any of such documents included in the Plan Supplement are filed, copies of such documents shall be made available upon written request to the Debtors’ counsel at the address above or by downloading such exhibits and documents from http://cases.primeclerk.com/ultrapetroleum or the Bankruptcy Court’s website at http://www.txs.uscourts.gov. Unless otherwise ordered by the Bankruptcy Court, to the extent any document in the Plan Supplement is inconsistent with the terms of the Plan, the Plan shall control.

K. Nonseverability of Plan Provisions

If, prior to Confirmation, any term or provision of the Plan is held by the Bankruptcy Court to be invalid, void, or unenforceable, the Bankruptcy Court shall have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void, or unenforceable, and such term or provision shall then be applicable as altered or interpreted. Notwithstanding any such holding, alteration, or interpretation, the remainder of the terms and provisions of the Plan will remain in full force and effect and will in no way be affected, impaired, or invalidated by such holding, alteration, or interpretation. The Confirmation Order shall constitute a judicial determination and shall provide that each term and provision of the Plan, as it may have been altered or interpreted in accordance with the foregoing, is: (1) valid and enforceable pursuant to its terms; (2) integral to the Plan and may not be deleted or modified without the consent of the Required Parties (it being understood that the Required Parties’ consent may not be unreasonably withheld), consistent with the terms set forth herein and in the Restructuring Support Agreement; and (3) nonseverable and mutually dependent.

L. Votes Solicited in Good Faith

Upon entry of the Confirmation Order, the Debtors will be deemed to have solicited votes on the Plan in good faith and in compliance with section 1125(g) of the Bankruptcy Code, and pursuant to section 1125(e) of the Bankruptcy Code, the Debtors and each of their respective Affiliates, agents, representatives, members, principals, shareholders, officers, directors, managers, employees, advisors, and attorneys will be deemed to have participated in good faith and in compliance with the Bankruptcy Code in the offer, issuance, sale, and purchase of securities offered and sold under the Plan and any previous plan, and, therefore, neither any of such parties or individuals or the Reorganized Debtors will have any liability for the violation of any applicable law, rule, or regulation governing the solicitation of votes on the Plan or the offer, issuance, sale, or purchase of the Securities offered and sold under the Plan and any previous plan.

M. Closing of Chapter 11 Cases

The Reorganized Debtors shall, promptly after the full administration of the Chapter 11 Cases, File with the Bankruptcy Court all documents required by Bankruptcy Rule 3022 and any applicable order of the Bankruptcy Court to close the Chapter 11 Cases; provided that, following the Effective Date, the Reorganized Debtors may seek to close certain of the Chapter 11 Cases that have been fully administered, notwithstanding the fact that reconciliation of Claims is ongoing.

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N. Waiver or Estoppel

Each holder of a Claim shall be deemed to have waived any right to assert any argument, including the right to argue that its Claim should be Allowed in a certain amount, in a certain priority, secured or not subordinated by virtue of an agreement made with the Debtors or their counsel, or any other Entity, if such agreement or the Debtors or Reorganized Debtors’ right to enter into settlements was not disclosed in the Plan, the Disclosure Statement, or papers Filed with the Bankruptcy Court or the Notice and Claims Agent prior to the Confirmation Date.

O. Creditor Default

An act or omission by a holder of a Claim or an Interest in contravention of the provisions of this Plan shall be deemed an event of default under this Plan. Upon an event of default, the Reorganized Debtors may seek to hold the defaulting party in contempt of the Confirmation Order and shall be entitled to reasonable attorneys’ fees and costs of the Reorganized Debtors in remedying such default. Upon the finding of such a default by a creditor, the Bankruptcy Court may: (a) designate a party to appear, sign and/or accept the documents required under the Plan on behalf of the defaulting party, in accordance with Bankruptcy Rule 7070; (b) enforce the Plan by order of specific performance; (c) award judgment against such defaulting creditor in favor of the Reorganized Debtor in an amount, including interest, to compensate the Reorganized Debtors for the damages caused by such default; and (d) make such other order as may be equitable that does not materially alter the terms of the Plan.

Dated: August 19, 2020	ULTRA PETROLEUM CORP. on behalf of itself and all other Debtors

/s/ David W. Honeyfield
David W. Honeyfield
SVP and Chief Financial Officer

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